UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PULITZER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Pulitzer Inc. Class B common stock, par value $0.01 per share, of Pulitzer Inc.

(2)	Aggregate number of securities to which transaction applies:
10,382,844 shares of common stock
11,469,398 shares of Class B common stock
Stock options to purchase an aggregate of 2,308,996 shares of common stock
Restricted stock units for an aggregate of 139,680 shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$64.00 per share of common stock $64.00 per share of Class B common stock

$64.00 minus weighted average exercise price of $45.53 for options to purchase an aggregate of 2,308,996 shares of common stock

$64.00 per share of common stock covered by restricted stock units for an aggregate of 139,680 shares of common stock

As of February 25, 2005, there were (i) 10,382,844 shares of common stock outstanding, (ii) 11,469,398 shares of Class B common stock outstanding, (iii) options to purchase an aggregate of 2,308,996 shares of common stock and (iv) restricted stock units for an aggregate of 139,680 shares of common stock. In the merger described in the accompanying proxy statement, (i) each share of common stock will (subject to appraisal rights) be converted into the right to receive $64.00 in cash, (ii) each share of Class B common stock will (subject to appraisal rights) be converted into the right to receive $64.00 in cash, (iii) each holder of an option will be entitled to receive an amount in cash determined by multiplying the excess of $64.00 per share over the applicable exercise price of such option by the number of shares covered by such option and (iv) each restricted stock unit will be converted into the right to receive $64.00 in cash for each share of common stock covered by such restricted stock unit.

The filing fee of $170,680.32 was calculated pursuant to applicable rules and orders of the Commission and is equal to $117.70 per $1,000,000 of the proposed aggregate merger consideration of $1,450,130,164, which represents the sum of (a) the product of 10,382,844 issued and outstanding shares of common stock and merger consideration of $64.00 per share, (b) the product of 11,469,398 issued and outstanding shares of Class B common stock and merger consideration of $64.00 per share, (c) the product of (i) 2,308,996 shares of common stock underlying options and (ii) the difference between $64.00 per share and the weighted average exercise price of such options of $45.53 per share and (d) the product of restricted stock units covering 139,680 shares of common stock and merger consideration of $64.00 per share.

(4)	Proposed maximum aggregate value of transaction: $1,450,130,164

(5)	Total fee paid: $170,680.32

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

900 North Tucker Boulevard
St. Louis, Missouri 63101
(314) 340-8000
                    , 2005
Dear Fellow Stockholder:
      You are cordially invited to attend a special meeting of stockholders of Pulitzer Inc. to be held at                     , Eastern Daylight Time, on                     , 2005, at                          .
      At the special meeting, you will be asked to consider and vote to adopt an Agreement and Plan of Merger, dated as of January 29, 2005, by and among Pulitzer, LP Acquisition Corp. and Lee Enterprises, Incorporated, pursuant to which LP Acquisition Corp. will be merged into Pulitzer and Pulitzer will become an indirect wholly-owned subsidiary of Lee. Upon the merger becoming effective, you will be entitled to receive $64.00 in cash for each share of common stock or Class B common stock that you own.
      Our board of directors, by unanimous vote, has determined that the merger agreement and the merger are advisable and fair to and in the best interests of Pulitzer and Pulitzer’s stockholders, has declared the merger agreement advisable and that the merger consideration to be paid for our common stock and Class B common stock is fair to the holders of such shares, and has approved and adopted the merger agreement and the merger. Our board of directors unanimously recommends that Pulitzer’s stockholders vote “FOR” adoption of the merger agreement.
      In arriving at its recommendation, the board of directors carefully considered a number of factors described in the accompanying proxy statement. One of the factors considered was the written opinion of Goldman, Sachs & Co. (“Goldman Sachs”) which acted as financial advisor to us in connection with the merger, that, based upon and subject to the factors and assumptions set forth in Goldman Sachs’ opinion dated January 29, 2005, as of the date of the opinion, the $64.00 per share in cash to be received by the holders of the outstanding shares of our common stock and Class B common stock, taken in the aggregate, pursuant to the merger agreement is fair from a financial point of view to those holders. The full text of this opinion is attached as Annex B to the accompanying proxy statement, and the opinion should be read in its entirety. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of our common stock or Class B common stock should vote with respect to the merger.
      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of Pulitzer’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Pulitzer from documents we have filed with the Securities and Exchange Commission.
      Your vote is important regardless of the number of shares of Pulitzer’s common stock and Class B common stock you own. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the aggregate voting power of our issued and outstanding shares of common stock and Class B common stock entitled to vote, voting together as a single class, a failure to vote will have the same effect as a vote against adoption of the merger agreement. Accordingly, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided or by registering your vote by telephone or on the Internet, whether or not you plan to attend the special meeting.
      Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
      Thank you for your cooperation.

Very truly yours,

Michael E. Pulitzer
Chairman of the Board

Robert C. Woodworth
President and Chief Executive Officer
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the fairness or merits of the merger or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.
      This proxy statement is dated                    , 2005, and is first being mailed to stockholders on or about                     , 2005.

PRELIMINARY COPY
PULITZER INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

        A special meeting of stockholders of Pulitzer Inc., a Delaware corporation, will be held at                     , on                     , 2005, at                     Eastern Daylight Time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 29, 2005, by and among Pulitzer Inc., LP Acquisition Corp. and Lee Enterprises, Incorporated, pursuant to which LP Acquisition Corp. will be merged with and into Pulitzer, Pulitzer will become an indirect wholly-owned subsidiary of Lee, and each outstanding share of common stock and Class B common stock, par value $0.01 per share, of Pulitzer Inc. will be converted into the right to receive $64.00 in cash, without interest; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
      Stockholders of record on [March 23], 2005 will be entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. A list of these stockholders will be available for inspection ten days prior to the special meeting at Pulitzer’s executive offices, located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.
      Holders of Pulitzer’s common stock and Class B common stock have the right to exercise appraisal rights and obtain payment in cash of the fair value of their common stock and Class B common stock as appraised by the Delaware Court of Chancery under applicable provisions of Delaware law. This amount could be more, the same as, or less than the value a stockholder would be entitled to receive under the terms of the merger agreement. In order to perfect and exercise their appraisal rights, stockholders must deliver written demand to Pulitzer for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and must not vote in favor of adoption of the merger agreement. A copy of the applicable Delaware statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Appraisal Rights” in the accompanying proxy statement.
      The adoption of the merger agreement requires the approval of the holders of a majority of the aggregate voting power of the outstanding shares of Pulitzer’s common stock and Class B common stock entitled to vote thereon, voting together as a single class. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote by telephone or on the Internet and thus ensure that your shares will be represented at the special meeting if you are unable to attend. Your failure to return your proxy card or to register your vote by telephone or on the Internet will have the same effect as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

      Stockholders are requested to complete, sign, date and return the enclosed form of proxy in the enclosed prepaid envelope or to register their vote by telephone or on the Internet by following the instructions on the proxy card.
      Our board of directors unanimously recommends that Pulitzer’s stockholders vote “FOR” adoption of the merger agreement.

By Order of the Board of Directors

James V. Maloney
Secretary

i

ii

SUMMARY TERM SHEET
      This summary term sheet does not contain all of the information that is important to you. You should carefully read the entire proxy statement, including the annexes, to fully understand the merger. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger. In addition, we incorporate by reference important business and financial information about us in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 68. In this proxy statement, the terms “we,” “us,” “our,” “Pulitzer” and “our company” refer to Pulitzer Inc. and its subsidiaries and affiliated entities. In this proxy statement, we refer to Lee Enterprises, Incorporated as “Lee” and LP Acquisition Corp. as “purchaser.”
The Proposed Transaction

Stockholder Vote
      You are being asked to vote to adopt a merger agreement with respect to a merger in which purchaser will merge with and into Pulitzer. As a result of the merger, Pulitzer will become an indirect wholly-owned subsidiary of Lee. Following the merger, our common stock will no longer be listed on the New York Stock Exchange. Our existing stockholders will no longer have an equity interest in Pulitzer and will not participate in any potential future earnings and growth of Pulitzer.

Consideration For Your Stock
      Following completion of the merger, you will be entitled to receive $64.00 in cash, without interest, for each of your shares of our common stock or Class B common stock.

Lee

•	Lee and its subsidiaries are in the business of newspaper publishing and associated online services. See “The Parties to the Merger” beginning on page 10.

Purchaser

•	LP Acquisition Corp. is a corporation formed by Lee for the purpose of facilitating the merger. The capital stock of LP Acquisition Corp. is indirectly held by Lee. See “The Parties to the Merger” beginning on page 10.

Pulitzer

•	Pulitzer and its subsidiaries and affiliated entities are a newspaper publishing company with integrated Internet operations in 14 United States markets. See “The Parties to the Merger” beginning on page 10.
Board Recommendation
      Our board of directors, by unanimous vote, has determined that the merger agreement and the merger are advisable and fair to and in the best interests of Pulitzer and Pulitzer’s stockholders, has declared the merger agreement advisable and that the merger consideration to be paid for our common stock and Class B common stock is fair to the holders of such shares, and has approved and adopted the merger agreement and the merger. Our board of directors unanimously recommends that Pulitzer’s stockholders vote “FOR” adoption of the merger agreement. See “The Merger — Board Recommendation” beginning on page 24.

Reasons For the Merger
      Our board of directors carefully considered the terms of the proposed transaction and approved the merger based on a number of factors. For a discussion of these reasons, see “The Merger — Reasons For the Merger” beginning on page 22.
Opinion of our Financial Advisor
      Goldman, Sachs & Co. (“Goldman Sachs”) acted as financial advisor to us in connection with the merger. Goldman Sachs delivered an oral opinion to our board of directors, subsequently confirmed in writing, to the effect that, as of January 29, 2005, and based upon and subject to the factors and assumptions set forth in the opinion, the $64.00 per share in cash to be received by the holders of the outstanding shares of our common stock and Class B common stock, taken in the aggregate, pursuant to the merger agreement is fair from a financial point of view to those holders.
      The full text of the written opinion of Goldman Sachs, dated January 29, 2005, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of our common stock or Class B common stock should vote with respect to the merger. The opinion should be read in its entirety. See “The Merger — Opinion of our Financial Advisor” beginning on page 29.
Financing For the Merger
      In connection with the merger, Lee has informed us that its payments are expected to be funded by debt financing and unrestricted cash of Lee and Pulitzer available at closing. Lee has also informed us that it has received a commitment letter from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., SunTrust Bank and SunTrust Capital Markets, Inc. to provide the debt financing. See “The Merger — Financing For the Merger” beginning on page 39.
Material United States Federal Income Tax Consequences
      The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in the shares of Pulitzer common stock and Class B common stock which you own. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you. See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 45.
The Special Meeting of our Stockholders

Place, Date and Time
      The special meeting will be held at                     , Eastern Daylight Time, on                     , 2005 at                     .

The Vote Required For Adoption of the Merger Agreement
      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the aggregate voting power of our issued and outstanding shares of common stock and Class B common stock entitled to vote, voting together as a single class. The failure to vote will have the same effect as a vote against adoption of the merger agreement. We expect all of the outstanding shares of our common stock and Class B common stock owned by our directors and executive officers, including for this purpose David E. Moore, a director emeritus, representing approximately 86.7% of the aggregate voting power of the outstanding shares of our common stock and Class B common stock as of February 25, 2005, to be voted in favor of the proposal to adopt the merger agreement. See “The Special Meeting of our Stockholders — Vote Required; Quorum” beginning on page 11.

Who Can Vote At the Meeting
      You can vote at the special meeting all of the shares of our common stock and Class B common stock you own of record as of [March 23], 2005, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from that person and vote the shares yourself at the meeting. As of [March 23], 2005, there were                      shares of our common stock outstanding held by approximately                     holders of record. As of [March 23], 2005, there were                      shares of our Class B common stock outstanding held by approximately                     holders of record. See “The Special Meeting of our Stockholders — Vote Required; Quorum” beginning on page 11.

Procedure For Voting
      You can vote shares you hold of record by attending the special meeting and voting in person, by mailing the enclosed proxy card or by registering your vote by telephone or on the Internet. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted, which will have the same effect as a vote against adoption of the merger agreement. See “The Special Meeting of our Stockholders — Vote Required; Quorum” beginning on page 11.

How To Revoke Your Proxy
      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.
Appraisal Rights
      Delaware law provides you with statutory appraisal rights in connection with the merger. This means that if you are not satisfied with the amount you will be entitled to receive as a result of the merger, you may (provided that you comply with the applicable requirements of Delaware law) have the “fair value” of your shares determined by the Delaware Court of Chancery and receive payment for your shares in cash based on that valuation. The amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have been entitled to receive under the merger agreement.
      To exercise your appraisal rights, you must deliver written demand to Pulitzer for appraisal of your shares before the taking of the vote on the merger agreement at the special meeting and you must not vote in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 66.
Our Stock Price
      Shares of our common stock are listed on the New York Stock Exchange under the trading symbol “PTZ.” On January 28, 2005, which was the last trading day before we announced the merger, our common stock closed at $62.90 per share. On                     , 2005, which was the last practicable trading day before this proxy statement was printed, our common stock closed at $           per share. See “Our Stock Price” beginning on page 61.
      Shares of our Class B common stock do not trade publicly.

When the Merger will be Completed
      We are working to complete the merger as soon as possible. We anticipate completing the merger in the second quarter of 2005, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions to the merger described below. See “The Merger Agreement — Conditions to the Merger” beginning on page 57.
Non-Solicitation; Other Offers
      The merger agreement contains restrictions on our ability to solicit, engage in discussions or negotiations with or disclose nonpublic information to a third party regarding a proposal to acquire a significant interest in our company. Notwithstanding these restrictions, under certain circumstances, our board of directors may negotiate or engage in discussions with or disclose nonpublic information to a party that makes a proposal for an alternative acquisition that our board of directors determines could reasonably be expected to result in a superior proposal. The merger agreement obligates our board of directors not to withdraw or modify, or to take any action that would be inconsistent with, our board of directors’ approval of the merger agreement and the merger or with our board of directors’ recommendation to stockholders to vote for adoption of the merger agreement. Notwithstanding these obligations, under certain circumstances, our board of directors is permitted not to recommend adoption of the merger agreement to our stockholders, or to withdraw or modify its recommendation that our stockholders adopt the merger agreement. See “The Merger Agreement — No Solicitation; Other Offers” beginning on page 52.
Conditions to the Merger
      The merger agreement is subject to the approval of the affirmative vote of the holders of a majority of the aggregate voting power of our issued and outstanding shares of common stock and Class B common stock entitled to vote, voting together as a single class, as well as other conditions. See “The Merger Agreement — Conditions to the Merger” beginning on page 57.
Termination of the Merger Agreement
      The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time of the merger, whether before or after our stockholders have adopted the merger agreement, by mutual written consent. In addition, upon the occurrence of various events specified in the merger agreement, Lee or we may terminate the merger agreement before the effective time of the merger. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 59 and “The Merger Agreement — Fees and Expenses” beginning on page 60.
Fees and Expenses
      We have agreed to pay Lee a termination fee of $55 million if Lee or we terminate the merger agreement in specified circumstances. We have agreed to pay Lee a fee of $30 million plus Lee’s actual documented expenses (not to exceed $12 million) if Lee or we terminate the merger agreement because our stockholders have not adopted the merger agreement at the special meeting described in this proxy statement. See “The Merger Agreement — Fees and Expenses” beginning on page 60.
Employee and Director Benefits
      The merger agreement contains a number of provisions relating to the compensation and benefits that certain of our employees and directors will receive in connection with and following the merger. Among other items, these provisions address salary and bonus opportunities, post-retirement group welfare benefits, severance protection, supplemental pension benefits, and the cashout of both vested and non-vested outstanding stock options and other equity compensation awards. See “The Merger Agreement — Employee and Director Benefits” beginning on page 54.

Interests of our Directors and Executive Officers in the Merger
      Our executive officers and certain of our directors have interests in the merger that are different from, or in addition to, those of other stockholders. These interests include compensation and employee benefit-related protections applicable to employees generally. See “The Merger Agreement — Employee and Director Benefits” beginning on page 54, and “The Merger Agreement — Stock Options and Other Equity Awards” beginning on page 48. Other interests include:

•	special severance protection and other payments for our executive officers under our executive transition plan and related agreements;

•	transaction-related and retention incentive compensation opportunities for our executive officers and other designated employees;

•	the accelerated termination of and payout of future consulting and advisory fees under the 1999 employment and consulting agreement with the chairman of our board of directors;

•	the potential settlement of certain life insurance arrangements covering our chief executive officer and four of our former senior executives (three of whom are directors); and

•	ongoing fees and a contingent success bonus to a law firm and a contingent fee to a financial advisory services firm that Pulitzer has engaged in connection with the merger. Both contingent amounts are payable upon completion of the merger. A director of Pulitzer is a partner in the law firm and another director of Pulitzer is an executive officer of the financial advisory services firm.
      In addition, certain indemnification and insurance arrangements for our current and former directors and officers will be continued for at least six years following the closing date of the merger. See “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page 24.
Shares Held by Directors and Executive Officers
      We expect all of the outstanding shares of our common stock and Class B common stock owned by our directors and executive officers, including for this purpose David E. Moore, a director emeritus, representing approximately 86.7% of the aggregate voting power of the outstanding shares of our common stock and Class B common stock as of February 25, 2005, to be voted in favor of the proposal to adopt the merger agreement. See “Security Ownership by Certain Beneficial Owners and Management” beginning on page 63.
Payment For the Shares
      Lee has appointed Wells Fargo Bank, N.A. as paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. Do not send in your Pulitzer share certificates now. See “The Merger Agreement — Payment For the Shares” beginning on page 47.
Questions
      If, after reading this proxy statement, you have additional questions about the merger or other matters discussed in this proxy statement, you should contact our Secretary:

James V. Maloney
900 North Tucker Boulevard
St. Louis, Missouri 63101
Telephone: (314) 340-8402
Fax: (314) 340-3125

QUESTIONS AND ANSWERS ABOUT THE MERGER
      The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including the annexes.

Q:	What is the proposed transaction that I am being asked to vote on?

A:	The proposed transaction is the acquisition of Pulitzer by a subsidiary of Lee pursuant to an Agreement and Plan of Merger dated as of January 29, 2005 by and among Pulitzer, LP Acquisition Corp. and Lee. Once the merger agreement has been adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, purchaser will merge with and into Pulitzer. Pulitzer will be the surviving corporation in the merger and will become an indirect wholly-owned subsidiary of Lee, and the directors and officers of LP Acquisition Corp. will become the directors and officers of the surviving corporation.

Q:	What will Pulitzer stockholders receive in the merger?

A:	After completion of the merger, Pulitzer stockholders will be entitled to receive $64.00 in cash, without interest, for each share of our common stock or Class B common stock that they own. For example, if you own 100 shares of our common stock, you will be entitled to receive $6,400.00 in cash in exchange for your Pulitzer common stock.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at , on , 2005, at Eastern Daylight Time.

Q:	Who can vote at the special meeting?

A:	Holders of Pulitzer common stock and Class B common stock at the close of business on [March 23], 2005, the record date for the special meeting, may vote in person or by proxy at the special meeting.

Q:	How many votes do I have?

A:	Holders of Pulitzer common stock have one vote for each share of Pulitzer common stock owned at the close of business on [March 23], 2005, the record date for the special meeting. Holders of Pulitzer Class B common stock have ten votes for each share of Pulitzer Class B common stock owned at the close of business on [March 23], 2005, the record date for the special meeting.

Q:	What vote of Pulitzer stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the aggregate voting power of the shares of our common stock and Class B common stock outstanding at the close of business on the record date, voting together as a single class, must vote “FOR” adoption of the merger agreement.

Q:	How does Pulitzer’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that Pulitzer’s stockholders vote “FOR” the proposal to adopt the merger agreement. You should read “The Merger — Reasons For the Merger” beginning on page 22 for a discussion of the factors that our board of directors considered in deciding to unanimously recommend the adoption of the merger agreement.

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in the section of the proxy statement entitled “The Merger Agreement — Conditions to the Merger” beginning on page 57. These conditions include, among others, obtaining stockholder approval. If these conditions are not satisfied or waived, the merger will not be completed.

Q:	How will Lee finance the merger?

A:	Lee has informed us that its payments are expected to be funded by debt financing and unrestricted cash of Lee and Pulitzer available at closing. Lee has also informed us that it has received a commitment letter from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., SunTrust Bank and SunTrust Capital Markets, Inc. to provide the debt financing. See “The Merger — Financing For the Merger” beginning on page 39.

Q:	When do you expect the merger to be completed?

A:	If the merger agreement is adopted and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the second quarter of 2005. Because the merger is subject to a number of conditions, however, the exact timing of the merger cannot be determined.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $64.00 in cash for each share of our common stock or Class B common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and you generally will be required to recognize gain or loss measured by the difference, if any, between $64.00 per share and your adjusted tax basis in that share. You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 45 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular situation. Accordingly, you should also consult your own tax advisor on the tax consequences of the merger to you.

Q:	Do the directors and executive officers have interests in the merger that are different from, or in addition to, mine?

A:	Yes. Our executive officers and certain of our directors have interests in the merger that are different from, or in addition to, those of other stockholders. These interests include compensation and employee benefit-related protections applicable to employees generally. See “The Merger Agreement — Employee and Director Benefits” beginning on page 54, and “The Merger Agreement — Stock Options and Other Equity Awards” beginning on page 48. Other interests include:

• special severance protection and other payments for our executive officers under our executive transition plan and related agreements;

• transaction-related and retention incentive compensation opportunities for our executive officers and other designated employees;

• the accelerated termination of and payout of future consulting and advisory fees under the 1999 employment and consulting agreement with the chairman of our board of directors;

• the potential settlement of certain life insurance arrangements covering our chief executive officer and four of our former senior executives (three of whom are directors); and

• ongoing fees and a contingent success bonus to a law firm and a contingent fee to a financial advisory services firm that Pulitzer has engaged in connection with the merger. Both contingent amounts are payable upon completion of the merger. A director of Pulitzer is a partner in the law firm and another director of Pulitzer is an executive officer of the financial advisory services firm.

In addition, certain indemnification and insurance arrangements for our current and former directors and officers will be continued for at least six years following the closing date of the merger. See “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page 24.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under the Delaware General Corporation Law, holders of our common stock and Class B common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement at the special meeting and they otherwise comply with the Delaware law requirements explained in this proxy statement. See “Appraisal Rights” beginning on page 66.

Q:	How long after the effective date of the merger will I receive the cash payment for my shares?

A:	We expect the paying agent to distribute letters of transmittal within approximately [ ] days after the effective date of the merger. You should expect payment for your shares approximately [ ] days after the paying agent receives your properly completed letter of transmittal and stock certificates.

Q:	What will happen to shares in my account under Pulitzer’s employee stock purchase plans?

A:	The Pulitzer stock owned by you under Pulitzer’s employee stock purchase plans is held for your account by A.G. Edwards in “street name.” You will be entitled to direct A.G. Edwards how to vote your plan shares. In general, unless you exercise your appraisal rights, A.G. Edwards will exchange your plan shares for cash at the rate of $64.00 per share as part of the merger. The cash for your shares, including any fractional share, will be credited to your A.G. Edwards account. You will be able to access the cash proceeds from the exchange of your shares in the merger as soon as the proceeds are received by A.G. Edwards and credited to your plan account. We anticipate this process will be completed within a couple of weeks after the merger closing date. You should follow the instructions to be provided by A.G. Edwards, including the completion and return of any form it may forward to you.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or register your vote by telephone or on the Internet by following the instructions on the proxy card as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:	Why is my vote important?

A:	Whether or not you vote for adoption of the merger agreement, if the merger agreement is adopted and the other conditions to the merger are satisfied or waived, you will be entitled to receive the merger consideration for your shares of our common stock and Class B common stock upon completion of the merger, unless you exercise your appraisal rights. However, because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the aggregate voting power of our issued and outstanding shares of common stock and Class B common stock entitled to vote (not just the common stock and Class B common stock actually voting), if you do not vote, it will have the same effect as a vote against adoption of the merger agreement. We expect all of the outstanding shares of our common stock and Class B common stock owned by our directors and executive officers, including for this purpose David E. Moore, a director emeritus, representing approximately 86.7% of the aggregate voting power of the outstanding shares of our common stock and Class B common stock as of February 25, 2005, to be voted in favor of the proposal to adopt the merger agreement.

Q:	What happens if I do not return a proxy card?

A:	Because the required vote of our stockholders is based upon the voting power of shares of our common stock and Class B common stock outstanding, rather than upon the voting power of the shares actually voted, the failure to return your proxy card or to register your vote by telephone or on the Internet will have the same effect as voting against adoption of the merger agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. If your shares, including shares you purchased under Pulitzer’s employee stock purchase plans, are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement. See “The Special Meeting of our Stockholders — Vote Required; Quorum” beginning on page 11.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, you may vote your shares in person by attending the special meeting of our stockholders and voting in accordance with the procedures outlined at the meeting, rather than signing and returning your proxy card or registering your vote by telephone or on the Internet. If your shares are held in “street name,” you must first get a proxy card from your broker in order to attend the special meeting and vote.

Q:	May I change my vote after I have voted?

A:	Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

• First, you can send a written notice stating that you would like to revoke your proxy;

• Second, you can complete and submit a new proxy in writing, by telephone or over the Internet; or

• Third, you can attend the special meeting and vote in person. However, your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, the paying agent for the merger will send a letter of transmittal and written instructions for exchanging your shares for the merger consideration. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. Do not send any stock certificates with your proxy card.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact our Secretary:

James V. Maloney
900 North Tucker Boulevard
St. Louis, Missouri 63101
Telephone: (314) 340-8402
Fax: (314) 340-3125

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      Statements included or incorporated by reference in this proxy statement concerning Pulitzer’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements also include those statements relating to the expected completion and timing of the merger and other information related to the merger. Forward-looking statements are based on current management expectations and are subject to risks, uncertainties and other factors, many of which are beyond our ability to control or predict and which could cause actual results or events to differ materially from those anticipated or stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint suppliers), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in Pulitzer’s filings with the Securities and Exchange Commission (commonly known as the SEC), including this proxy statement. Although Pulitzer believes that the expectations reflected in “forward-looking statements” are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such “forward-looking statements.” Pulitzer disclaims any obligation to update the information included or incorporated by reference in this proxy statement or to publicly announce the result of any revisions to such “forward-looking statements,” or to make any other forward-looking statements, to reflect new information or future events or developments.
      All subsequent written and oral forward-looking statements attributable to Pulitzer and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this proxy statement.
      All information contained in this proxy statement concerning Lee and purchaser has been supplied by Lee and has not been independently verified by Pulitzer.
THE PARTIES TO THE MERGER
      Pulitzer Inc., a Delaware corporation (together with its subsidiaries and affiliated entities), is a newspaper publishing company with integrated Internet operations in 14 United States markets, the largest of which is St. Louis, Missouri. Pulitzer is the successor to the company founded by the first Joseph Pulitzer in 1878 to publish the original St. Louis Post-Dispatch. Pulitzer’s newspaper holdings include operations in St. Louis, Missouri and in Tucson, Arizona. Pulitzer’s wholly-owned subsidiary, Pulitzer Newspapers, Inc., and its subsidiaries publish 12 dailies that serve markets in the Midwest, Southwest and West, as well as more than 75 weekly newspapers, shoppers and niche publications. The principal executive offices of Pulitzer are located at 900 N. Tucker Blvd., St. Louis, Missouri 63101-1069, (314) 340-8000.
      Lee Enterprises, Incorporated, a Delaware corporation, and its subsidiaries are in the business of newspaper publishing and associated online services. Lee was founded in 1890 in Ottumwa, Iowa. Prior to the proposed merger of Lee and Pulitzer, Lee and its subsidiaries owned 38 daily newspapers and a joint interest in six others and published 200 weekly newspapers, shoppers and specialty publications, with a circulation in nineteen states of 1.1 million daily and 1.2 million Sunday. Subsequent to the merger, Lee and its subsidiaries will own 52 daily newspapers (including the St. Louis Post-Dispatch, in which they will have a 95% interest in the results of operations) and a joint interest in six others and will publish over 300 weekly newspapers, shoppers and specialty publications, with a circulation in 23 states of 1.7 million daily and 2.0 million Sunday.
      LP Acquisition Corp., a Delaware corporation, is an indirect wholly-owned subsidiary of Lee Publications, Inc., a Delaware corporation. Lee Publications, Inc. is a wholly-owned subsidiary of Lee. The principal executive offices of Lee and purchaser are located at 201 North Harrison Street, Davenport, Iowa

52801-1939, (563) 383-2100. Purchaser was organized on January 28, 2005 solely for the purpose of facilitating the merger. Purchaser has not engaged in any business except in anticipation of the merger.
THE SPECIAL MEETING OF OUR STOCKHOLDERS
Special Meeting and Board Recommendation
      The special meeting will be held on                     , 2005, at                     Eastern Daylight Time, at                     . The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement. Our board of directors, by unanimous vote, has determined that the merger agreement and the merger are advisable and fair to and in the best interests of Pulitzer and Pulitzer’s stockholders, has declared the merger agreement advisable and that the merger consideration to be paid for our common stock and Class B common stock is fair to the holders of such shares, and has approved and adopted the merger agreement and the merger. Our board of directors unanimously recommends that Pulitzer’s stockholders vote “FOR” adoption of the merger agreement.
Who Can Vote at the Special Meeting
      Only holders of record of our common stock and Class B common stock as of [March 23], 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from that person and vote the shares yourself at the meeting. On [March 23], 2005, there were                     shares of our common stock outstanding held by approximately                     holders of record. On [March 23], 2005, there were                      shares of our Class B common stock outstanding held by approximately                     holders of record.
Vote Required; Quorum
      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the aggregate voting power of our issued and outstanding shares of common stock and Class B common stock entitled to vote, voting together as a single class. Each share of common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes. Because the required vote of stockholders is based upon the number of outstanding shares of our common stock and Class B common stock (rather than just the common stock and Class B common stock actually voting), failure to submit a proxy or to vote in person will have the same effect as a vote against adoption of the merger agreement.
      A majority of the aggregate voting power of the shares issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.
      Under the applicable New York Stock Exchange rules, the merger proposal is a “non-discretionary” item, which means that brokers or nominees who do not receive instructions from the beneficial owners of shares do not have discretion to vote the shares held by such beneficial owners on this matter. Accordingly, if a broker holds your shares (including any shares owned by you under Pulitzer’s employee stock purchase plans and held for your account by A.G. Edwards) and you want your shares to be voted at the special meeting, you should instruct your broker on how to vote your shares using the instructions provided by your broker.
Voting by Proxy
      This proxy statement is being sent to you on behalf of the board of directors of Pulitzer for the purpose of requesting that you allow your shares of our common stock and Class B common stock to be represented by proxy at the special meeting by the persons named in the enclosed proxy card. All shares of our common stock and Class B common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on those proxy cards. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors unanimously recommends that Pulitzer’s stockholders vote “FOR” adoption of the merger agreement.
      We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares.
      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy in writing, by telephone or over the Internet, dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.
Solicitation of Proxies
      We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Pulitzer may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER
      The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully.
Background of the Merger
      Beginning in the latter part of 2000, our board of directors and members of our senior management reviewed the long-term decisions facing us, including alternative business plan strategies. They were assisted by a consulting firm with experience in newspaper publishing and the media industry generally. The review included an examination of the perceived business opportunities and risks facing us at that time. At the completion of its review in August of 2001, our board of directors reached two principal conclusions. First, the board had confidence in continuing our current course of concentrating on St. Louis, growing the Pulitzer Newspapers, Inc. group of daily newspapers and focusing on the future at the Tucson newspaper agency. Second, the board emphasized the need to recognize and closely monitor the risks ahead, such as the potential migration of classified advertising to the Internet and the scale of our operations in comparison to other companies with interests in the newspaper publishing business, including the impact on future acquisitions by Pulitzer. Thereafter, pursuant to the board’s instructions, our senior management implemented a practice of periodically monitoring those risks, as well as new opportunities.
      In keeping with that practice, beginning in late 2003 and continuing into the spring of 2004, Robert C. Woodworth, our president and chief executive officer, and Terrance C. Z. Egger, our senior vice president with responsibility for all our St. Louis operations, independently assessed the opportunities and risks facing us at that time. Mr. Woodworth and Mr. Egger shared their preliminary assessments with each other and learned they generally held the same views about our existing opportunities and risks. While both continued to believe in the strength of Pulitzer, our products and our markets, they also identified our limited scale as an increasingly significant risk factor.
      In the spring of 2004, Mr. Woodworth and Mr. Egger shared their preliminary assessment of the opportunities and risks facing our company with William Bush and James M. Snowden, Jr., each a member of our board of directors. Mr. Bush is a member of Fulbright & Jaworski L.L.P., our general counsel. Mr. Snowden is an Executive Vice President of Huntleigh Securities Corporation, a corporation which provides us with financial advisory services.
      Following their initial discussions, Messrs. Woodworth, Egger, Bush and Snowden shared Mr. Woodworth and Mr. Egger’s preliminary assessments of our business opportunities and risks with our principal stockholders: Michael E. Pulitzer, chairman of our board of directors, Emily Rauh Pulitzer, a member of our board of directors, and David E. Moore, a director-emeritus, as well as Richard W. Moore, a director and the son of David E. Moore. Collectively, Mr. Pulitzer, Mrs. Pulitzer and Mr. David Moore are the beneficial owners, as of February 25, 2005, of an aggregate of 194,473 shares of our common stock and 10,598,412 shares of our Class B common stock, representing approximately 84.9% of the combined voting power of our then-outstanding common stock and Class B common stock and approximately 49.4% of our equity. Throughout this proxy statement, we refer to Mr. Pulitzer, Mrs. Pulitzer and Mr. David Moore as our “principal stockholders.”
      Our principal stockholders agreed that it was timely and appropriate to re-examine the opportunities and risks facing our company. Over a period of time, our principal stockholders had been considering among themselves the role of the Pulitzer family in the future of our company. They recognized their long association with our company and the bonds of their relationships and appreciated that any lessening of the cohesiveness among succeeding family leaders who would not have had the benefit of the same long-term relationships with our company could both affect our company’s ability to capitalize on opportunities and raise additional risks for our company in the future, with a potential adverse effect on our company and on the value of all of its stockholders’ shares alike. As a result, the discussions that followed among Messrs. Woodworth, Egger, Bush and Snowden and our principal stockholders led to a determination by our principal stockholders that it was appropriate to discuss the strategic issues facing our principal stockholders and our company with other advisors, including Goldman Sachs and Fulbright.
      In July 2004, Messrs. Woodworth, Egger, Snowden and our principal stockholders met several times in St. Louis with Goldman Sachs and Fulbright. During those meetings, they discussed trends and developments in the newspaper industry, opportunities and risks specific to, and the relative performance of, our operations, and factors and issues relating to the value of our company. The principal stockholders decided at the end of July 2004 that it was appropriate to continue the discussion of strategic issues, and informal discussions continued among the group in August 2004.
      On September 8, 2004, the same group met again in St. Louis. At that meeting, Goldman Sachs discussed publicly available financial and other information about various companies with interests in the newspaper publishing business. Goldman Sachs also discussed factors that would affect the valuation of our company. At the conclusion of this meeting, our principal stockholders decided to authorize Goldman Sachs, on behalf of the principal stockholders, to contact key senior executives of selected companies with interests in the newspaper publishing business to ascertain whether there was sufficient interest in the acquisition of our company to warrant further exploration. Our principal stockholders established specific guidelines regarding these contacts, including that: (i) all contacts must be made solely on their behalf and expressly not on behalf of Pulitzer or our board of directors; (ii) all contacts must be on the express basis that the board had not decided to sell the company and that our principal stockholders had not committed to any particular course of action at that time; (iii) all contacts must be made on a highly confidential basis; and (iv) during all contacts, only publicly available information relating to our company could be disclosed.
      On September 8 and September 9, 2004, Messrs. Woodworth, Egger and Snowden met in St. Louis with Goldman Sachs and Fulbright to prepare for the conversations that Goldman Sachs would conduct with senior executives of the selected companies. Goldman Sachs then held discussions with senior representatives of those selected companies between September 13 and September 21, 2004.
      On September 23, 2004, Messrs. Woodworth, Egger, Snowden and our principal stockholders met again with Goldman Sachs at Fulbright’s offices in New York. At that meeting, representatives of Goldman Sachs reported on their discussions with, and the preliminary responses of, the parties they had contacted, including the areas of interest and concern and other specific considerations of each of the companies. These considerations included their willingness to pursue a cash transaction with Pulitzer. Based on their feedback from the initial contacts, Goldman Sachs also discussed contacting, on a highly confidential basis, additional companies with interests in the newspaper publishing business that presented a perceived strategic fit with our company and a clearly demonstrated capacity to acquire all of our capital stock in order to further gauge the extent of possible interest in such a transaction.
      At the conclusion of the meeting, our principal stockholders recommended that a special meeting of our board of directors be called to consider whether our board should authorize the exploration of a range of strategic alternatives to enhance stockholder value, including the possible sale of our company. Promptly after the September 23, 2004 meeting, various members of the group, including representatives of Goldman Sachs and Fulbright, met with each of the other four members of our board of directors (Susan T. Congalton, Ken J. Elkins, Alice B. Hayes and Ronald H. Ridgway) to provide them with background information, as well as an opportunity to ask questions, regarding the matters to be presented at the special meeting.
      On October 4, 2004, all our directors met in a special meeting of the board at the offices of Fulbright in New York, with certain directors participating by telephone. Mr. Egger, Alan G. Silverglat, our senior vice president — finance and chief financial officer, and representatives of Goldman Sachs, Fulbright, Pearl Meyer & Partners, a compensation consulting firm, and Citigate Sard Verbinnen, a financial public relations firm, also attended all or a portion of the meeting. At the outset of the meeting, Mr. Pulitzer provided an overview of the process leading up to the meeting and the conclusion that it would be in our best interests and the interests of all of our stockholders for senior management and Goldman Sachs to discuss the exploration of our possible strategic alternatives, including a possible merger or sale of our company. He expressed the opinion that this discussion would be consistent with the philosophy that our senior management had communicated over the years to the financial marketplace: on the one hand, we manage our properties with a view to their long-term growth and, on the other hand, we seek to be opportunistic in order to enhance stockholder value. Mr. Pulitzer also expressed the view that it was timely and appropriate to focus on our company’s future at that point in the life of our company — while we were strong and performing well, while we had a cohesive board of directors and principal stockholder group, and while the market for potential buyers of Pulitzer appeared attractive.
      Mr. Woodworth then shared his perspectives on our future and the process that had led to the meeting. While stating that he was excited about our opportunities, he identified two increasingly greater risks to our company: the emergence of the Internet as a viable competitor in certain newspaper revenue categories and our small market capitalization which affected, among other things, our company’s ability to make a suitably significant acquisition on prudent terms. In his view, the combination of these factors posed increasingly clear challenges to management’s efforts to enhance stockholder value. Mr. Egger concurred with Mr. Woodworth’s views, emphasizing that a larger scale would better enable us to mitigate the risks in the current marketplace.
      Representatives of Goldman Sachs then led a discussion of key industry trends and our position within the industry. They also provided an overview of the opportunities and risks within the industry generally and those facing our company specifically. They then reviewed the relative stock price performance of our common stock, our peers and the broader market, and various newspaper publishing company merger and acquisition transactions between 2000 and 2004. They concluded with a review of the feedback they had received in their preliminary discussions with selected companies, and a discussion of other companies, with interests in the newspaper publishing business.
      Throughout their discussions, representatives of senior management and Goldman Sachs responded to questions and comments from directors and participated in the board’s in-depth consideration and evaluation of various issues and strategic alternatives. Among other issues and strategic alternatives, the board considered (i) the opportunities and challenges our company would face if it continued as an independent entity; (ii) the likelihood of our company’s being able to make a suitably significant acquisition on prudent terms; (iii) the appropriateness under existing market conditions of reviewing the company’s strategic alternatives to enhance stockholder value; (iv) the significant tax inefficiencies and other disadvantages of separate dispositions of one or more of our company’s operating groups; and (v) the possible advantages and disadvantages of an all-cash, in comparison with an all-stock or part-stock and part-cash, disposition of our company.
      At the conclusion of its discussion and evaluation, our board of directors unanimously determined to (i) proceed, on a confidential basis, with exploration of possible strategic alternatives to enhance stockholder value, including the possible sale or merger of our company; (ii) expand the number of companies to be contacted to include additional companies with interests in the newspaper publishing business that presented a perceived strategic fit and a clearly demonstrated capacity to acquire all of our capital stock; and (iii) hold another special meeting of the board after Goldman Sachs had received meaningful feedback from the additional companies to be contacted.
      Pearl Meyer of Pearl Meyer & Partners and a member of Fulbright then reviewed the provisions of our executive transition plan that was adopted in September 2001. They reported that they had been working to develop a program including appropriate incentive, retention and other benefit and compensation arrangements for key executives and other employees for consideration by the compensation committee of our board of directors. They explained that the program would be designed to maintain the value of our company by assuring management focus and retention, including severance protection in certain circumstances. Mr. Verbinnen of Citigate Sard Verbinnen then reviewed various financial market and public relations issues relating to the exploration of our strategic alternatives.
      Our board then discussed the formal engagement of various advisors to assist us with our exploration of strategic alternatives, including: (i) Goldman Sachs to serve as a financial advisor; (ii) Huntleigh Securities Corporation to serve as a financial advisor; (iii) Fulbright to provide us with legal representation; (iv) Pearl Meyer & Partners to advise the compensation committee of our board of directors regarding compensation and employee relations issues; and (v) Citigate Sard Verbinnen to advise us regarding financial market and public relations issues. The board established an engagement committee consisting of Ms. Congalton, Mr. Elkins, Dr. Hayes and Mr. Pulitzer to consider and finalize the terms of the engagement agreements with Goldman Sachs, Huntleigh, Fulbright, Pearl Meyer & Partners, Citigate Sard Verbinnen and other advisors retained to assist us with our exploration of strategic alternatives to enhance stockholder value. Following a question and answer period with the advisors and a discussion by our board (during which the representatives of Goldman Sachs were excused from the meeting), our board of directors unanimously approved the retention of Goldman Sachs and the parameters of its transaction fee and also authorized the retention of other advisors, subject to the execution of mutually acceptable engagement agreements, approval of the engagement agreements by the engagement committee of our board and appropriate action by one or more other committees of our board, including the audit committee and corporate governance committee.
      After the October 4, 2004 special meeting of our board of directors, we began negotiating confidentiality agreements with potentially interested bidders. Between October 14, 2004 and November 15, 2004, we entered into nine confidentiality agreements with potentially interested parties. Lee entered into a confidentiality agreement on October 21, 2004.
      Upon receipt from a party of its executed confidentiality agreement, Goldman Sachs, on our behalf, forwarded confidential information to that party, held discussions with that party and arranged a meeting between that party and members of our management. Goldman Sachs worked with our management to prepare for those meetings, the management presentations to be made at those meetings, and the information booklet furnished to each potential bidder. We held nine management presentation meetings, including a meeting with Lee, between October 22, 2004 and November 18, 2004.
      During the regularly scheduled meeting of our board of directors on October 28, 2004, Goldman Sachs reported on the steps it had taken since the special meeting held on October 4, 2004. Representatives of management and Goldman Sachs discussed the purposes and goals of the management presentation meetings, the proposed next steps in the bidding process and the first of the management presentation meetings on October 22, 2004.
      William Bush, chairperson of the compensation committee of our board of directors, then reported that (i) the compensation committee was considering various issues in connection with its development of a transition program and (ii) Pearl Meyer & Partners had participated in the meetings of the compensation committee and was actively involved in formulating recommendations to the committee. Fulbright reviewed our existing contractual obligations, outlined various transition, severance and incentive bonus concepts being considered, including the number of potential participants, and discussed various issues under our existing benefit plans.
      Mr. Bush responded to questions from the other directors and indicated that the compensation committee, together with representatives of Pearl Meyer & Partners, would present a transition program for consideration by the board at its special meeting scheduled for November 22, 2004.
      Between October 22, 2004 and November 18, 2004, we gave management presentations to, and management and Goldman Sachs pursued discussions with, potentially interested parties. On November 11, 2004, Goldman Sachs sent preliminary bid instruction letters to parties that had indicated an interest in continuing in the process. The letters requested that the recipients, by November 19, 2004, submit a non-binding indication of interest for the purchase of 100% of our outstanding capital stock (both our common stock and Class B common stock) and indicate, among other things, whether they would use cash, stock or some combination of cash and stock to complete the purchase.
      Late in the day on Friday, November 19, 2004, an international news service released an article reporting that we were considering a sale of our company. This release led to immediate media speculation on the future of our company. In response, on Sunday evening, November 21, 2004, we issued a press release confirming that we were currently engaged in the process of exploring a range of strategic alternatives to enhance stockholder value, including a possible sale of our company. We further confirmed that we had engaged Goldman Sachs as our financial advisor to assist us in this review. In addition, members of our senior management met that day and in the days that followed with management and groups of employees in St. Louis. They also held telephone conferences with publishers and key managers outside St. Louis.
      On November 22, 2004, our board held a special meeting at which Goldman Sachs reviewed the process to date, noting that four parties, including Lee, had submitted preliminary indications of interest. Goldman Sachs then summarized the key terms of the preliminary bids, including that three of the parties had submitted all cash bids and Lee had submitted a part cash and part stock bid. They also reviewed the reasons the other parties had given to Goldman Sachs for not submitting preliminary proposals. Goldman Sachs further reported that after our press release on the preceding evening, a number of other parties had made preliminary inquiries about participating in the bid process. Goldman Sachs concluded with a discussion of various valuation considerations regarding the four preliminary bids, the performance of our stock and several comparable transactions.
      Throughout the review, senior management and Goldman Sachs responded to comments and questions from directors and participated in broad discussions on how the board might respond to various issues. During the discussions, the board unanimously determined that we should proceed with our review of strategic alternatives. The board also determined that three of the four parties that had submitted preliminary indications of interest should be invited to continue in the process. In that connection, the board decided that Goldman Sachs should request Lee to confirm its interest in and feasibility of an all cash transaction and to indicate the per share value which it would be prepared to pay in such a transaction. The board also decided that we should not accept the request of one party to negotiate with it on an exclusive basis because it was still early in the process. The board directed Goldman Sachs to advise the fourth bidder that its preliminary bid was significantly lower than the preliminary bids of others, inquire whether it wished to revise its bid and advise it that its continuation in the process would be dependent upon its materially increasing its bid. While that party was subsequently provided with more information, it did not submit a higher bid. With respect to those parties that made preliminary inquiries following our November 21, 2004 press release, the board authorized us to enter into a confidentiality agreement and pursue further discussions with any party that had both the clearly demonstrated capacity and a serious interest in pursuing an acquisition of our company.
      Pearl Meyer of Pearl Meyer & Partners then discussed employee compensation and benefit issues related to our strategic review process. She first reviewed our obligations under our existing plans, noting the accelerated vesting provisions under our existing stock option and restricted stock agreements and suggesting actions to be implemented in connection with those plans. She then discussed the proposed arrangements with our executive officers and other members of our management, including the objectives and features of those arrangements. Ms. Meyer also discussed the projected costs of the obligations under both our existing plans and the different parts of the proposed transition program. She advised that she was comfortable, based on certain assumptions, including the per share value of our stock in a merger transaction, that the estimated total cost of these obligations was reasonable.
      During her presentation, Ms. Meyer responded to questions from directors and participated in the board’s discussion of both our existing plans and the proposed transition program. At the conclusion of its discussions, the board authorized the compensation committee to develop and finalize the various features of the transition program with the assistance and advice of Pearl Meyer & Partners and Fulbright.
      Following the special meeting of our board of directors on November 22, 2004, representatives of Goldman Sachs informed each of the four parties that had submitted preliminary indications of interest of our board’s decision regarding its bid. Goldman Sachs also responded to the various parties that had inquired about participating in the process, and we entered into a confidentiality agreement and pursued discussions with each party that had both the clearly demonstrated capacity and a serious interest in pursuing an acquisition of our company.

      On December 6, 2004, we opened our electronic data room to permit designated representatives of approved parties to review due diligence materials over the Internet.
      On December 7, 2004, at a special meeting of our board of directors, Mr. Woodworth and a member of Fulbright provided an update on the progress of our strategic review process.
      At a special meeting of our board on December 15, 2004, senior management and representatives of Goldman Sachs reviewed developments in the strategic review process since the board’s special meeting held on November 22, 2004. Goldman Sachs reported that Lee had confirmed its interest in and the feasibility of an all cash transaction and indicated that Lee would be prepared to pay the same price per share in an all cash transaction as in the part cash and part stock transaction it originally proposed. Goldman Sachs explained that, with our permission, another approved party had partnered with one of the parties that, after our press release on November 21, 2004, had contacted Goldman Sachs and entered into a confidentiality agreement. Goldman Sachs then discussed the inquiries they had received following our press release on November 21, 2004 from several parties that were interested in participating in the process. Goldman Sachs reported that they had processed the serious inquiries, discussed them with senior management and certain of our directors and executed on our behalf confidentiality agreements with five parties. Goldman Sachs then provided these parties with confidential information about our company and asked them to submit preliminary expressions of interest by December 13, 2004. We conducted management presentation meetings with two of the five new parties.
      Noting that one new party had elected, with our permission, to partner with an already approved party and two new parties had decided not to submit bids, Goldman Sachs summarized the terms of the preliminary expressions of interest submitted by the remaining two new parties and provided information about them. During the discussion that followed, Goldman Sachs responded to questions from, and shared their views on comments made by, our directors. In that exchange, Goldman Sachs indicated that it had consulted with senior management and certain directors about all inquiries from serious parties with a clearly demonstrated capacity to acquire all our capital stock and no such inquiring party had been initially excluded from the process. At the conclusion of the discussion, the board authorized Goldman Sachs to invite one of the two new parties to participate in the final bidding process and to advise the other new party that its bid was insufficient to continue in the process.
      Mr. Bush, as chairman of the compensation committee of the board, then reported on the committee’s work with Pearl Meyer & Partners, and a representative of Fulbright discussed various aspects of the proposed transition program for executive officers, key managers and other employees. He indicated that the estimated cost of the program would fall within the range of reasonableness discussed by Pearl Meyer & Partners at the special meeting of the board on November 22, 2004. During the question and answer period that followed, Mr. Bush confirmed that the compensation committee had not made any design changes in the transition program or significant changes in the allocation of individual awards from the report presented at the November 22, 2004 meeting of the board. At the conclusion of the board’s discussion, the board, with Mr. Woodworth abstaining, unanimously approved the general framework of the transition and retention bonus features of the transition program and delegated authority to the compensation committee to finalize and formally adopt and implement those features.
      The confirmatory due diligence phase of the strategic review process, which had started with the opening of the electronic data room on December 6, 2004, continued until January 24, 2005, the date final proposals were due. During this period, representatives of certain of the four parties that were invited to participate in the final bidding process, including Lee, visited certain of our properties and discussed various issues with our management and representatives of Goldman Sachs and Fulbright.
      As part of this process, on January 4, 2005, Goldman Sachs furnished each of the four parties with a draft of the proposed merger agreement and a related disclosure memorandum that had been prepared by Fulbright. Goldman Sachs provided those parties with a revised draft of the merger agreement on January 14, 2005 and a revised draft of the disclosure memorandum on January 18, 2005.

      On January 6, 2005, Goldman Sachs sent a final bid instruction letter to each of the final four parties instructing it to submit, no later than 5:00 p.m. on January 24, 2005, a firm and final proposal regarding a business combination with our company, including (i) a statement of its proposed purchase price per share for all of our outstanding capital stock; (ii) a copy of the draft merger agreement specifically marked to reflect its proposed changes; (iii) confirmation of its fully committed financing, including a copy of its commitment letter with any external financing source; and (iv) a statement regarding the nature and timing of any required corporate approvals that had not already been obtained.
      At a special meeting of our board on January 10, 2005, representatives of Goldman Sachs reviewed the status of the process, discussed the projected timetable for the coming weeks and responded to questions and comments of various directors.
      Between January 12 and January 14, 2005, our principal stockholders met, at the request of certain of the four parties, including Lee, with one or more of their senior representatives to discuss their level of interest in our company and their strategic goals for our company after a merger. On January 21, 2005, a national financial newspaper carried an article with purported details about our process and reporting that final bids were due on January 24, 2005. That same day, Goldman Sachs furnished each of the four parties that had received a final bid instruction letter with a draft copy of our consolidated financial statements for the year ended December 26, 2004.
      Two of those four parties (including Lee) submitted final written bids on January 24, 2005. Thereafter, Goldman Sachs and Fulbright evaluated and discussed the two final bids, including the proposed changes to the draft merger agreement, and Goldman Sachs held telephone conversations with representatives of Lee and the other party with regard to their bids.
      On January 26, 2005, a special meeting of our board of directors was held in the offices of Fulbright in New York. This meeting was attended by all the members of our board and representatives of Goldman Sachs and Fulbright. The Goldman Sachs representatives presented a summary of the strategic review process, noting that: (i) nine of the parties initially contacted by Goldman Sachs had formally expressed interest in pursuing the process; (ii) five additional parties subsequently expressed sufficient interest to execute a confidentiality agreement; (iii) seven parties (two of whom were acting together) had submitted preliminary bids; and (iv) two, including Lee, of the final four interested parties had submitted final bids.
      Goldman Sachs then discussed the final bids of Lee and the other bidding party, including the final price per share and potential issues under each final written bid. They reported that Lee had submitted an all cash bid of $62.00 per share, but in subsequent telephone calls with Goldman Sachs had indicated it would increase its bid to $63.00 under certain conditions. Goldman Sachs further reported that in its final bid letter, Lee had also indicated that it was willing to consider an offer with a combination of cash and Lee stock. They further reported that the Lee bid was not subject to a financing condition, Lee had included its bank commitment letter with its bid letter and that Goldman Sachs and Fulbright had reviewed the commitment letter. In addition, they reported that Lee’s final bid had been approved by Lee’s board of directors. Goldman Sachs also noted that Lee’s bid included: (i) a marked-up copy of the draft merger agreement reflecting a number of proposed changes; (ii) a request that our principal stockholders enter into a voting agreement committing to vote their shares in favor of any merger agreement between our company and Lee, subject to appropriate fiduciary out provisions with regard to a superior proposal; and (iii) a request that we provide immediate access to certain key executives in St. Louis to discuss and negotiate employment and non-competition arrangements.
      Goldman Sachs then reported that the other final bidder had also submitted an all cash final bid of $62.00 per share. Goldman Sachs and Fulbright advised that this party’s formal bid contained several significant issues, including: (i) its execution of a merger agreement was contingent on its first entering into an agreement to sell under certain terms its interest in a specified business property and that this agreement must be in effect at the closing date of the Pulitzer merger; (ii) its bid price was contingent upon completion of pending due diligence of certain tax matters relating to our company; (iii) its bid was conditioned upon our principal stockholders’ entering into a voting agreement to vote their shares in our company in favor of the proposed merger and granting it an irrevocable option to purchase their shares at

$62.00 per share; (iv) its board of directors had not approved its bid, and it would need up to two weeks to hold a meeting of its board; (v) it had not submitted a full markup of the draft merger agreement but had submitted a memorandum of proposed principal contract modifications, including a combination of specific language changes and general comments, which raised the possibility of potential additional changes; and (vi) the comments in its memorandum raised the possibility of our having to revise certain provisions in the draft merger agreement that provided protection for a period of time for certain benefits for our current and, in certain instances, retired non-bargaining unit employees. In the course of its presentation, Goldman Sachs also reported that in subsequent telephone discussions with the other final bidder regarding the terms of its bid, that party had indicated it might modify certain of the terms of its bid, including price and its position on certain tax matters relating to our company, but had confirmed its condition relating to prior execution of an agreement relating to the separate sale of its interest in a specified business property.
      Goldman Sachs then reviewed a summary of our five year management plan, our 2004 financial statements and a comparison of management and Wall Street estimates relating to our financial and market price performance in 2004 and 2005. This review was followed by a presentation relating to: (i) various valuation considerations with respect to our company; (ii) the comparative price performance of our common stock over different time periods and the number of shares traded at different prices; and (iii) various financial analyses of the all cash bids of Lee and the other bidding party.
      Fulbright then discussed the specific language changes contained in Lee’s markup of the draft merger agreement and specific language changes and general comments contained in the memorandum of proposed principal contract modifications submitted by the other party. Fulbright commented in detail on the potential contract issues identified by Goldman Sachs in its presentation.
      During the Goldman Sachs and Fulbright reviews, their representatives responded to questions and comments from various directors and participated in the board’s detailed discussions on the appropriate next steps in the process. In the course of those exchanges, Mr. Bush, a director of our company and a member of Fulbright, advised the board of telephone calls he had received from a representative of the United States Department of Justice who had stated the department might be interested in examining a transaction involving the acquisition of our company, and of recent media reports about the department’s investigation into two unrelated proposed newspaper transactions. Goldman Sachs also reviewed its discussions on our behalf with representatives of an employee-led group that had first contacted our directors and Goldman Sachs about a month after our press release on November 21, 2004. In the initial contact, a representative of the group stated the group was interested in creating an employee stock ownership plan to acquire our company. Goldman Sachs directed the group to confirm its interest in writing, to provide information about its plans and to identify its sources of financing. Goldman Sachs reported that it had several subsequent discussions and communications with representatives of the group and had consulted with certain of our directors regarding those discussions and communications. It then became apparent, on the basis of these consultations and the materials provided by the employee group, that the employee group’s proposal contemplated the retention by the holders of more than a majority of our outstanding shares of a significant portion of their equity interest in our company and that the group had not evidenced that it had commitments for sufficient financing to effect an all-cash purchase.
      At the conclusion of the board’s discussions, the board directed senior management, Goldman Sachs and Fulbright to pursue immediate discussions with Lee and its advisors to determine a definitive price per share for an all cash transaction and whether the outstanding issues under the draft merger agreement could be resolved satisfactorily. The principal factors influencing the board’s unanimous decision included: (i) Lee had indicated in telephone conversations with Goldman Sachs that Lee would increase its purchase price to $63.00 per share and possibly higher under certain circumstances, and the other bidder, while generally indicating it might modify certain terms of its bid, including price, had not suggested a specific higher price and had confirmed its condition relating to prior execution of an agreement relating to a separate sale of its interest in a specified business property; (ii) in contrast to the other bidder, Lee’s board of directors had approved its final bid and, thus, its board’s expeditious approval of a definitive merger agreement was likely; (iii) Lee’s execution of a definitive agreement was not subject, as in the case of the other bidder, to its first reaching an agreement with a third party that would require review by a governmental agency, with the potential for delay in reaching and closing the merger, which condition had not been modified by the other party; and (iv) Lee had submitted a complete markup of the draft merger agreement with proposed language changes that were generally more specific and less extensive than those in the other party’s memorandum of proposed principal contract modifications, which also raised the possibility of potential additional changes.
      During the afternoon of January 26, 2005, senior management, Goldman Sachs and Fulbright held discussions with Lee’s senior management and financial and legal advisors. During those discussions, Lee’s counsel requested, and that evening Fulbright forwarded to Lee and its counsel, a revised draft of the merger agreement in anticipation of a meeting to be held at Fulbright’s New York offices with Lee’s legal counsel.
      During the morning and early afternoon of January 27, 2005, Goldman Sachs and Fulbright resumed discussions by telephone with Lee’s senior management and its financial advisors. Throughout this period, Goldman Sachs continued discussions by telephone with the other party who had submitted a bid and other parties who had received invitations to submit final bids. During the negotiations with Lee, Lee tentatively agreed, following the resolution of certain compensation and benefit issues, to a purchase price of $64.00 per share. Lee’s tentative agreement was subject to satisfactory resolution of certain other outstanding issues and an understanding that we would present its proposal to our board immediately and, if our board approved, cease discussions with other parties (subject to customary exceptions), and seek to negotiate a definitive merger agreement, and submit it for consideration by our board, on an expedited basis.
      Our board of directors reconvened on the afternoon of January 27, 2005. Goldman Sachs and Fulbright reported on the current status of the negotiations with Lee, including the terms of Lee’s tentative agreement to a purchase price of $64.00 per share, the resolution of various issues, the nature of the remaining principal outstanding issues and the projected timetable for reaching a definitive merger agreement. Representatives of senior management and Goldman Sachs responded to questions and comments from various directors and participated in the board’s discussion regarding the appropriate next steps in the process. During those responses, Goldman Sachs confirmed that it had held discussions with representatives of the parties that had not submitted final bids on January 24, 2005 and that those discussions had not led to their submitting formal bids. At the conclusion of the discussions, our board unanimously authorized Goldman Sachs, together with Fulbright and members of senior management, to continue the negotiations with Lee on an exclusive basis (subject to customary exceptions) to reach a final form of merger agreement for consideration by our board on an expedited basis.
      Following the conclusion of the board meeting, the parties, with their financial and legal advisors, resumed negotiations which continued through the afternoon of January 29, 2005, when our board of directors and Lee’s board of directors separately met to consider the terms of the proposed definitive merger agreement.
      At the special meeting of our board on the afternoon of January 29, 2005, Mr. Bush confirmed that the proposed definitive form of merger agreement was substantially in the same form that had been delivered to our directors either the preceding evening or that morning, and discussed the resolution of the remaining outstanding issues. Fulbright then provided an overview of its prior discussions with our board regarding the fiduciary duties of the directors.
      Goldman Sachs then presented various financial analyses with respect to the transaction. During the presentations by Fulbright and Goldman Sachs, their representatives responded to questions and comments from our directors.
      Goldman Sachs then delivered its oral opinion to our board that, as of January 29, 2005, and based upon and subject to the factors and assumptions set forth in its opinion, the $64.00 per share in cash to be received by the holders of the outstanding shares of common stock and Class B common stock, taken in the aggregate, pursuant to the merger agreement is fair from a financial point of view to such holders.

Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion, dated January 29, 2005, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.
      After our board had an opportunity to ask questions, Mr. Pulitzer presented a resolution to enter into the merger agreement. Our board unanimously: (i) determined that the merger agreement and the proposed transactions were advisable and in the best interests of Pulitzer and our stockholders; (ii) determined that the price of $64.00 per share to be paid for all the shares of our capital stock is fair to the holders of those shares; (iii) approved and adopted the merger agreement and the proposed related transactions; and (iv) recommended that Pulitzer’s stockholders vote to adopt and approve the merger agreement and the merger.
      After receiving approval from our board of directors, we entered into the merger agreement with Lee and its wholly-owned subsidiary.
      All of the members of our board attended, in person or by telephone, the formal meetings held on October 4, October 28, November 22, December 7, and December 15, 2004 and January 10, January 26 and 27, and January 29, 2005.
      Throughout the entire strategic review process, including the negotiations with Lee and the approval of the merger agreement, all of our directors were aware of and considered the relationships of James M. Snowden, Jr. and William Bush, two of our directors, with Huntleigh (in the case of Mr. Snowden) and Fulbright (in the case of Mr. Bush) and any potential conflicts of interest that may exist as a result of those relationships. Mr. Bush did not participate in the vote of the board or any board committee to authorize, or approve the terms of, the engagement of Fulbright, and Mr. Snowden did not participate in the vote of the board or any board committee to authorize, or approve the terms of, the engagement of Huntleigh.
      Throughout the entire strategic review process, including the negotiations with Lee and the approval of the merger agreement, all of our directors were also aware of and considered the relationships of Ken J. Elkins, Ronald H. Ridgway, Michael E. Pulitzer and Robert C. Woodworth, four of our directors, with Pulitzer and any potential conflicts of interest that may exist as a result of those relationships. Ken J. Elkins and Ronald H. Ridgway abstained from any determinations by our board or any board committee regarding any retirement or other benefit arrangement in which they now participate as a result of having been employees of our company or our predecessor and which is or might be affected by the provisions of the merger agreement. Michael E. Pulitzer, our chairman of the board, abstained from any determination by our board or any board committee regarding his consulting agreement with Pulitzer and any retirement or other benefit arrangement in which he now participates as a result of having been an employee of our company or our predecessor and which is or might be affected by the provisions of the merger agreement. In addition, Robert C. Woodworth, our president and chief executive officer, abstained from any determinations by our board or any board committee regarding any compensation and benefit arrangements in which he participates or might participate or which were modified or adopted by our board or any board committee in connection with the strategic review process. Our board unanimously approved all other matters that it considered and approved, including the approval and recommendation of the merger agreement and the merger.
Reasons For the Merger
      Our board of directors consulted with members of senior management and our financial, legal and other advisors and considered a number of factors, including those set forth below and those discussed above in “— Background of the Merger” beginning on page 13, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Pulitzer’s stockholders vote “FOR” adoption of the merger agreement.

•	The merger agreement was the result of an extensive process which extended for more than two months after our November 21, 2004 press release publicly confirming our exploration of a range of strategic alternatives and resulted in final proposals from two bidders. Our board considered the differences in the price per share and other terms offered by Lee and the other final bidder and concluded that the proposal of Lee was superior to that of the other final bidder.

•	The merger consideration of $64.00 per share, all in cash, represented a substantial implied premium over the average closing price of the Pulitzer common stock for various periods ended November 19, 2004 (the last business day before our announcement confirming that we were exploring a range of strategic alternatives to enhance stockholder value, including a possible sale of the company), including a 26.0% premium over the three-month average closing price, a 30.8% premium over the six-month average closing price, a 27.0% premium over the 52-week average closing price, a 14.1% premium over the 52-week high closing price and a 14.1% premium over the three-year high closing price through November 19, 2004.

•	The merger consideration is all cash, which provides certainty of value to our stockholders.

•	The likelihood that the merger will be consummated, including the likelihood that the merger would not be delayed or otherwise adversely affected by regulatory issues, and the absence of any financing condition to Lee’s obligation to complete the merger. Our board noted that Lee had received a commitment letter for financing and that the financing was not subject to any significant conditions other than those set forth in the merger agreement.

•	The business, financial, market, execution and other risks associated with remaining independent and successfully implementing our business strategies and meeting our company’s projections.

•	The financial analyses of Goldman Sachs presented to our board on January 29, 2005 and the oral opinion of Goldman Sachs delivered to our board, subsequently confirmed in writing, to the effect that, as of January 29, 2005, and based upon and subject to the factors and assumptions set forth in the opinion, the $64.00 per share in cash to be received by the holders of the outstanding shares of our common stock and Class B common stock, taken in the aggregate, pursuant to the merger agreement is fair from a financial point of view to those holders. The opinion, which is attached as Annex B to this proxy statement, should be read in its entirety.

•	The terms and conditions of the merger agreement, which was a product of arm’s-length negotiations, including:

•	the scope of the representations, warranties and covenants of the respective parties, including the undertakings of Lee relating to the continuation of certain compensation and benefits of our current and retired employees;

•	the limited nature of the closing conditions of the merger;

•	the ability of our board in the exercise of its fiduciary duties to terminate the merger agreement and accept a financially superior proposal under specified conditions, subject to the payment of a $55 million termination fee to Lee; and

•	the obligation to pay Lee a fee of $30 million plus Lee’s documented expenses (not to exceed $12 million) if we or Lee terminated the merger agreement because our stockholders have not adopted the merger agreement at the special meeting of stockholders described in this proxy statement. Our directors noted that three directors (Mr. Pulitzer, Mrs. Pulitzer and Mr. Richard Moore), who are the beneficial owners of shares of our common stock and Class B common stock representing approximately 63.8% of the combined voting power of the Pulitzer common stock and Class B common stock, voted, as directors, at the January 29, 2005 board meeting in favor of the approval and adoption of the merger agreement, and are expected, as stockholders, to direct the trustees of the Pulitzer voting trust to vote the shares of those directors for the proposal to approve and adopt the merger agreement.

•	We will no longer exist as an independent company and, because this is an all-cash transaction, our stockholders will no longer participate in the growth or any future increase in the value of our newspaper publishing and related new media properties and operations or from any synergies that may be created by the merger.

•	Gains from this all-cash transaction will be taxable to our stockholders for U.S. federal income tax purposes.

      Our board of directors considered all of the above factors in light of our historical and anticipated business, operations, assets, financial conditions, operating results, cash flow and prospects.
      Our board of directors also considered the interests of our directors and executive officers in the transactions contemplated by the merger agreement, which are described below. See “— Interests of our Directors and Executive Officers in the Merger” beginning on page 24.
      The foregoing discussion of the information and factors considered by our board of directors, while not exhaustive, includes the material factors considered by the board and contains both factors that support the merger and factors that may weigh against it. In view of the variety of factors considered in connection with its evaluations, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or value to any of these factors, and individual directors may have given different weights to particular factors. In addition, our board of directors did not make any specific determination of whether any particular factor or any aspect of any particular factor was favorable or unfavorable to its ultimate determination, and individual directors may have had different views on the favorability of particular factors.
Board Recommendation
      Our board of directors, by unanimous vote, has determined that the merger agreement and the merger are advisable and fair to and in the best interests of Pulitzer and Pulitzer’s stockholders, has declared the merger agreement advisable and that the merger consideration to be paid for our common stock and Class B common stock is fair to the holders of such shares, and has approved and adopted the merger agreement and the merger. Our board of directors unanimously recommends that Pulitzer’s stockholders vote “FOR” adoption of the merger agreement.
Interests of our Directors and Executive Officers in the Merger
      When considering the unanimous recommendation by our board of directors in favor of adoption of the merger agreement, you should be aware that our executive officers and certain of our directors have interests in the merger that are different from, or in addition to, yours, including those described below.

Post-Merger Compensation and Benefits Protection
      The merger agreement contains provisions relating to compensation and employee benefits to be provided for a certain period of time after the merger to our non-bargaining unit employees generally, including our executive officers, and certain retirees, including some of our directors. These provisions include the preservation of employee salary and bonus opportunities for a certain period of time following the merger, and continuation of the current level of post-retirement medical coverage for a certain period of time following the merger for certain existing and future retirees. See “The Merger Agreement — Employee and Director Benefits” beginning on page 54.

Cashout of Stock Options and Other Equity Compensation Awards
      Under the merger agreement, all vested and non-vested stock options and all vested and non-vested restricted stock units will be converted into the right to receive cash at the effective time of the merger, based upon the $64.00 per share merger consideration. This means that each vested and non-vested stock option outstanding immediately before the merger will be cashed out at the effective time of the merger for an amount equal to the number of shares covered by the option multiplied by the excess of the $64.00 per share merger consideration over the per share option exercise price. Similarly, vested and non-vested restricted stock units will be cashed out at the effective time of the merger at the rate of $64.00 per unit. Shares of restricted stock will be exchanged in the merger for cash at the rate of $64.00 per share, on the same basis as other shares outstanding at the time of the merger. The estimated cashout values of the vested and non-vested equity awards held as of February 25, 2005 by each of our executive officers (in the fiscal year ended December 26, 2004), by our non-employee directors, and by all other employees as a group are set forth in the table below.

		Cashout Value	Cashout Value of
	Cashout Value	of Non-Vested	Vested Stock Options,
	of Non-Vested	Restricted Stock	Restricted Stock
	Options	and Stock Units	and Stock Units

Executive Officers:
Mark G. Contreras(1)	N/A	N/A	$0
Terrance C.Z. Egger	$470,405	$380,736	3,161,328
Jon H. Holt	108,250	0	554,769
Matthew G. Kraner	318,423	0	1,598,436
James V. Maloney	101,019	0	705,339
Jan P. Pallares	97,680	0	112,260
Alan G. Silverglat	614,570	0	1,202,733
Robert C. Woodworth	1,931,704	3,942,400	14,719,992
Non-employee directors:
William Bush	38,790	25,024	243,398
Susan T. Congalton	38,790	25,024	114,210
Ken J. Elkins	38,790	25,024	243,398
Alice B. Hayes	38,790	25,024	243,398
Richard W. Moore	0	0	0
Emily Rauh Pulitzer	0	0	0
Michael E. Pulitzer	0	0	6,202,613
Ronald H. Ridgway	38,790	25,024	366,539
James M. Snowden, Jr.	38,790	25,024	243,398
All other employees as a group	3,697,705	0	10,357,988

(1)	Mr. Contreras, our former Senior Vice President, terminated his employment with us effective January 3, 2005 and forfeited his non-vested options and non-vested shares of restricted stock. He has since exercised his vested options.

Incentive Compensation
      Our executive officers and certain other key employees will be entitled to receive transaction-related and retention incentive compensation in connection with the merger. The transaction-related incentives include transaction participation bonuses and bonuses in lieu of 2004 stock option grants. (Ordinarily, we would grant options in December of each year. However, due to the November 21, 2004 public announcement of our strategic review process, we decided not to make option grants in December 2004.) In general, the transaction-related bonuses will be payable, if at all, upon the closing of the merger, subject to continuing employment until the closing date. The retention bonuses will generally be payable three months after the closing, subject to continuing employment until such date. A bonus will not be payable to a participant who voluntarily terminates employment or whose employment we terminate for “cause” before the date the bonus is earned. The potential amounts of the transaction-related and retention bonuses that may be earned by each of our executive officers and by all other eligible employees as a group are set forth in the following table. These bonuses are in addition to any rights or entitlements under, and subject to the limitations provided by, our executive transition plan and applicable agreements previously made with executive officers and certain other key employees.

			Bonus in Lieu	Estimated
	Transaction		of 2004	Retention
	Incentive		Options	Incentive

Executive Officers:
Mark G. Contreras	$0		$0	$0
Terrance C.Z. Egger	75,000		195,000	675,000
Jon H. Holt	25,000		51,000	170,000
Matthew G. Kraner	75,000		138,000	456,750
James V. Maloney	50,000		45,000	170,000
Jan P. Pallares	50,000		51,000	170,000
Alan G. Silverglat	75,000		192,000	666,972
Robert C. Woodworth	0		420,450	388,273
All other employees as a group	1,975,693	(1)	2,604,000	3,122,724

(1)	Up to $1.6 million of this amount is allocated to a bonus pool. The compensation committee of our board of directors, acting in its discretion, is authorized to make bonus awards from this pool.

Split Dollar Life Insurance
      Our chief executive officer, Robert C. Woodworth, and three of our directors, Michael E. Pulitzer, Ken J. Elkins and Ronald H. Ridgway, are covered by cash value life insurance policies maintained under split dollar life insurance agreements that require us to make annual premium payments. Under the split dollar agreements, we have the right to receive life insurance proceeds equal to the greater of the premiums we paid or the policy cash surrender values. Our interest in each policy is secured by a collateral assignment of the policy. We have deferred making scheduled premium payments under the policies since July 30, 2002, pending clarification of certain technical issues raised by the Sarbanes-Oxley Act of 2002. Under the merger agreement, we will seek to negotiate the termination of the split dollar agreements before the merger closes in exchange for a release of our interest in the policy cash values and an additional payment of up to approximately $1,917,500 in deferred premiums. The policy cash values and deferred premiums are approximately $45,000 and $222,500 for Mr. Woodworth; $1,900,000 and $1,125,000 for Mr. Pulitzer; $600,000 and $340,000 for Mr. Elkins; and $440,000 and $230,000 for Mr. Ridgway. Split dollar life insurance agreements that are not terminated before the merger will continue in effect after the merger.

Employment and Consulting Agreement
      Michael E. Pulitzer is party to an employment and consulting agreement dated June 1, 1999, pursuant to which Mr. Pulitzer served as our executive chairman until his retirement on May 31, 2001, and under which Mr. Pulitzer now serves as our non-executive chairman and senior advisor until May 31, 2006. Under his agreement, Mr. Pulitzer receives an annual consulting/advisory fee of $700,000. Under the merger agreement, Mr. Pulitzer’s employment and consulting agreement will terminate on the date of the merger and Mr. Pulitzer will be paid an amount equal to the balance of the remaining payments he would have received through May 31, 2006. For example, if the merger closes on May 31, 2005, Mr. Pulitzer would receive a cash termination payment of $700,000.

Supplemental Executive Benefit Pension Plan
      Our supplemental executive benefit pension plan (the “supplemental pension plan”), which has been in existence since 1986, provides a retirement pension to designated management and other key employees. All of our executive officers participate in the supplemental pension plan and three of our directors,

Messrs. Pulitzer, Elkins and Ridgway, currently receive retirement pensions under the supplemental pension plan. The merger agreement provides that, before the merger, we will “freeze” accruals under the supplemental pension plan and convert it into an individual account plan. A bookkeeping account will be set up in the name of each participant and will be credited with (i) an amount representing the present value of the participant’s earned retirement pension benefit under the supplemental pension plan and (ii) periodic interest at a fixed annual rate of 5.75%. The supplemental pension plan, as amended, will be liquidated on or about May 1, 2008 or upon an earlier change in control transaction, at which time each participant will be entitled to receive a lump sum cash payment equal to the balance in his or her account. Retired participants will continue to receive their quarterly supplemental pension plan payments (charged against their plan accounts) until the liquidation of the supplemental pension plan. The total value of the supplemental pension plan benefits earned by active and retired participants as of May 1, 2005 (the date as of which the individual accounts will be established) is estimated to be approximately $17,763,838. This amount is allocated among each of our participating executive officers and directors and other participants as a group, as shown in the following table.

Opening Balance as
of May 1, 2005

Executive Officers:
Mark G. Contreras	$68,531
Terrance C.Z. Egger	268,612
Jon H. Holt	50,469
Matthew G. Kraner	54,609
James V. Maloney	258,516
Jan P. Pallares(1)	7,383
Alan G. Silverglat(1)	163,620
Robert C. Woodworth	822,227
Participating Directors:
Michael E. Pulitzer	6,755,885
Ken J. Elkins	2,106,617
Ronald H. Ridgway	1,507,046
Other participants as a group	5,700,323

(1)	Entitled to accelerated vesting. All other participating executive officers and directors were previously fully vested in their supplemental pension plan benefits.

Executive Transition Plan
      Our executive officers and other designated key employees participate in our executive transition plan, which was adopted in September 2001. Under the executive transition plan and related agreements, participants receive certain severance protection and other payments and benefits if, in contemplation of or within two years after a change in control (which, for this purpose, includes the merger), the participant’s employment is terminated by us or a successor company without “cause” or by the participant for “good reason.” In general, the severance protection for our executive officers would include:

•	a single sum severance payment equal to a multiple (3 in the case of Mr. Woodworth, 2 in the cases of Messrs. Egger, Kraner and Silverglat and 1.5 in the cases of Messrs. Holt, Maloney and Pallares) of annual salary plus bonus;

•	continuing group health coverage for the number of years covered by the severance multiple; and

•	enhanced benefits under our supplemental pension plan.
      The value of the enhanced supplemental pension plan benefit to be provided to a participant under the executive transition plan whose employment is terminated, together with interest at an annual rate of 5.75%, will be credited to the participant’s supplemental pension plan account as of the date of the termination of the participant’s employment. The amount of the potential credits for our executive officers as of May 1, 2005 is estimated to be approximately $0 for Mr. Contreras, $83,380 for Mr. Egger, $18,914 for Mr. Holt, $39,449 for Mr. Kraner, $0 for Mr. Maloney, $19,600 for Mr. Pallares, $147,551 for Mr. Silverglat and $1,233,236 for Mr. Woodworth. Each of Messrs. Woodworth and Egger is entitled to voluntarily terminate his employment during the thirteenth month following the merger and still receive severance protection. In the event of such voluntary termination, Mr. Woodworth’s severance multiple would be reduced to two (from three) years and Mr. Egger’s severance multiple would be reduced to one year (from two years), and neither of them would be entitled to additional health plan participation and supplemental pension plan enhancements. With the exception of Messrs. Woodworth and Egger, executive transition plan participants’ payments and benefits will be reduced if and to the extent necessary to avoid imposition of an excise tax under Section 4999 of the Internal Revenue Code. Messrs. Woodworth and Egger will be entitled to additional cash payments sufficient to make them whole if they are required to pay excise tax under Section 4999 of the Code in connection with payments and benefits deemed contingent upon the merger. The projected maximum amounts of such additional cash payments for Messrs. Woodworth and Egger are approximately $3.8 million and $0.9 million, respectively, assuming their employment is terminated. In order to avoid duplication, each participant’s entitlement under the executive transition plan will be offset by any corresponding entitlements under the participant’s employment agreement, if any.

Certain Other Arrangements
      On December 10, 2004, Pulitzer entered into a letter agreement with Mark G. Contreras, a then senior vice president of Pulitzer, relating to certain aspects of the termination of his employment with Pulitzer. The agreement (i) recognized that Mr. Contreras’ employment and all officer and director positions with Pulitzer would terminate on January 3, 2005, (ii) contains restrictions on Mr. Contreras’ use or disclosure of confidential information and on the hiring, prior to October 1, 2005, of any employee of Pulitzer, and (iii) provides for a cash payment to Mr. Contreras of $300,000 payable in two installments: one promptly after January 3, 2005, which payment has been made, and one promptly after October 1, 2005.
      The merger agreement provides for outplacement services for up to ten non-bargaining unit employees of Pulitzer whose employment is terminated in conjunction with the merger. The individuals, if any, who may receive these outplacement services are to be determined by a person selected by a committee consisting of three members of our board (the “designation committee”). Our board has not yet appointed the members of the designation committee. Accordingly, the criteria for designating which non-bargaining unit employees, if any, may receive these outplacement services, including whether any executive officer of Pulitzer might qualify to receive outplacement services, have not yet been determined.

Indemnification and Insurance
      After completion of the merger, Lee and the surviving corporation will indemnify and hold harmless all of our past and present officers, directors, employees and agents to the fullest extent permitted by Delaware law, including paying in advance expenses incurred in defending any lawsuit or action.
      Lee or the surviving corporation will also maintain, for at least six years after completion of the merger, directors’ and officers’ liability insurance policies comparable to those maintained by us on January 29, 2005, although the surviving corporation will not be required to spend in any year more than 300% of the annual premiums paid during the immediately preceding year. If the annual premiums exceed 300% of the annual premiums paid during the immediately preceding year, the surviving corporation is required to obtain a policy or policies with the greatest coverage available for a cost not exceeding that amount.

Future Employment Arrangements
      Subsequent to the announcement of the merger agreement, certain of our executive officers have held (or are expected to have) discussions with Lee regarding future employment by Lee or one of its subsidiaries (including the surviving corporation) following the effective date of the merger. Some members of our existing management may be employed by Lee or its subsidiaries (including the surviving corporation) after the merger is completed, which means that certain members of our existing management may, after the completion of the merger, enter into new arrangements with Lee or its subsidiaries regarding employment with, or the right to purchase and participate in the equity of, Lee.

Fees to Advisors
      William Bush, a director of Pulitzer, is a partner in Fulbright & Jaworski L.L.P., the law firm that Pulitzer has engaged in connection with the merger. This law firm’s fees in connection with the merger are expected to total up to approximately $3.0 million, which includes a success bonus equal to 25% of its fees for time spent by its personnel in the representation of Pulitzer relating to the merger, subject to the completion of the merger.
      James M. Snowden, Jr., a director of Pulitzer, is an executive officer of Huntleigh Securities Corporation, a financial advisory services firm that Pulitzer has engaged in connection with the merger. This financial advisory services firm’s fees in connection with the merger are expected to total approximately $0.5 million, subject to the completion of the merger.
Opinion of our Financial Advisor
      Goldman Sachs delivered an oral opinion to Pulitzer’s board of directors, subsequently confirmed in writing, to the effect that, as of January 29, 2005, and based upon and subject to the factors and assumptions set forth in the opinion, the $64.00 per share in cash to be received by the holders of the outstanding shares of Pulitzer common stock and Pulitzer Class B common stock, taken in the aggregate, pursuant to the merger agreement is fair from a financial point of view to those holders. Goldman Sachs’ opinion speaks only as of January 29, 2005, and does not, and is not intended to, address the fairness of the consideration to be received by Pulitzer stockholders in the merger as of any other date.
      The full text of the written opinion of Goldman Sachs, dated January 29, 2005, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of Pulitzer’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Pulitzer common stock or Pulitzer Class B common stock should vote with respect to the merger. The opinion should be read in its entirety.
      In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Pulitzer for the four fiscal years ended December 28, 2003, and annual reports to stockholders and annual reports on Form 10-K of Lee for the five fiscal years ended September 30, 2004;

•	certain interim reports to stockholders and quarterly reports on Form 10-Q of Pulitzer and Lee;

•	certain other communications from Pulitzer to its stockholders; and

•	internal financial analyses and forecasts for Pulitzer prepared by its management.
      Goldman Sachs also held discussions with members of the senior management of Pulitzer regarding their assessment of the strategic rationale for, and the potential benefits of, the merger, and the past and current business operations, financial condition and future prospects of Pulitzer.

      In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for Pulitzer common stock;

•	compared certain financial and stock market information for Pulitzer with similar financial and stock market information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the newspaper industry specifically, and other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.
      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of Pulitzer’s board of directors, that the internal financial forecasts prepared by the management of Pulitzer were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Pulitzer. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Pulitzer or any of its subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address the underlying business decision of Pulitzer to engage in the merger.
      The following is a summary of the material financial analyses presented by Goldman Sachs to Pulitzer’s board of directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 27, 2005, and is not necessarily indicative of current market conditions.

Historical Premium Analysis
      Goldman Sachs calculated the implied premiums represented by the $64.00 per share purchase price to be received by the holders of Pulitzer common stock and Pulitzer Class B common stock pursuant to the merger agreement based on the following closing prices for Pulitzer common stock on, or for the specified period ended, January 27, 2005, the latest practicable trading day before Goldman Sachs made its presentation of its financial analyses to Pulitzer’s board of directors:

•	the closing price on January 27, 2005;

•	the 52-week high, average and low closing prices;

•	the three-year high, average and low closing prices; and

•	the three-month average and six-month average closing prices.

      The results of Goldman Sachs’ calculations are reflected below:

	Closing Stock Price or
	Average of Closing Prices
	over Specified Period	Implied Premium

January 27, 2005	$63.00	1.6%
52-week high	$65.62	(2.5)%
52-week average	$52.24	22.5%
52-week low	$44.00	45.5%
Three-year high	$65.62	(2.5)%
Three-year average	$49.78	28.6%
Three-year low	$40.93	56.4%
Three-month average	$61.07	4.8%
Six-month average	$54.86	16.7%
      Goldman Sachs also calculated the implied premiums represented by the $64.00 per share purchase price to be received by the holders of Pulitzer common stock and Pulitzer Class B common stock pursuant to the merger agreement based on the following closing prices for Pulitzer common stock for the specified periods ended November 19, 2004, the last trading day before Pulitzer first publicly announced that it was engaged in the process of exploring a range of strategic alternatives, including a possible sale of Pulitzer:

•	the 52-week high, average and low closing prices;

•	the three-year high, average and low closing prices; and

•	the three-month average and six-month average closing prices.
      The results of Goldman Sachs’ calculations are reflected below:

	Closing Stock Price or
	Average of Closing Prices
	over Specified Period	Implied Premium

52-week high	$56.11	14.1%
52-week average	$50.40	27.0%
52-week low	$44.00	45.5%
Three-year high	$56.11	14.1%
Three-year average	$48.92	30.8%
Three-year low	$40.93	56.4%
Three-month average	$50.80	26.0%
Six-month average	$48.93	30.8%

Pulitzer Indexed Stock Price Performance
      Goldman Sachs reviewed the average of the closing prices of

•	the common stock of Pulitzer;

•	the performance of an index composed of the common stock of certain newspaper publishers with large equity market capitalizations relative to the publicly traded companies in the newspaper publishing industry, or the Large Cap Newspaper Publishers Index;

•	the performance of an index composed of the common stock of certain newspaper publishers with equity market capitalizations that are approximately mid-range in size among publicly traded newspaper publishers, or the Mid Cap Newspaper Publishers Index; and

•	the performance of the S&P 500 Index over the latest twelve months, prior to November 19, 2004 (the last trading day before Pulitzer first publicly announced that it was engaged in the process of exploring a range of strategic alternatives, including a possible sale of Pulitzer), without adjustment for any dividends declared or paid by the relevant companies.

The companies composing each of the Large Cap Newspaper Publishers Index and the Mid Cap Newspaper Publishers Index are identified below in the section entitled “Comparison of Selected Newspaper Publishers.” During the last twelve months prior to November 19, 2004, the closing prices of the common stock of Pulitzer and the S&P 500 Index increased by 5.0% and 12.3%, respectively, while the Large Cap Newspaper Publishers Index decreased by 1.2% and the Mid Cap Newspaper Publishers Index decreased by 2.3%.
          Comparison of Selected Newspaper Publishers
      Goldman Sachs compared selected publicly available financial information, ratios and multiples for Pulitzer and the following selected publicly traded newspaper publishers, certain of which companies were designated “Large Cap” publishers due to their large equity market capitalizations relative to the publicly traded companies in the newspaper publishing industry, and others of which were designated “Mid Cap” publishers because their equity market capitalizations are approximately mid-range in size among publicly traded newspaper publishers:
          Large Cap Publishers

•	Gannett Co., Inc.

•	Knight-Ridder, Inc.

•	The New York Times Company

•	Tribune Company

•	The E.W. Scripps Company

•	The Washington Post Company
          Mid Cap Publishers

•	Belo Corp.

•	Dow Jones & Company, Inc.

•	Journal Communications, Inc.

•	Journal Register Company

•	Lee Enterprises, Incorporated

•	The McClatchy Company

•	Media General, Inc.
      Although none of the selected companies is directly comparable to Pulitzer, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Pulitzer.
      Goldman Sachs calculated and compared various public market multiples and ratios of the selected companies based on information it obtained from SEC filings and median estimates provided by the Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts). The multiples and ratios of the selected companies that were computed using estimates of 2005 and 2006 financial performance, including projected revenues, earnings before interest, taxes, depreciation and amortization (commonly known as EBITDA), earnings before interest and taxes (commonly known as EBIT), net income and earnings per share, were based on IBES estimates of such metrics. The multiples and ratios of Pulitzer that were computed using estimates of 2005 and 2006 financial performance, including projected revenues, EBITDA, EBIT, net income and earnings per share, were based on management-provided information, which in the case of EBITDA and EBIT was adjusted to exclude certain non-recurring items and certain recurring items, including net gain on marketable securities, net loss on investments, net other income and minority interest in net earnings of subsidiaries. The multiples and ratios of Pulitzer and of the selected companies were calculated using public trading market closing prices on January 27, 2005, and, in the case of Pulitzer, using the $64.00 per share to be received by holders of Pulitzer common stock and Pulitzer Class B common stock. With respect to Pulitzer and the selected companies, Goldman Sachs calculated:

•	the enterprise value, which is the value of common equity, calculated using the per share price and fully diluted shares outstanding based on each company’s latest publicly available information, plus book value of net debt, which is total debt less cash and cash equivalents, plus book value of minority interest, as a multiple of last twelve months EBITDA and estimated 2005 and 2006 EBITDA;

•	the ratio of the price per share to the estimated 2005 and 2006 earnings per share, or P/E multiple;

•	the ratio of the estimated 2006 P/E multiple to the five-year earnings per share estimated compound annual growth rate (or CAGR);

•	last twelve months EBITDA and EBIT margins, calculated by dividing each company’s last twelve months EBITDA and EBIT by its last twelve months revenues; and

•	the dividend yield as of January 27, 2005.
      Historical financial results utilized by Goldman Sachs for purposes of this analysis were based upon information contained in the applicable company’s latest publicly available financial statements prior to January 27, 2005. The last twelve months period for this analysis refers to the latest twelve-month period from the most recent publicly available information for Pulitzer and the selected companies as of January 27, 2005. Pulitzer’s last twelve months EBITDA and EBIT margins include proportional revenues and operating income from Pulitzer’s Tucson operations, which operations are 50% owned by each of Pulitzer and Gannett and jointly operated pursuant to an agency agreement. Pulitzer, however, accounts for Tucson under the equity method for financial reporting purposes. Pulitzer’s last twelve months EBITDA and EBIT are based on management-provided information, adjusted to exclude certain non-recurring items and certain recurring items, including net gain on marketable securities, net loss on investments, net other income and minority interest in net earnings of subsidiaries. As so adjusted, Pulitzer’s last twelve months EBITDA and EBIT equal Base 2004 EBITDA and EBIT as set forth in the Projected Summary Consolidated Income Statement table below under “— Financial Projections” beginning on page 37.
      Estimates of future results used by Goldman Sachs in this analysis, for the selected companies, were based on median estimates provided by IBES and calendarized to year-end December 31, and for Pulitzer, were based on median estimates provided by IBES calendarized to year-end December 31 and estimates by Pulitzer management.

      The results of these analyses are summarized in the following tables:

	Enterprise Value Multiples
	EBITDA
							Calendarized
	Last						P/E Multiples
	Twelve
	Months		2005E		2006E		2005E		2006E

Large Cap Publishers
High	16.2	x	12.3	x	10.6	x	25.2	x	20.8	x
Mean	11.8	x	10.4	x	9.6	x	19.3	x	17.0	x
Median	10.5	x	10.3	x	9.6	x	18.2	x	16.7	x
Low	10.0	x	9.1	x	8.8	x	15.4	x	14.0	x
Mid Cap Publishers
High	13.5	x	10.6	x	10.2	x	25.9	x	19.6	x
Mean	10.7	x	9.7	x	8.9	x	19.4	x	16.9	x
Median	11.0	x	10.0	x	8.9	x	19.8	x	16.4	x
Low	7.7	x	7.5	x	7.0	x	13.8	x	13.4	x
Pulitzer at January 27, 2005 Closing Price	12.9	x	12.4	x	12.7	x	26.6	x	24.7	x
Pulitzer at $64.00 share price	13.1	x	12.6	x	12.9	x	27.0	x	25.0	x

	2006E PE/5-Year		Last Twelve
	Earnings		Months Margins
	Per Share				Dividend
	CAGR		EBITDA	EBIT	Yield

Large Cap Publishers
High	1.9	x	32.5%	29.2%	2.1%
Mean	1.5	x	24.3%	20.3%	1.3%
Median	1.4	x	23.2%	19.8%	1.3%
Low	1.2	x	20.2%	15.0%	0.8%
Mid Cap Publishers
High	2.2	x	28.9%	23.0%	2.6%
Mean	1.5	x	24.7%	18.6%	1.3%
Median	1.7	x	26.6%	20.3%	1.5%
Low	0.8	x	18.1%	11.8%	0.0%
Pulitzer at January 27, 2005 Closing Price	3.1	x	21.5%	16.9%	1.3%
Pulitzer at $64.00 share price	3.1	x	21.5%	16.9%	1.3%

Selected Transactions Analysis
      Goldman Sachs reviewed available information for the following announced merger or acquisition transactions in the U.S. involving companies in the newspaper publishing industry. These transactions (listed by acquirer/target and month and year announced) included:

•	The New York Times Company/Metro USA (January 2005)

•	Spire Capital Partners & Wachovia Capital Partners/ American Community Newspapers (December 2004)

•	Journal Register/21st Century Newspapers (July 2004)

•	Barclay Brothers/Daily Telegraph (June 2004)

•	Providence Private Equity & Blackstone Group/Freedom Communications (October 2003)

•	Dow Jones/Omaha World-Herald (April 2003)

•	New York Times Company/International Herald Tribune (October 2002)

•	Eagle-Tribune/Dow Jones (April 2002)

•	Community Newspaper Holdings/Dow Jones (February 2002)

•	Lee Enterprises/Howard Publications (February 2002)

•	Journal Register/Gannett (September 2001)

•	Media News/Kearns-Tribune (December 2000)

•	Gannett/Thomson Corp (June 2000)

•	Gannett/Central Newspapers (June 2000)

•	Media General/ Thomson Corp (June 2000)

•	Community Newspaper Holdings/Thomson Corp (June 2000)

•	Pulitzer/Advance Publications (JV) (June 2000)

•	Tribune/Times Mirror (March 2000)

•	Entravision Communications/Latin Communications (December 1999)

•	New York Times Company/Worcester Telegram & Gazette (October 1999)

•	Pulitzer Inc./Chronicle Publishing (October 1999)

•	Evercore Capital Partners/American Media (February 1999)

•	Hearst Corp./Chronicle Publishing (December 1998)

•	Community Newspaper Holdings/Hollinger International (December 1998)

•	Seattle Times (Blethen)/Guy Gannett Communications (September 1998)

•	Gannett Co./Goodson Newspaper (May 1998)

•	Journal Register Co./Goodson Newspaper (May 1998)

•	McClatchy/Cowles Media Company (November 1997)

•	Knight-Ridder/Disney (April 1997)
      Goldman Sachs calculated and compared the levered value, reflecting each of the selected companies’ newspaper and broadcast assets, as a multiple of the target’s publicly reported last twelve months revenues and last twelve months EBITDA prior to announcement of the applicable transaction. For purposes of this analysis, the levered value of each target was calculated by multiplying the announced per-share transaction price by the number of that company’s fully diluted outstanding shares as disclosed in the company’s most recent filings prior to the applicable transaction and adding to that result the book value of the company’s net debt and the book value of the company’s minority interest as disclosed in the company’s most recent filings prior to the announcement of the applicable transaction. The following table shows the mean, median, high and low last twelve months revenues and EBITDA multiples resulting from this calculation:

	Levered Value as a Multiple of:

	Last Twelve		Last Twelve
	Months Revenues		Months EBITDA

Mean	3.1	x	12.7	x
Median	2.9	x	12.8	x
High	6.2	x	17.4	x
Low	1.3	x	8.7	x
Pulitzer at $64 share price	2.9	x	13.1	x

Discounted Cash Flow Analysis
      Goldman Sachs performed a discounted cash flow analysis with respect to the Pulitzer common stock. All cash flows were discounted back to December 31, 2004. Forecasted financial information used in this analysis was based on projections provided by the management of Pulitzer. Goldman Sachs used a discount rate ranging from 8% to 10%, reflecting estimates of the weighted average cost of capital of Pulitzer, forecasts of Pulitzer’s EBITDA through December 31, 2008, provided by Pulitzer’s management, and illustrative terminal values based on normalized terminal cash flows in conducting its analysis. The analysis was based on growth perpetuity rates ranging from 1.0% to 3.0%. This analysis resulted in implied enterprise value indications for Pulitzer ranging from approximately $1.05 billion to $1.80 billion and implied present value indications ranging from $46.08 to $79.30 per share of Pulitzer common stock. Using the same forecast, discount rates and growth rates, Goldman Sachs also calculated implied terminal EBITDA multiples ranging from 6.7x to 12.4x and implied terminal value indications expressed as a percentage of enterprise values ranging from 71.9% to 83.1%.

Leveraged Buyout Analysis
      Goldman Sachs performed an analysis of the implied equity returns that could theoretically be realized if Pulitzer were (i) acquired as of December 31, 2004, in a leveraged buyout at a price per share of Pulitzer common stock of $58.00, $60.00 or $62.00 and (ii) resold by the acquirer on December 31, 2009, based on exit multiples of Pulitzer management’s estimated EBITDA ranging from 9.0x to 13.0x. In performing this analysis, Goldman Sachs also assumed that equity investors in a leveraged buyout of Pulitzer would incur total transaction costs of approximately $50 million, financing fees between approximately $21 and $24 million, depending upon the aggregate borrowings in connection with the transaction, and existing indebtedness breakage costs of approximately $51 million in connection with an acquisition of Pulitzer and would be required to grant 5% of the equity in the acquired company to its management and employees. Goldman Sachs also assumed aggregate borrowings of 7.5x, 8.0x or 8.5x of Pulitzer management’s estimated EBITDA for the last twelve months prior to December 31, 2004, subject to the adjustments described above. Although Goldman Sachs did not perform an analysis of the range of equity returns that could theoretically be realized if Pulitzer were acquired in a leveraged buyout transaction at $64.00 per share, the equity returns at such a purchase price would be correspondingly lower than the returns set forth in the tables below for other purchase prices. The following tables show the range of equity returns at each theoretical purchase price used in Goldman Sachs’ analysis:

58.00 Purchase Price								60.00 Purchase Price
$ Per Share								$ Per Share

Exit								Exit
EBITDA								EBITDA
Multiple		Leverage Multiple						Multiple	Leverage Multiple
		7.5	x	8.0	x	8.5	x		7.5	x	8.0	x	8.5x
9.0	x	8.6%		8.9%		9.3%		9.0x	7.1%		7.3%		7.5%
13.0	x	19.8%		20.8%		22.0%		13.0x	18.2%		19.0%		20.0%

62.00 Purchase Price
$ Per Share

Exit
EBITDA
Multiple		Leverage Multiple

		7.5	x	8.0	x	8.5	x
9.0	x	5.7%		5.8%		5.9%
13.0	x	16.7%		17.4%		18.2%
      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Pulitzer or the merger.
      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Pulitzer’s board of directors as to the fairness of the $64.00 per share in cash to be received by the holders of the outstanding shares of Pulitzer common stock and Pulitzer Class B common stock, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Pulitzer, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs’ opinion to Pulitzer’s board of directors was one of many factors taken into consideration by Pulitzer’s board of directors in making its determination to adopt the merger agreement. See “The Merger — Reasons For the Merger” beginning on page 22.
      Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Pulitzer in connection with, and has participated in certain of the negotiations leading to, the proposed merger.
      Goldman Sachs also has provided certain investment banking services to Pulitzer from time to time, including having acted as financial advisor in connection with Pulitzer’s establishment of a partnership with The Herald Company, Inc. in May 2000. In addition, Goldman Sachs has previously entered into interest rate swap transactions with Pulitzer from time to time. Further, Goldman Sachs may provide investment banking services to Pulitzer and Lee in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, compensation.
      Pulitzer selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated October 6, 2004, Pulitzer engaged Goldman Sachs to act as its financial advisor in connection with the exploration of possible strategic alternatives, including the possible merger or sale of all or a portion of Pulitzer. Pursuant to the terms of this letter agreement, Pulitzer paid Goldman Sachs a fee of $250,000 in cash upon execution of the letter agreement, and Goldman Sachs is entitled to receive a transaction fee of 1.0625% (estimated at approximately $15.3 million as of February 25, 2005) of the aggregate consideration paid to holders of Pulitzer’s equity securities in the transaction (including amounts paid to holders of options, warrants and convertible securities). The entire transaction fee is subject to and payable only upon the completion of the merger. Pulitzer has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.
Financial Projections
      In connection with their due diligence regarding the proposed merger, we provided Lee and certain other parties with non-public business and financial information, including our internal projections of our future operating performance, based on a number of assumptions. In connection with the discussions concerning the merger, Pulitzer also furnished this information to Goldman Sachs together with certain other financial forecasts prepared by Pulitzer’s management that Goldman Sachs used in connection with its financial analyses described above under “— Opinion of our Financial Advisor” beginning on page 29. This information, including our internal projections of future operating performance, was not developed for public disclosure. The projections were prepared only to reflect management’s view, as of the date of the projections, of certain financial information, including our results of operations, through December 31, 2008. None of Pulitzer, our board of directors or Goldman Sachs assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections.
      We have included a summary of those projections in this proxy statement because we made those projections available to Lee and certain other parties in connection with their due diligence investigation of Pulitzer, and to Goldman Sachs in connection with its role as financial advisor to Pulitzer and its opinion described in “— Opinion of our Financial Advisor” beginning on page 29.
      The inclusion of a summary of the projections should not be interpreted as suggesting that Lee relied on the projections in evaluating the merger. Although the summary is presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management that our management believed were reasonable for the purposes at the time the projections were prepared. The projections involve risks and are based upon a variety of assumptions relating to our business, industry performance, general business, economic, market and financial conditions and other matters and are subject to significant uncertainties and contingencies, many of which are difficult to predict and beyond the control of Pulitzer’s management, which may cause the projections or the underlying assumptions to be inaccurate.
      The summary of the projections included below contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. Projections of this nature are inherently imprecise, and actual results may be materially greater or less than those contained in the projections. Accordingly, Pulitzer cannot offer any assurance that the assumptions made in preparing the projections will prove accurate. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date the projections were prepared. For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of a summary of the projections in this proxy statement should not be relied upon as an indication that the projections will be an accurate prediction of future results, and you are cautioned not to place undue reliance on the prospective financial information.
      The projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. The projections were not intended to be a forecast of financial results and are not guarantees of performance. The projections do not purport to present operations in accordance with accounting principles generally accepted in the United States, and our independent registered public accounting firm has not examined or compiled the projections. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to the projections or the summary below.
      No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 10.
      Due to the volatility of the industry and since the prospective financial information provided in this proxy statement is in summary format, you are cautioned not to place undue reliance on this information in making a decision whether to vote in favor of or against adoption of the merger agreement.
      The projections should be read together with our financial statements that can be obtained from the SEC, as described in “Where You Can Find More Information” beginning on page 68.

PROJECTED SUMMARY CONSOLIDATED INCOME STATEMENT(1)(2)

	Fiscal Year

		Base(5)
	2004A	2004A	2005E(6)	2006E(6)	2007E(6)	2008E(6)

Revenues	$499.5	$499.5	$531.2	$555.8	$583.6	$610.7
EBITDA(3)	$105.3	$111.2	$119.8	$136.6	$151.2	$164.7
EBIT(4)	$85.1	$91.0	$100.0	$115.0	$128.9	$141.7
Net Income	$44.1	$47.8	$53.6	$61.9	$71.5	$81.7
EPS	$2.02	$2.18	$2.44	$2.78	$3.18	$3.55

A = Actual
E = Estimated

(1)	The summary projections set forth in this table were not prepared and are not presented in accordance with accounting principles generally accepted in the United States of America. These summary projections do not contain the breadth of disclosure mandated by accounting principles generally accepted in the United States of America as necessary for a full understanding of Pulitzer’s operating results and cash flows.

(2)	These summary projections include the effect of adding Pulitzer’s 50% share of the operations of the Tucson newspaper partnership to revenues. Pulitzer’s determination of revenues, EBITDA and EBIT incorporates all of the related amounts from those entities (St. Louis Post-Dispatch LLC and STL Distribution Services LLC) in which The Herald Company, Inc. has a 5% interest in the results of their operations.

(3)	EBITDA represents operating income plus depreciation and amortization.

(4)	EBIT represents earnings before interest and taxes. EBIT excludes certain non-recurring items and certain recurring items, including net gain on marketable securities, net loss on investments, net other income and minority interest in net earnings of subsidiaries. In this context, EBIT equals operating income.

(5)	Pulitzer’s calculation of Base Revenues, Base EBITDA, Base EBIT, Base Net Income and Base EPS for 2004 excludes gains and losses related to certain non-operating investments that are not a strategic component of Pulitzer’s capital structure or operating plans (principally, investments in new media companies and partnerships making similar investments), employment termination inducements associated with positions that will not be staffed, and certain non-recurring items consisting of: (a) expenses related to the clarification of certain circulation distribution contract issues, including litigation settlement; (b) expenses incurred in conjunction with the exploration of a range of strategic alternatives to enhance shareholder value, including the possible sale of Pulitzer; and (c) interest expense associated with a tentative settlement of pending IRS matters.

(6)	We gave no recognition to employee stock compensation costs associated with employee stock options and employee stock purchase plans, which treatment is not in accordance with FASB Statement No. 123R.
Financing For the Merger
      In order for Lee to acquire Pulitzer in exchange for a cash purchase price of $64.00 per share, Lee will pay Pulitzer stockholders approximately $1.45 billion in the aggregate. Lee has informed us that the total amount of funds required to complete the merger and related transactions, including repayment of Lee’s existing senior credit facility and senior notes and payment of related fees and expenses, will be approximately $1.65 billion. Lee may elect not to repay the senior notes as long as certain conditions are met.
      Lee expects this amount to be provided through a combination of unrestricted cash on hand of both Lee and Pulitzer and the proceeds of a $1.55 billion fully committed bank loan, which is described below under “— Senior Secured Financing.”
      Lee entered into a senior secured financing commitment letter, dated January 29, 2005 (the “commitment letter”), with Deutsche Bank Trust Company Americas (“Deutsche Bank Americas”), Deutsche Bank Securities Inc. (“Deutsche Bank Securities”), SunTrust Bank (“SunTrust”) and SunTrust Capital Markets, Inc. (“SunTrust Capital,” and, together with Deutsche Bank Americas and Deutsche Bank Securities, referred to collectively as “lending agents”). Pursuant to the terms of the commitment letter, Deutsche Bank Americas and SunTrust each agrees to commit, on a several basis, 50% of the principal amount of the senior secured financing. Their commitments to the senior secured financing, when combined with cash on hand, are in amounts sufficient to complete the merger and related transactions, repay Lee’s existing senior credit facility and senior notes, if such notes are, in fact, repaid, and pay related fees and expenses. These commitments are subject to conditions, including the conditions set forth below under “— Commitment Letter Conditions.” Deutsche Bank Americas is sometimes referred to as the “administrative agent.”
      The commitment letter was filed as an exhibit to Lee’s current report on Form 8-K, filed with the SEC on February 3, 2005, and you are encouraged to read the commitment letter for a complete description of Deutsche Bank Americas’ and SunTrust’s several commitments to provide financing for the merger.
      The merger is not conditioned upon Lee’s obtaining the financing described in the commitment letter or any financing.
          Senior Secured Financing
      Under the commitment letter, Deutsche Bank Americas and SunTrust have committed to provide Lee senior secured financing in an aggregate principal amount of $1.55 billion consisting of:

•	a $800 million term loan facility (“A term facility”),

•	a $300 million term loan facility (“B term facility”), and

•	a $450 million revolving credit facility (“revolving credit facility” and, together with the A term facility and B term facility, referred to collectively as “senior secured financing”).
      The senior secured financing is subject to the satisfaction or waiver of the conditions specified in the commitment letter, including those described below under “— Commitment Letter Conditions.”
      Certain current direct and indirect wholly-owned subsidiaries of Lee (each, a “guarantor”) will provide an unconditional guaranty of all amounts and other obligations owed under the senior secured financing. Amounts owed to lending agents will be secured by a first priority security interest in the stock and other equity interests owned by Lee and each guarantor in their respective subsidiaries. No such guaranty will be required of any direct or indirect subsidiary if, by giving such guaranty, the covenants of Pulitzer’s existing credit facility would be violated, or, with respect to direct and indirect non-U.S. subsidiaries, if the giving of such guaranty would have adverse tax consequences.
Commitment Letter Conditions

Negotiation of Definitive Agreements
      The respective commitments of the lending agents and each member of the syndicate of lenders in connection with the senior secured financing are subject to the negotiation of definitive financing agreements consistent with the terms of the commitment letter, in a form satisfactory to the administrative agent and each member of the syndicate (collectively, the “lenders”). Also, the required guaranties and security agreements are subject to the negotiation of definitive financing agreements consistent with the terms of the commitment letter in a form satisfactory to the lending agents.

General Conditions
      The lending agents’ commitments are subject to the other conditions set forth in the commitment letter, including the conditions that:

•	there shall not have occurred any change, effect, event or state of facts (or any development that has had, or could reasonably be expected to have, any change or effect) that is, individually or in the aggregate, or could reasonably be expected to be, materially adverse to the business, property, assets, liabilities, financial condition or results of operations of Pulitzer and its subsidiaries taken as a whole since December 28, 2003 (other than as, and to the extent, expressly disclosed in Pulitzer’s SEC filings prior to January 29, 2005), which would, individually or in the aggregate:

•	prevent or materially delay the consummation of the transactions contemplated by the commitment letter and the merger agreement (collectively, the “transaction”); or

•	be materially adverse to the rights or remedies of the lenders under the commitment letter (each, a “material adverse effect”), subject to seven enumerated exceptions to the occurrence of a material adverse effect set forth in the commitment letter.

•	no lending agent becoming aware of any information not previously known to such lending agent which such lending agent shall determine has had or could reasonably be expected to have, a material adverse effect, or that is inconsistent, in a material and adverse manner, with any such information or other matter disclosed to such lending agent prior to January 29, 2005.

•	each lending agent shall be reasonably satisfied prior to and during the syndication of the senior secured financing that there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Lee, Pulitzer or any of their respective subsidiaries.

Conditions of A and B Term Facilities
      In addition, the lending agents’ commitments under the commitment letter with respect to the A term facility and B term facility are subject to pre-conditions that are usual and customary for these types of facilities, and such additional pre-conditions as the lending agents shall deem appropriate in the context of the proposed transaction, including the following conditions:

•	The structure, terms and documentation of each component of the transaction shall be reasonably satisfactory to the lending agents and the lenders holding commitments and/or outstanding credit advances, including unpaid interest and fees, representing more than 50% of the aggregate of those commitments and outstanding advances with respect to any of the facilities under the commitment letter (collectively, the “required lenders”), and the documentation for the transaction shall be in full force and effect.

•	All material pre-conditions to the consummation of the transaction shall have been satisfied and not waived except with the consent of the lending agents and the required lenders, to the reasonable satisfaction of the lending agents and the required lenders. Each component of the transaction shall have been consummated in accordance with the related documentation and all applicable laws.

•	All obligations of Lee and its subsidiaries with respect to Lee’s existing senior credit facility and senior notes shall have been paid in full, and all related commitments, security interests and guaranties shall have been terminated and released, all to the reasonable satisfaction of the lending agents. However, Lee may, with the consent of the lending agents, elect not to repay the existing senior credit facility so long as:

•	the terms of the existing senior credit facility are amended on a basis satisfactory to the lending agents;

•	the amount of the A term facility is reduced by the amount that would have been required to prepay the existing senior credit facility; and

•	the amount of the B term facility is reduced by either the net proceeds of an equity offering by Lee or the value of any equity issued by Lee in connection with the merger.

•	The cash on hand of Lee and Pulitzer and cash proceeds from the sale of certain marketable securities of Pulitzer on or before the closing date, when added to the aggregate principal amount of the A term loan facility and the B term loan facility incurred on the closing date and approximately $310.0 million (as such amount may be increased) of the revolving credit facility incurred on the closing date, shall be sufficient to effect the merger and the refinancing of the existing senior credit facility and senior notes and to pay all of the fees and expenses incurred in connection with the transaction.

•	After giving effect to the consummation of the transaction, Lee and its subsidiaries shall have no outstanding preferred equity, indebtedness or contingent liabilities except for indebtedness incurred under the senior secured financing and Pulitzer’s existing senior notes and senior note guaranty and such other existing indebtedness and disclosed contingent liabilities, if any, as shall be permitted by the lending agents and the required lenders (the “existing indebtedness”). Also, all stock of Pulitzer shall be owned by Lee free and clear of liens, except liens securing the senior secured financing. If any existing indebtedness is permitted to remain outstanding after giving effect to the transaction, all terms and conditions thereof shall be required to be reasonably satisfactory to the lending agents and the required lenders.

•	All necessary governmental and material third party approvals and/or consents in connection with the transaction shall have been obtained and remain in effect. All applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgment of the lending agents, restrains, prevents, or imposes materially adverse conditions upon, the consummation of the transaction. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transaction.

•	Since December 28, 2003, except as expressly disclosed in Pulitzer’s SEC filings prior to January 29, 2005, nothing shall have occurred (and no lending agent nor the required lenders shall have become aware of any facts or conditions not previously known) which any lending agent or the required lenders shall determine has had, or could reasonably be expected to have, a material adverse effect.

•	No litigation by any entity (private or governmental) shall be pending or threatened with respect to any of the facilities under the commitment letter, or with respect to the transaction, or which any lending agent or the required lenders shall determine has had, or could reasonably be expected to have, a material adverse effect.

•	All agreements relating to, and the corporate and capital structure of, Lee and its subsidiaries, and all organizational documents of Lee and its subsidiaries, in each case as the same will exist after giving effect to the consummation of the transaction, shall be reasonably satisfactory to the lending agents and the required lenders.

•	All loans and all other financings to Lee and related documentation, as well as the transaction and its consummation, shall be in compliance with all applicable requirements of law.

•	After giving effect to the transaction, the related financings and other transactions contemplated by the commitment letter, there shall be no conflict with, or default under, any material agreement of Lee and its subsidiaries, including any agreements acquired or entered into pursuant to the transaction and in respect of existing indebtedness, subject to such exceptions as may be agreed upon.

•	All costs, fees, expenses and other compensation contemplated by the commitment letter payable to the lending agents and the lenders or otherwise payable in respect of the transaction shall have been paid to the extent due.

•	The guaranties and security agreements required under the commitment letter shall have been executed and delivered in form, scope and substance satisfactory to the lending agents and the required lenders, and the lenders shall have a first priority perfected security interest in all assets of Lee and its subsidiaries as provided in the commitment letter.

•	Deutsche Bank Securities shall have received legal opinions from counsel addressed to the lending agents and the lenders covering matters reasonably acceptable to Deutsche Bank Securities.

•	The lenders shall have received a solvency certificate, in form and substance reasonably satisfactory to the lending agents, from Lee’s chief financial officer. The certificate will set forth the conclusions that, after giving effect to the transaction, each of Lee on a stand-alone basis and Lee and its subsidiaries taken as a whole, is or are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in its or their businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature.

•	The lending agents and the lenders shall have received and be satisfied with:

•	Unaudited consolidated financial statements of each of Lee and Pulitzer for each fiscal quarter of each of Lee and Pulitzer ended on or after their respective fiscal quarters ended closest to December 31, 2004 and at least 45 days prior to the closing date.

•	Pro forma consolidated financial statements of Lee and its subsidiaries (including Pulitzer and its subsidiaries) meeting the requirements of SEC Regulation S-X for registration statements on SEC Form S-1 (as if such a registration statement for a debt issuance of Lee became effective on the closing date).

•	Interim financial statements of each of Lee and Pulitzer for each month ended after the date of the last available quarterly financial statements and at least 30 days prior to the closing date.

•	Detailed projected consolidated financial statements of Lee and its subsidiaries for at least the eight fiscal years ended after the closing date. These projections shall reflect the forecasted consolidated financial condition of Lee and its subsidiaries after giving effect to the transaction, and be prepared and approved by Lee.

•	Lee and Pulitzer shall have fully cooperated in SunTrust’s and Deutsche Bank Securities’ syndication efforts with respect to any of the facilities under the commitment letter, including by promptly providing them with all information reasonably deemed necessary by them to successfully complete the syndication.

•	The lenders shall have received evidence of insurance maintained by Lee and its subsidiaries consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses.

•	During the period from January 29, 2005 through the closing date of the merger, Lee, Pulitzer and their respective subsidiaries shall have been operated in the ordinary course and shall not have sold any of their respective material assets other than in the ordinary course and consistent with past practice.

•	During the period from January 29, 2005 through the closing date, the matters disclosed by Pulitzer under “COMMITMENTS AND CONTINGENCIES — Internal Revenue Service Matters” in its Form 10-Q filed with the SEC for the quarterly period ended September 26, 2004 shall not have been settled with the Internal Revenue Service other than on the basis specified by Pulitzer to Lee in connection with the merger agreement. These matters relate to “old” Pulitzer’s newspaper publishing and related new media businesses contributed to Pulitzer Inc. in a tax-free “spin-off” to “old” Pulitzer stockholders and the transfer by Pulitzer and The Herald Company, Inc. of their respective interests in the assets and operations of the St. Louis Post-Dispatch and certain related businesses to a new joint venture, known as PD LLC.

Conditions of A and B Term Facilities and Revolving Credit Facility
      In addition, the lending agents’ commitments under the commitment letter with respect to the A term facility and B term facility and revolving credit facility are subject to pre-conditions that are usual and customary for these types of facilities, and such additional pre-conditions as the lending agents shall deem appropriate in the context of the proposed transaction, including the following conditions:

•	All representations and warranties shall be true and correct in all material respects on and as of the date of the borrowing, before and after giving effect to such borrowing and to the application of the borrowed funds, as though made on and as of such date. However, any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be.

•	No event of default with respect to any of the facilities under the commitment letter or event which with the giving of notice or lapse of time or both would be an event of default with respect to any of the facilities under the commitment letter, shall have occurred and be continuing, or would result from such borrowing.

•	Agreement as to representations and warranties which are usual and customary for these types of facilities, and such additional representations and warranties as the lending agents shall deem appropriate in the context of the proposed transaction.

•	Agreement as to covenants usual and customary for these types of facilities, and such additional covenants as the lending agents shall deem appropriate in the context of the proposed transaction, with customary exceptions, including the following covenants:

•	Limitations on other indebtedness (including contingent liabilities and seller notes).

•	Limitations on mergers, acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets.

•	Limitations on sale-leaseback transactions.

•	Limitations on dividends and other restricted payments.

•	Limitations on voluntary prepayments of other indebtedness and related amendments, and amendments to organizational documents and other material agreements.

•	Limitations on transactions with affiliates and formation of subsidiaries.

•	Limitations on investments, including joint ventures and partnerships, and holding cash and cash equivalents at any time loans under the revolving credit facility are outstanding.

•	Maintenance of existence and properties and corporate separateness.

•	Limitations on liens.

•	Various financial covenants customary for a transaction of this type, including:

•	Maximum total debt to EBITDA; and

•	Minimum interest coverage ratio.

•	Limitations on capital expenditures.

•	Adequate insurance coverage.

•	Covenants for compliance with the Employee Retirement Income Security Act of 1974 or ERISA.

•	Financial reporting, notice of environmental, ERISA-related matters and material litigation and visitation and inspection rights.

•	Compliance with laws, including environmental and ERISA.

•	Payment of taxes and other liabilities.

•	Limitation on changes in nature of business.

•	The obtaining of interest rate protection in amounts and for periods to be determined.

•	Use of proceeds.

•	Agreement as to events of default usual and customary for these types of facilities, and such additional events of default as are appropriate under the circumstances, including a change of control (to be defined to the satisfaction of the lending agents) of Lee.

•	Agreement as to customary indemnities for the lending agents, the lenders and their respective employees, agents and affiliates.
Material United States Federal Income Tax Consequences
      The following discussion of the material U.S. federal income tax consequences of the merger to holders of shares of our common stock or Class B common stock:

•	is based on the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations;

•	is limited to the material U.S. federal income tax aspects of the merger to a Pulitzer stockholder who is a citizen or resident of the United States and who, on the date on which the merger is completed, holds his, her or its shares of our common stock or Class B common stock as a capital asset;

•	does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax;

•	may not apply to stockholders who acquired their shares of our common stock or Class B common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, straddle or conversion transaction; and

•	does not address potential foreign, state, local and other tax consequences of the merger.
      All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of shares of our common stock or Class B common stock in the merger.
      For U.S. federal income tax purposes, the merger will be treated as a taxable sale or exchange by each Pulitzer stockholder of his, her or its shares of our common stock or Class B common stock for cash. Accordingly, the U.S. federal income tax consequences to each Pulitzer stockholder receiving cash in the merger will generally be as follows:

•	Such stockholder will recognize a capital gain or loss upon the disposition of his, her or its shares of our common stock or Class B common stock pursuant to the merger;

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock or Class B common stock that have a holding period for tax purposes in excess of twelve months at the time such shares are disposed of; and

•	The amount of capital gain or loss recognized by such stockholder will be measured by the difference between the amount of cash received by such stockholder in connection with the merger and such stockholder’s adjusted tax basis in his, her or its shares of our common stock or Class B common stock at the effective time of the merger.
      Cash payments pursuant to the merger will be reported to each Pulitzer stockholder and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax, although backup withholding of tax at the applicable rates may apply to a Pulitzer stockholder who fails to supply Pulitzer or the paying agent selected by Lee with his, her or its taxpayer identification number or has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on such stockholder’s federal income tax returns, or in certain other cases. Accordingly, each Pulitzer stockholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which is to be included in the letter of transmittal that the paying agent will send to such stockholder. Certain Pulitzer stockholders will be asked to provide additional tax information in the letter of transmittal.
      The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock or Class B common stock. Pulitzer urges you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for your shares pursuant to the merger.
Required Regulatory Approvals and Other Matters
      Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules promulgated thereunder (which we refer to in this proxy statement as the “HSR Act”), Lee, purchaser and Pulitzer could not complete the merger until they had notified and furnished information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the waiting period under the HSR Act expired or terminated. Lee and Pulitzer filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on February 11, 2005. On February 22, 2005, Lee and Pulitzer received from the Federal Trade Commission notification of early termination of the waiting period under the HSR Act.
Litigation Challenging the Merger
      Two purported stockholder class action lawsuits have been filed in the Delaware Court of Chancery naming Pulitzer and each of our directors as defendants. The lawsuits are purportedly brought on behalf of all Pulitzer stockholders other than the defendants. The complaints allege, among other things, that the defendants have breached their fiduciary duties to the stockholders of Pulitzer by entering into the merger agreement and that the consideration offered in the merger is unfair and does not maximize stockholder value. The lawsuits have been consolidated under the caption In re Pulitzer Shareholder Litigation, C.A. No. 1063-N. Plaintiffs in the consolidated action seek an injunction against the proposed merger, as well as monetary damages. Pulitzer believes the allegations made in the consolidated action are without merit.

THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference in this section of the proxy statement. We urge you to read carefully the full text of the merger agreement. The merger agreement has been included to provide you with information regarding its terms. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC. See “Where You Can Find More Information” beginning on page 68.
General
      The merger agreement provides that, after its adoption by our stockholders and the satisfaction or waiver of the other conditions to the merger, purchaser will be merged with and into Pulitzer, and that Pulitzer will be the surviving corporation following the merger. As a result of the merger, Pulitzer will become an indirect wholly-owned subsidiary of Lee. The merger will occur no later than the second business day after the satisfaction or waiver of the conditions to the merger, upon the filing of a certificate of merger with the office of the Secretary of State of the State of Delaware, or at such later time as we, Lee and purchaser may agree and specify in the certificate of merger. The time when the merger becomes effective is referred to as the “effective time.”
      The directors and officers of purchaser at the effective time will be the directors and officers of the surviving corporation, until successors are duly elected or appointed and qualified in accordance with applicable law.
Consideration to be Received by our Stockholders
      At the effective time of the merger, each issued and outstanding share of our common stock and Class B common stock will be converted into the right to receive $64.00 in cash, without interest, except for shares held by us or our subsidiaries as treasury shares, shares owned by Lee or any of its subsidiaries or shares held by stockholders properly exercising appraisal rights. As a result, after the merger is completed, our stockholders will have only the right to receive this consideration, and will no longer have any rights as our stockholders, including voting or other rights. Shares held by us as treasury stock or held by Lee or its subsidiaries will be cancelled at the effective time of the merger and will not receive the $64.00 per share merger consideration.
      Shares for which a stockholder has properly exercised appraisal rights will not be converted into the right to receive the merger consideration, but will instead entitle their holders to receive such consideration as shall be determined pursuant to the Delaware General Corporation Law. However, if, after the effective time, any such holder fails to perfect or withdraws or loses the right to appraisal, such shares will be treated as if they had been converted as of the effective time into the right to receive the merger consideration, without interest.
Payment For the Shares
      Lee has appointed Wells Fargo Bank, N.A. as paying agent, for the purpose of exchanging certificates representing shares of our common stock and Class B common stock for the merger consideration. At the effective time, Lee or purchaser will deposit with the paying agent cash sufficient to pay the merger consideration for each share of our common stock and Class B common stock outstanding. As soon as practicable after the effective time, Lee will cause the paying agent to send each holder of shares of our common stock and Class B common stock a letter of transmittal and instructions on how to exchange stock certificates for payment of the merger consideration.
      If any portion of the merger consideration is to be paid to a person other than the person in whose name a stock certificate is registered, it will be a condition of payment that the certificate be in proper form for transfer and that the person requesting payment pay any required transfer taxes or establish that transfer taxes are not payable. The paying agent will pay the merger consideration for any certificate that has been lost, stolen or destroyed if the holder makes an affidavit regarding the loss, theft or destruction and, if required by the surviving corporation, posts an indemnity bond in a reasonable amount.
      Beginning one year after the effective time, Lee can cause the paying agent to return to Lee any portion of the merger consideration that remains unclaimed by the holders of shares of common stock or Class B common stock. Thereafter, any holder can look only to the surviving corporation for payment of the merger consideration, without interest. The paying agent, Lee and the surviving corporation will not be liable for any portion of the merger consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
Stock Options and Other Equity Awards
      Under the merger agreement, all vested and non-vested stock options and all vested and non-vested restricted stock units will be converted into the right to receive cash at the effective time of the merger, based upon the $64.00 per share merger consideration. This means that each vested and non-vested stock option outstanding immediately before the merger will be cashed out at the effective time of the merger for an amount equal to the number of shares covered by the option multiplied by the excess of the $64.00 per share merger consideration over the per share option exercise price. Similarly, vested and non-vested restricted stock units will be cashed out at the effective time of the merger at the rate of $64.00 per unit. Shares of restricted stock will be exchanged in the merger for cash at the rate of $64.00 per share, on the same basis as other shares outstanding at the effective time of the merger.
Representations and Warranties

Our Representations and Warranties
      The merger agreement contains representations and warranties which we made to Lee, are for the benefit of Lee only, and may not be relied upon by any other person. The assertions embodied in our representations and warranties are qualified by information in a confidential disclosure memorandum that we provided to Lee in connection with signing the merger agreement. While we do not believe that our disclosure memorandum contains information the securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure memorandum contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since the representations and warranties are subject in important part to our underlying disclosure memorandum. Our disclosure memorandum contains information that has been included in our general prior public disclosures, as well as additional non-public information. Information concerning the subject matter of our representations and warranties may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in our public disclosures.
      All of our representations and warranties will expire at the effective time of the merger. These representations and warranties relate to, among other things:

•	our board of directors’ unanimous approval of the merger and the merger agreement and their unanimous recommendation that Pulitzer’s stockholders vote to adopt the merger agreement;

•	the inapplicability of state anti-takeover statutes and other restrictions in our certificate of incorporation to the merger agreement and the merger;

•	our and our subsidiaries’ due organization, good standing and power and authority to carry on our businesses;

•	our and our subsidiaries’ capitalization, including the number of shares of our common stock and Class B common stock outstanding and the number of our stock options and restricted stock units outstanding;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the consents and approvals of and filings with governmental entities required in connection with our entering into the merger agreement and completing the merger;

•	the absence of any conflict with or violation of our organizational documents, applicable law or contracts, and the absence of any liens created, as a result of our entering into the merger agreement and completing the merger;

•	the filing by us of appropriate documents with the SEC and the accuracy of the financial statements and other information contained in those documents;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events since December 26, 2004, including the conduct of our business since that date in the ordinary course consistent with past practice, except as mandated by the merger agreement, and the absence since that date of any material adverse effect on us;

•	the absence of outstanding litigation or judgments against us;

•	our compliance with applicable governmental statutes, laws and rules;

•	our possession of and lack of default under necessary governmental approvals, authorizations and permits;

•	our filing of tax returns, payment of taxes and other matters relating to taxes;

•	employment matters affecting us, including matters relating to ERISA and our employee benefit plans;

•	our compliance with environmental laws and permits and other matters relating to environmental laws;

•	our intellectual property;

•	our material contracts;

•	our collective bargaining agreements and other matters relating to labor law;

•	the absence of undisclosed broker’s or finder’s fees;

•	our receipt of the opinion of Goldman Sachs;

•	the vote of our stockholders necessary to adopt the merger agreement; and

•	the circulation of certain of our publications.

Lee’s Representations and Warranties
      The merger agreement also contains representations and warranties by Lee and purchaser relating to, among other things:

•	their due organization, good standing and power and authority to carry on their businesses;

•	their corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the consents and approvals of and filings with governmental entities required in connection with Lee’s and purchaser’s entering into the merger agreement and completing the merger;

•	the absence of any conflict with or violation of Lee’s or purchaser’s organizational documents, applicable law or contracts as a result of their entering into the merger agreement and completing the merger;

•	the absence of outstanding litigation or judgments against Lee, purchaser or their subsidiaries that would reasonably be expected to prevent or delay the merger;

•	Lee’s financial capability to complete the merger, including paying for all of our shares of common stock and Class B common stock outstanding and all fees and expenses related to the merger;

•	the fact that Lee is not an “interested stockholder” of us under Delaware law; and

•	the solvency of Lee, the surviving corporation and their subsidiaries immediately following the effective time.
Covenants Relating to the Conduct of our Business
      Under the merger agreement, we have agreed that between January 29, 2005 and the completion of the merger we and our subsidiaries will conduct our business in the ordinary course consistent with past practice and use our commercially reasonable efforts to preserve intact our business organizations and relationships with third parties. We have also agreed that, during the same time period, and subject to certain exceptions, including Lee’s consent, we and our subsidiaries will not:

•	declare, set aside or pay dividends or other distributions, other than (i) regular quarterly cash dividends on our common stock and Class B common stock consistent with past practice in an amount no greater than $0.20 per share per quarter and (ii) dividends paid by any of our subsidiaries to us or any of our other subsidiaries;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of our capital stock;

•	repurchase, redeem or otherwise acquire any shares of our capital stock or other ownership interests;

•	issue any shares of our common stock or Class B common stock, or any securities convertible into or exercisable for or any rights to acquire shares of our common stock or Class B common stock, other than (i) pursuant to outstanding stock options or restricted stock units, (ii) pursuant to employee stock purchase plans, subject to certain limitations and (iii) upon conversion of shares of our Class B common stock into shares of our common stock;

•	amend our certificate of incorporation, by-laws or comparable organizational documents or any material terms of our outstanding securities;

•	acquire (i) by merger, consolidation, purchase of a substantial portion of assets or by any other manner, any business, corporation, partnership, joint venture, association or other business organization or division, (ii) any assets that are material, individually or in the aggregate, to us and our subsidiaries taken as a whole or (iii) except for acquisitions that individually or in the aggregate do not exceed $500,000, any home delivery, single copy or other type of distribution businesses involving our circulation operations;

•	except in the ordinary course of business consistent with past practice, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets that are material, individually or in the aggregate, to us and our subsidiaries taken as a whole (other than (i) liens arising out of taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) materialmen’s, mechanics’, carrier’s, workmen’s, repairmen’s, warehousemen’s or other like liens, (iii) liens or minor imperfections of title that do not materially impair the continued use and operation of the assets to which they relate and (iv) with respect to leased property, the terms and conditions of the respective leases);

•	except for items contracted for by us or our subsidiaries at January 29, 2005 and certain other exceptions, make new capital expenditures, other than those which individually do not exceed $35,000;

•	incur or guarantee any indebtedness for borrowed money (other than that of our subsidiaries), issue or sell any debt securities or rights to acquire debt securities or guarantee any debt securities (other than those of our subsidiaries), except pursuant to written commitments existing on January 29, 2005 and the endorsement of checks and extension of credit in the normal course of business, or make any loans, advances or capital contributions to or investments in any person other than (i) our subsidiaries, (ii) advances to employees in accordance with past practice or (iii) pursuant to written commitments existing on January 29, 2005;

•	except as required by an existing collective bargaining agreement, enter into or adopt any new, or increase benefits under, amend, modify, renew or terminate any existing, employee benefit plan, benefit arrangement or collective bargaining agreement;

•	except as required by a collective bargaining agreement or other written agreement existing on January 29, 2005, increase the wages, salaries or bonus compensation payable to our directors, officers, management personnel or employees not covered by a collective bargaining agreement, other than in accordance with budgets existing on January 29, 2005;

•	enter into any contracts of employment, retention or similar agreements;

•	enter into any severance provisions, except for those which do not exceed $150,000 in the aggregate;

•	adopt any change in our accounting policies, procedures or practices, except as required by applicable rules;

•	make any tax election that is material to us and our subsidiaries taken as a whole or settle or compromise any income tax liability that is material to us and our subsidiaries taken as a whole, except for any income tax liability for which we have made appropriate provision in our December 26, 2004 financial statements and certain other matters;

•	enter into any contract or agreement that is material to us or certain of our subsidiaries or modify, amend or terminate or, except with respect to advertising contracts whose term is one year or less, renew any contract or agreement to which we or certain of our subsidiaries is a party that is material to us or such subsidiary;

•	increase the single copy or home delivery prices of the St. Louis Post-Dispatch, or develop new or alter existing products, including newspaper redesign, zoning, editioning and other related activities;

•	agree to settle any litigation, including any litigation by our stockholders relating to the merger;

•	make any contributions to our funded employee benefit plans in excess of the minimum amount required by law; or

•	agree or commit to do any of the foregoing.
Stockholder Meeting; Proxy Statement
      We have agreed to call and hold the special meeting described in this proxy statement as soon as reasonably practicable. We and Lee have agreed that the information supplied by each of us for inclusion or incorporation by reference in this proxy statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements in this proxy statement, in light of the circumstances under which they are made, not misleading.
Access to Information
      We have agreed that from January 29, 2005 to the effective time of the merger we will:

•	give Lee and its counsel, financial advisors, auditors and other authorized representatives reasonable access to our offices, properties, contracts, books and records and personnel;

•	furnish Lee and its counsel, financial advisors, auditors and other authorized representatives with such financial and operating data and other information relating to us as they may reasonably request; and

•	instruct our employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Lee in its investigation of us and our subsidiaries.
      Any investigation of us must be conducted upon two business days’ prior written notice, during regular business hours and in such a manner so as not to interfere unreasonably with our conduct of business.
      We have also agreed to deliver to Lee:

•	within 12 business days after the end of each of our four- or five-week fiscal periods prior to the effective time, an unaudited consolidated balance sheet for us and our subsidiaries as of the end of such period;

•	a draft of our annual report on Form 10-K for the fiscal year ended December 26, 2004 within one day after our audit committee has reviewed the draft; and

•	contemporaneously with the filing of our annual report on Form 10-K for the fiscal year ended December 26, 2004, a copy of our audited consolidated financial statements included in such annual report, together with an opinion of our auditors.
      Lee has agreed to hold all documents and information furnished to it or its affiliates in connection with the merger in accordance with the terms of the confidentiality agreement previously entered into by Lee.
No Solicitation; Other Offers
      Except as described below, we have agreed that neither we nor our subsidiaries or affiliates will, and that we will not authorize our officers, directors, employees or other agents to, directly or indirectly:

•	solicit, initiate, encourage, induce or knowingly facilitate the submission of any acquisition proposal or any inquiries with respect to an acquisition proposal;

•	engage in discussions or negotiations with any person concerning an acquisition proposal or knowingly facilitate any effort or attempt to make an acquisition proposal or accept an acquisition proposal; or

•	disclose any nonpublic information relating to us or our subsidiaries to any person who, to our knowledge, is making or considering making, or who has made, an acquisition proposal.
      Under the merger agreement, the term “acquisition proposal” means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving us or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of our voting power or more than 20% of our consolidated net assets, other than the transactions contemplated by the merger agreement.
      We have agreed to notify Lee as promptly as practicable (but in no event later than 24 hours) after our receipt of any acquisition proposal or any request for nonpublic information by any person who, to our knowledge, is making or considering making an acquisition proposal, and to keep Lee reasonably informed of the status and details of any such acquisition proposal or request.
      Notwithstanding our obligations relating to non-solicitation, we may, until the special meeting described in this proxy statement, negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person in response to an unsolicited acquisition proposal if:

•	we have complied with our non-solicitation obligations described above;

•	our board of directors determines in good faith that the acquisition proposal could reasonably be expected to result in a superior proposal and, after consulting with and receiving advice from outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law; and

•	the person making the acquisition proposal enters into a confidentiality agreement with terms no less favorable to us than those contained in the confidentiality agreement entered into by Lee.

      Under the merger agreement, the term “superior proposal” means a bona fide written acquisition proposal to acquire more than 50% of our voting power or all or substantially all of our assets and those of our subsidiaries, taken as a whole, that our board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal) is more favorable to us and our stockholders from a financial point of view than the merger and is reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is, in the good faith judgment of our board of directors, reasonably capable of being financed by the person making the acquisition proposal.
      We must provide Lee with any information we provide to a person making an acquisition proposal.
      Except as described below, we have also agreed that neither our board of directors nor any committee of our board of directors will:

•	withdraw or modify or publicly propose to withdraw or modify, in a manner adverse to Lee, or take any action not explicitly permitted by the merger agreement that would be inconsistent with our board of directors’ approval of the merger agreement and the merger or with our board of directors’ recommendation to stockholders to vote for adoption of the merger agreement;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or

•	cause us to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any acquisition proposal.
      Notwithstanding these obligations, until the special meeting described in this proxy statement, our board of directors is permitted not to recommend adoption of the merger agreement to our stockholders, or to withdraw or modify its recommendation that our stockholders adopt the merger agreement, but only if:

•	we have complied with our obligations relating to the non-solicitation of offers;

•	we have received an unsolicited acquisition proposal that our board of directors determines in good faith is a superior proposal;

•	our board of directors determines in good faith, after consultation with and receipt of advice from outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law;

•	we have delivered to Lee a prior written notice advising Lee that we intend to take such action, together with a copy of the superior proposal, at least three business days prior to taking such action;

•	we have negotiated in good faith with Lee during the three business day period to make such amendments to the terms and conditions of the merger agreement as would enable our board of directors to proceed with its recommendation of the merger agreement and the merger; and

•	prior to the expiration of the three business day period, Lee has failed to make a proposal to adjust the terms and conditions of the merger agreement that our board of directors determines in good faith, after consultation with its financial advisor, to be at least as favorable as the superior proposal.
      We have also agreed that until the effective time we will enforce, to the fullest extent permitted under applicable law, and will not terminate, amend, modify or waive any provision of, any confidentiality or standstill agreement relating to an acquisition proposal to which we or any of our subsidiaries is a party. Nothing in the merger agreement will prevent us or our board of directors from complying with

Rule 14d-9, Item 1012(a) of Regulation M-A and Rule 14e-2 under the Securities Exchange Act of 1934 or making any disclosure to our stockholders required by applicable law.
Best Efforts
      We, Lee and purchaser have agreed that each of us will use our best efforts to take all actions and do all things necessary, proper or advisable to complete, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including the following:

•	obtaining all necessary actions, waivers, consents and approvals from governmental entities and taking all reasonable steps necessary to avoid an action or proceeding by any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending lawsuits or other proceedings challenging the merger agreement or the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order vacated or reversed; and

•	executing and delivering any necessary additional instruments.
      Subject to our rights under the merger agreement, we have agreed to use our best efforts to minimize the effect of any state takeover statute that is or becomes applicable to the merger.
      Lee has agreed to take all steps necessary to avoid or eliminate every impediment under any antitrust or similar law that may be asserted by any governmental entity with respect to the merger so as to enable the closing of the merger to occur as soon as reasonably possible, including the sale, divestiture or disposition of such assets or businesses of Lee or its subsidiaries as may be required in order to avoid the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order which would prevent, delay or restrict the completion of the transactions contemplated by the merger agreement.
Indemnification, Advancement and Insurance
      After completion of the merger, Lee and the surviving corporation will indemnify and hold harmless all of our past and present officers, directors, employees and agents to the fullest extent permitted by Delaware law, including paying in advance expenses incurred in defending any lawsuit or action.
      Lee or the surviving corporation will also maintain, for at least six years after completion of the merger, directors’ and officers’ liability insurance policies comparable to those maintained by us on January 29, 2005, although the surviving corporation will not be required to spend in any year more than 300% of the annual premiums paid during the immediately preceding year. If the annual premiums exceed 300% of the annual premiums paid during the immediately preceding year, the surviving corporation must obtain a policy or policies with the greatest coverage available for a cost not exceeding that amount.
Employee and Director Benefits

Compensation and Benefits — General
      The merger agreement contains a number of provisions relating to employee compensation and benefits for our employees after the merger, including:

•	Following the merger, Lee will cause the surviving corporation and each of its subsidiaries to abide by the terms of our existing collective bargaining agreements.

•	Until at least September 30, 2006, our non-bargaining unit employees will be entitled to base pay and commission opportunities at least equal to what we are providing them effective before the merger, and to certain welfare, retirement and other employee benefits and incentive opportunities that are not less favorable in the aggregate than those we provided as of January 29, 2005.

•	At the effective time of the merger, we will pay bonuses accrued by non-bargaining unit employees from December 27, 2004 until the effective time in accordance with our bonus targets and performance for that period. Lee will provide certain minimum bonus opportunities to those employees for the period from the effective time until September 30, 2005.

•	In general, our non-bargaining unit employees will be given credit for their pre-merger service with us and our subsidiaries, to the extent recognized by us as of December 26, 2004, for the purposes of determining their eligibility, vesting, benefits and seniority under post-merger employee benefit plans in which they are otherwise eligible to participate.

Post-Retirement Group Health Coverage
      Lee will maintain our post-retirement group health coverage, substantially unchanged, through September 30, 2007, for existing non-bargaining unit retirees and certain future retirees. From October 1, 2007 through December 31, 2008, Lee will provide the “grandfathered” individuals described above with access to post-retirement group health coverage on such terms and conditions as it determines. The protected post-retirement coverage will also extend to covered spouses and dependents of eligible retirees.

Severance Protection
      Lee will provide minimum severance benefits to any of our non-bargaining unit employees whose employment is involuntarily terminated (other than for cause) by Lee before June 1, 2006, as follows:

•	Non-bargaining unit employees of the St. Louis Post-Dispatch hired before January 1, 1995 will be entitled to severance benefits that would have been applicable to them under an existing schedule.

•	All other non-bargaining unit employees will be entitled to at least two weeks’ base pay for each year of service, prorated for the year in which termination occurs, subject to a minimum of four weeks’ base pay and a maximum of 50 weeks’ base pay.
Non-bargaining unit employees who are terminated without cause within one year of the effective time will also receive credit for an additional year of vesting service under employee benefit plans in which they participate. Lee will also make certain outplacement services available to a limited number of designated non-bargaining unit terminated employees.

Supplemental Executive Benefit Pension Plan
      The merger agreement provides that our supplemental executive benefit pension plan will be amended prior to the effective time to provide that:

•	future benefit accruals will be suspended;

•	the value of each participant’s accrued benefit will be converted into an individual account balance bearing interest at an annual rate of 5.75%;

•	each retired participant will continue to receive scheduled pension payments, which will be charged against his or her account; and

•	full payment of the participants’ account balances will be made on or about May 1, 2008, or, if earlier, upon a change in control of Lee or the surviving corporation.

Other Arrangements

•	In connection with the merger, all outstanding vested and non-vested stock options, restricted stock units and shares of restricted stock will be converted into the right to receive cash based upon the $64.00 per share merger consideration. See “— Stock Options and Other Equity Awards” beginning on page 48.

•	As of the effective time, our employment and consulting agreement with Michael E. Pulitzer will terminate and we will pay to Mr. Pulitzer an amount equal to the remaining payments that would have been payable through May 31, 2006, the date on which the agreement would otherwise have expired. For example, if the merger is consummated on May 31, 2005, Mr. Pulitzer would receive a cash termination payment of $700,000 on that date.

•	In accordance with the merger agreement, we have discontinued the operation of our employee stock purchase plans, effective as of March 31, 2005, the last day of the plan offering period during which the merger agreement was signed.

•	The merger agreement requires us to seek a termination of the split dollar life insurance agreements that we made for four of our former executives (Ken J. Elkins, Ronald H. Ridgway, Michael E. Pulitzer and Nicholas G. Penniman IV) and one of our current executives (Robert C. Woodworth). In return for being relieved of any future premium obligations, we would agree to give up our interest in the policy cash values and make additional payments up to the amount of prior premiums we withheld since July 30, 2002 due to legal uncertainties arising from the Sarbanes-Oxley Act of 2002. Any agreement that is not terminated before the merger will remain in effect following the merger.

•	Lee will also satisfy retention bonuses earned under the retention incentive arrangements we made with our executive officers and other key employees. In addition, Lee will honor any severance and other obligations that may arise pursuant to our executive transition plan agreements and participation agreements made with our executive officers and other key employees. See “The Merger — Interests of our Directors and Executive Officers in the Merger” beginning on page 24.

Public Announcements
      We and Lee have agreed to obtain the other’s prior written consent before issuing any press release or making any public statement with respect to the merger agreement or the transactions contemplated by the merger agreement and not to issue any such press release or make any such public statement before obtaining the other’s consent, except as required by applicable law or a listing agreement with a national securities exchange.
Certain Operational Matters
      Under the merger agreement, Lee has agreed:

•	to cause the St. Louis Post-Dispatch to maintain its current name and editorial page platform statement, and to maintain its news and editorial headquarters in the City of St. Louis, Missouri, for at least five years following the effective time;

•	not to appoint a new editor of the St. Louis Post-Dispatch within five years following the effective time without prior consultation with a person designated by a committee of our board of directors;

•	not to use the “Pulitzer” name in connection with any business or other endeavor not reasonably related to the media businesses in which we are currently engaged and to use commercially reasonable efforts to preserve the historical goodwill of the “Pulitzer” name, including using commercially reasonable efforts to ensure that the name is used only in connection with products and services that are substantially consistent in nature, quality and style with the products and services in connection with which the name has been historically used by us; and

•	to cause our subsidiary, St. Louis Post-Dispatch LLC, to make, until September 30, 2009, aggregate charitable contributions of at least 0.25% of its total revenues. This sum shall be used to fund certain charitable commitments previously made by us and the remainder shall be contributed to tax-exempt charitable organizations located in the states of Missouri or Illinois after funding at least $60,000 to the Columbia University Graduate School of Journalism in support of the activities relating to the award of the Pulitzer Prizes.
      After the effective time, the obligations described above may be enforced by a person designated by a committee made up of three members of our current board of directors. Our board of directors has not yet designated a committee or a person to enforce the obligations described above.

Solvency Opinion
      If Lee is required to deliver or actually delivers an opinion with respect to the solvency of Lee, purchaser, us or any of our respective subsidiaries in connection with the financing of the merger, Lee has agreed that it will also deliver the opinion to us and allow us and our stockholders to rely on the opinion.
Conditions to the Merger

Mutual Conditions
      Our, Lee and purchaser’s obligations to complete the merger are all subject to the satisfaction or waiver of the following conditions:

•	our stockholders shall have adopted the merger agreement at the special meeting described in this proxy statement;

•	no statute, rule or regulation of any governmental entity and no temporary restraining order, injunction or other order of a court preventing the merger shall be in effect, provided that each of us shall have used commercially reasonable efforts to prevent the entry of and to appeal any such injunction or other order; and

•	any waiting period under the HSR Act applicable to the merger shall have expired.

Lee’s Conditions
      In addition, Lee and purchaser are not obligated to complete the merger unless the following additional conditions are satisfied or waived:

•	we shall have performed all of our obligations under the merger agreement required to be performed at or prior to the effective time (disregarding any exception to an obligation qualified by “material adverse effect,” “material,” “materiality” and words of similar import), except for such failures to perform that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on us;

•	our representations and warranties in the merger agreement shall be true on the closing date, other than representations and warranties that are expressly limited to a specific date, which must be true as of such date (disregarding any exception to a representation and warranty qualified by “material adverse effect,” “material,” “materiality” and words of similar import), except for such failures to be true that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on us;

•	Lee shall have received a certificate signed by our president or chief executive officer or one of our vice presidents certifying as to the satisfaction of the conditions described in the preceding two paragraphs; and

•	we shall have delivered to Lee all of the certificates, instruments and other documents required to be delivered by us at or prior to the closing date.
      For purposes of the closing conditions and termination provisions, the merger agreement provides that a “material adverse effect” on us (or Lee) means any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is, individually or in the aggregate, materially adverse to the business, property, assets, liabilities, financial condition or results of operations of us and our subsidiaries taken as a whole (or of Lee and its subsidiaries taken as a whole) or that would prevent or materially delay the closing of the merger and the other transactions contemplated by the merger agreement. However, the following shall not be taken into account in determining whether there has been a material adverse effect and shall not be deemed in themselves, either alone or in combination, to constitute a material adverse effect:

•	any adverse change in the market price or trading volume of our (or Lee’s) capital stock; provided, however, that this clause shall not exclude any underlying event, occurrence, development or circumstance which may have caused such change in stock price or trading volume;

•	any adverse event, occurrence or development affecting any of the industries in which we (or Lee) operate generally (to the extent that such events, occurrences or developments do not disproportionately affect us (or Lee) as compared to other companies in such industries);

•	changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof);

•	any adverse change, event, development or effect arising from or relating to general business or economic conditions which does not relate only to us or any of our subsidiaries (or only to Lee or any of its subsidiaries);

•	any adverse change, event, development or effect attributable to the announcement or pendency of the merger, or resulting from or relating to compliance with the terms of, or the taking of any action required by, the merger agreement;

•	any adverse change, event, development or effect arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world; and

•	any adverse change, event, development or effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any governmental entity that do not relate only to us or any of our subsidiaries (or only to Lee or any of its subsidiaries).

Our Conditions
      We are not obligated to complete the merger unless the following additional conditions have been satisfied or waived:

•	Lee and purchaser shall have performed all of their obligations under the merger agreement required to be performed at or prior to the effective time (disregarding any exception to an obligation qualified by “material adverse effect,” “material,” “materiality” and words of similar import), except for such failures to perform that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Lee or purchaser or materially impair their ability to complete the merger and the other transactions contemplated by the merger agreement on the terms and conditions provided in the merger agreement;

•	Lee’s and purchaser’s representations and warranties in the merger agreement shall be true on the closing date, other than representations and warranties that are expressly limited to a specific date, which must be true as of such date (disregarding any exception to a representation and warranty qualified by “material adverse effect,” “material,” “materiality” and words of similar import), except for such failures to be true that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Lee or purchaser or materially impair their ability to complete the merger and the other transactions contemplated by the merger agreement on the terms and conditions provided in the merger agreement;

•	we shall have received a certificate signed by Lee’s president or chief executive officer or one of Lee’s vice presidents certifying as to the satisfaction of the conditions described in the preceding two paragraphs; and

•	Lee shall have delivered to us all of the certificates, instruments and other documents required to be delivered by Lee or purchaser at or prior to the closing date.

Termination of the Merger Agreement
      The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time, whether before or after our stockholders have adopted the merger agreement, in any of the following circumstances.

Mutual Rights to Terminate the Merger Agreement
      The merger agreement may be terminated by mutual written consent duly authorized by the boards of directors of Lee, purchaser and us.
      The merger agreement may also be terminated by either Lee or us if:

•	any governmental entity shall have issued an order or taken any other action (which order or other action we, Lee and purchaser shall use our reasonable best efforts to lift) restraining, enjoining or otherwise prohibiting the merger and such order or other action shall have become final and nonappealable; provided, that this right to terminate will not be available to any party whose breach of the merger agreement results in the imposition or failure to be lifted of such order or other action;

•	the merger shall not have been completed by August 2, 2005, unless the failure to complete the merger is the result of a breach of the merger agreement by the party seeking to terminate; or

•	our stockholders have not adopted the merger agreement at the special meeting described in this proxy statement.

Our Rights to Terminate the Merger Agreement
      We may terminate the merger agreement if:

•	we have complied with our obligations described above under the caption “— No Solicitation; Other Offers” beginning on page 52, and we have received an unsolicited acquisition proposal that our board of directors determines in good faith is a superior proposal, and then only in connection with our entering into an agreement with respect to the superior proposal; provided, that in order to exercise this right of termination we must pay Lee the termination fee described below under the caption “— Fees and Expenses” beginning on page 60; or

•	Lee or purchaser shall have breached any representation, warranty, covenant or other agreement in the merger agreement, which breach, individually or in the aggregate, would reasonably be expected to materially impair the ability of Lee or purchaser to complete the merger on the terms and conditions set forth in the merger agreement and cannot be or has not been cured within 30 days after our giving written notice to Lee or purchaser.

Lee’s Rights to Terminate the Merger Agreement
      Lee may terminate the merger agreement if:

•	we shall have breached any representation, warranty, covenant or other agreement in the merger agreement (disregarding any exception to a representation and warranty qualified by “material adverse effect,” “material,” “materiality” and words of similar import), which breach, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on us (as defined above under the caption “— Conditions to the Merger” beginning on page 57) and cannot be or has not been cured, in all material respects, within 30 days after Lee’s giving written notice to us;

•	our board of directors shall have withdrawn or modified (in a manner adverse to Lee or purchaser) its approval or recommendation of the merger or the merger agreement or shall have approved or recommended any acquisition proposal;

•	a tender or exchange offer relating to any of our securities has been commenced and we fail to send to our stockholders, within ten business days after commencement, a statement disclosing that we recommend the rejection of the tender or exchange offer;

•	an acquisition proposal is publicly announced and we fail to issue, within ten business days after the announcement, a press release that reaffirms the recommendation of our board of directors that Pulitzer’s stockholders vote in favor of adoption of the merger agreement; or

•	we breach in any material respect our obligations relating to the calling and holding of the special meeting of stockholders described in this proxy statement or we breach in any respect our obligations relating to the non-solicitation of other offers (which are described above under the caption “— No Solicitation; Other Offers” beginning on page 52).
      If the merger agreement terminates, it will become void and have no effect (except for certain provisions that will survive termination), without any liability or obligation on the part of Lee, purchaser or us, except to the extent that termination results from the breach by one of us of any of our representations, warranties, covenants or agreements.
Fees and Expenses
      We have agreed to pay Lee a termination fee of $55 million in the following circumstances:

•	if (i) Lee or we terminate the merger agreement because the merger has not been completed by August 2, 2005, (ii) at any time after January 29, 2005, an acquisition proposal has been publicly announced or otherwise communicated to our board of directors and (iii) within 12 months of the termination of the merger agreement we enter into a definitive agreement with a third party with respect to an acquisition proposal or similar transaction or an acquisition proposal or similar transaction is completed;

•	if (i) Lee terminates the merger agreement because we have breached any of our representations, warranties, covenants or other agreements and our breach would reasonably be expected to have a material adverse effect, (ii) at any time after January 29, 2005, an acquisition proposal has been publicly announced or otherwise communicated to our board of directors and (iii) within 12 months of the termination of the merger agreement we enter into a definitive agreement with a third party with respect to an acquisition proposal or similar transaction or an acquisition proposal or similar transaction is completed;

•	if (i) Lee terminates the merger agreement because a tender or exchange offer relating to any of our securities has been commenced and we have failed to send to our stockholders, within ten business days after commencement, a statement disclosing that we recommend the rejection of the tender or exchange offer, (ii) at any time after January 29, 2005, an acquisition proposal has been publicly announced or otherwise communicated to our board of directors and (iii) within 12 months of the termination of the merger agreement we enter into a definitive agreement with a third party with respect to an acquisition proposal or similar transaction or an acquisition proposal or similar transaction is completed;

•	if (i) Lee terminates the merger agreement because an acquisition proposal has been publicly announced and we have failed to issue, within ten business days after the announcement, a press release that reaffirms the recommendation of our board of directors that Pulitzer’s stockholders vote in favor of adoption of the merger agreement, (ii) at any time after January 29, 2005, an acquisition proposal has been publicly announced or otherwise communicated to our board of directors and (iii) within 12 months of the termination of the merger agreement we enter into a definitive agreement with a third party with respect to an acquisition proposal or similar transaction or an acquisition proposal or similar transaction is completed;

•	if (i) Lee terminates the merger agreement because we have breached in any material respect our obligations relating to the calling and holding of the special meeting of stockholders described in this proxy statement or we have breached in any respect our obligations relating to the non-solicitation of other offers, (ii) at any time after January 29, 2005 an acquisition proposal has been publicly announced or otherwise communicated to our board of directors and (iii) within 12 months of the termination of the merger agreement we enter into a definitive agreement with a third party with respect to an acquisition proposal or similar transaction or an acquisition proposal or similar transaction is completed;

•	if we terminate the merger agreement in connection with entering into an agreement with respect to an unsolicited acquisition proposal that our board of directors determines in good faith is a superior proposal; or

•	if Lee terminates the merger agreement because our board of directors has withdrawn or modified (in a manner adverse to Lee or purchaser) its approval or recommendation of the merger or the merger agreement or has approved or recommended any acquisition proposal.

      We have agreed to pay Lee a fee of $30 million plus Lee’s actual documented expenses (not to exceed $12 million) if Lee or we terminate the merger agreement because our stockholders have not adopted the merger agreement at the special meeting described in this proxy statement. If we have paid Lee the fee described in this paragraph and a termination fee as described in the preceding paragraphs is due, the amount of the termination fee will be reduced by the amount of the fees and expenses described in this paragraph that was previously paid to Lee.
Amendment, Extension and Waiver
      The merger agreement may be amended in writing by Lee, purchaser and us. However, after our stockholders have adopted the merger agreement, no amendment that by law requires further adoption by our stockholders will be made without such further adoption.
      At any time prior to the effective time, Lee, purchaser and we may extend the time for performance of any obligation under the merger agreement, waive any inaccuracies in any representations and warranties contained in the merger agreement or, except as described in the preceding paragraph, waive compliance with any of the agreements or conditions contained in the merger agreement.
OUR STOCK PRICE
      Our common stock is listed on the New York Stock Exchange under the trading symbol “PTZ.” The following table shows the high and low sale prices of our common stock as reported on the New York Stock Exchange for each quarterly period in the past two calendar years:

	High	Low

2004
First Quarter	$56.64	$47.93
Second Quarter	$52.42	$44.94
Third Quarter	$49.65	$43.71
Fourth Quarter	$64.90	$49.10
2003
First Quarter	$49.25	$40.75
Second Quarter	$52.00	$42.30
Third Quarter	$54.19	$46.73
Fourth Quarter	$54.65	$48.90
      The closing price of our common stock on the New York Stock Exchange on November 19, 2004, which was the last trading day before we announced that we were exploring a range of strategic alternatives, was $54.81. The closing price of our common stock on the New York Stock Exchange on January 28, 2005, which was the last trading day before we announced the merger, was $62.90. On

, which is the latest practicable trading day before this proxy statement was printed, the closing price for our common stock on the New York Stock Exchange was $          .
      In 2004, we declared and paid cash dividends of $0.76 per share of common stock and Class B common stock. In 2003, we declared and paid cash dividends of $0.72 per share of common stock and Class B common stock. In 2002, we declared and paid cash dividends of $0.70 per share of common stock and Class B common stock.
      As of February 25, 2005, there were 10,382,844 shares of our common stock outstanding held by approximately 340 holders of record. As of February 25, 2005, there were 11,469,398 shares of our Class B common stock outstanding held by approximately 26 holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our common stock and Class B common stock as of [February 25, 2005], (i) by each of our directors and executive officers, (ii) by each person known by us to own beneficially 5% or more of our common stock, (iii) by our named executive officers and (iv) by all of our directors and officers as a group. Percentage of beneficial ownership is based on                      shares of common stock and                      shares of Class B common stock outstanding as of the record date.

			Class B
	Common Stock		Common Stock		Percent of Aggregate
					Voting Power of
Directors, Officers and	Number of		Number of		Common Stock and
5% Stockholders†	Shares	Percent	Shares	Percent	Class B Common Stock

Trustees of Pulitzer Inc. Voting Trust(1)	—	—	10,948,995	95.5%	87.5%
Emily Rauh Pulitzer(2)(3)	192,596	1.9%	6,284,843	54.8%	50.4%
Michael E. Pulitzer(2)(4)(5)	264,800	2.6%	1,462,496	12.8%	11.9%
David E. Moore(2)(6)	1,877	*	2,851,073	24.9%	22.8%
Richard W. Moore(7)	—	*	217,003	1.9%	1.7%
Ken J. Elkins(8)	21,423	*	—	—	**
James M. Snowden, Jr.(8)	22,057	*	—	—	**
William Bush(8)	18,391	*	—	—	**
Susan T. Congalton(9)	13,391	*	—	—	**
Alice B. Hayes(8)	18,391	*	—	—	**
Robert C. Woodworth(2)(10)	462,133	4.5%	—	—	**
Ronald H. Ridgway(11)	28,802	*	—	—	**
Alan G. Silverglat(2)(12)	74,292	*	—	—	**
Mark G. Contreras(13)	—	—	—	—	—
Terrance C.Z. Egger(14)	178,544	1.7%	—	—	**
Matthew G. Kraner(15)	82,001	*	—	—	**
Castlerigg Master Investments LTD(16) C/o Citco Fund Services (Curacao) N.V. Kaya Flamboyan 9 P.O. Box 812 Curacao, Netherlands, Antilles	589,400	5.7%			**
Gabelli Asset Management, Inc.(17) One Corporate Center Rye, New York 10580-1434	3,720,652	35.8%	—	—	3.0%
Wachovia Corporation(18) One Wachovia Center Charlotte, North Carolina 28288	569,449	5.5%	—	—	**
All directors and officers as a group (18 persons)(2)(19)	1,490,735	14.4%	10,815,415	94.3%	87.7%

†	Unless otherwise indicated, the address of each person or entity named in the table is c/o Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

*	Represents less than 1% of the outstanding common stock.
**	Represents less than 1% of the aggregate voting power of common stock and Class B common stock.
(1)	The Trustees of the Pulitzer Inc. Voting Trust are David E. Moore, Michael E. Pulitzer, Emily Rauh Pulitzer, Alan G. Silverglat, Ellen Soeteber and Robert C. Woodworth. The Pulitzer Inc. Voting Trust and each of the individual Trustees may be reached at 900 North Tucker Boulevard, St. Louis, Missouri 63101.
(2)	Excludes shares that would otherwise be deemed to be beneficially owned solely because of service as a trustee of the Pulitzer Inc. Voting Trust.
(3)	Represents 6,477,439 shares held in trusts. These shares are beneficially owned by Mrs. Pulitzer.

(4)	Includes 1,438,716 shares held in trust and 22,780 shares held in a private foundation. These shares are beneficially owned by Mr. Pulitzer. Also includes 1,000 shares held in trust for the benefit of the wife of Michael E. Pulitzer. Mr. Pulitzer disclaims beneficial ownership of these shares.
(5)	Includes 264,800 shares of common stock which may be acquired upon the exercise of options under the Pulitzer Inc. 2003 Incentive Plan which are exercisable within 60 days of the date hereof.
(6)	Includes 50,998 shares of Class B common stock and 182 shares of common stock beneficially owned by the wife of David E. Moore. Mr. Moore disclaims beneficial ownership of these shares.
(7)	Includes 37,003 shares beneficially owned by the wife and a daughter of Richard W. Moore. Mr. Moore disclaims beneficial ownership of these shares.
(8)	Includes 18,000 shares which may be acquired upon the exercise of options under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof and 391 shares of restricted stock under the 2003 Incentive Plan, subject to a one-year vesting condition.
(9)	Includes 12,000 shares which may be acquired upon the exercise of options under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof and 391 shares of restricted stock under the 2003 Incentive Plan, subject to a one-year vesting condition.

(10)	Represents shares which may be acquired upon the exercise of options under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof. Does not include 78,080 shares covered by vested restricted stock units which are not distributable within 60 days of the date hereof.
(11)	Includes 22,070 shares which may be acquired upon the exercise of options under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof and 391 shares of restricted stock under the 2003 Incentive Plan, subject to a one-year vesting condition.
(12)	Includes 72,500 shares which may be acquired upon the exercise of options under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof.
(13)	Mr. Contreras resigned from Pulitzer effective January 3, 2005.
(14)	Includes 162,801 shares which may be acquired upon the exercise of options under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof and 5,949 shares of restricted stock under the Pulitzer Inc. 2003 Incentive Plan, subject to a three-year vesting condition.
(15)	Represents shares which may be acquired upon the exercise of options under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof.
(16)	This figure is based on information set forth in Schedule 13G, dated, March 9, 2005, filed by Castlerigg Master Investments LTD and certain entities affiliated with Castlerigg Master Investments LTD with the Securities and Exchange Commission. The Schedule 13G states that each of (i) Castlerigg Master Investments LTD, (ii) Sandell Asset Management, (iii) Castlerigg International Limited, (iv) Castlerigg International Holdings Limited, and (v) Thomas E. Sandell has the shared power to vote, or direct the vote of, and the shared power to dispose, or direct the disposition of, 589,400 of such shares.
(17)	This figure is based on information set forth in Amendment No. 31 to the Schedule 13D, dated January 27, 2005, filed by Gabelli Asset Management Inc. and certain entities affiliated with Gabelli Asset Management Inc. with the Securities and Exchange Commission. The Schedule 13D states that (i) Gabelli Funds, LLC has the sole power to vote, or direct the vote of, and the sole power to dispose or direct the disposition of, 471,000 of such shares, (ii) GAMCO Investors, Inc. has the sole power to vote, or direct the vote of, 2,982,164 of such shares and the sole power to dispose, or direct the disposition of, 3,246,652 of such shares, and (iii) MJG Associates, Inc. has the sole power to vote, or direct the vote of, 3,000 of such shares and the sole power to dispose, or direct the disposition of, 3,000 of such shares
(18)	This figure is based on information set forth in Amendment No. 1 to the Schedule 13G, dated January 26, 2005, filed by Wachovia Corporation with the Securities and Exchange Commission. The Schedule 13G states that Wachovia Corporation has the sole power to vote, or direct the vote of, 568,849 of such shares, has the shared power to vote, or direct the vote of 600 of such shares and the sole power to dispose, or direct the disposition of 557,349 of such shares.
(19)	Includes 1,259,356 shares which may be acquired upon the exercise of options under the 2003 Incentive Plan which are exercisable within 60 days of the date hereof.

Voting Trust
      As of February 25, 2005, stockholders of Pulitzer holding 10,948,995 shares of Class B common stock, representing approximately 87.5% of the combined voting power of Pulitzer’s outstanding common stock and Class B common stock, are parties to an agreement providing for the creation of a voting trust (the “voting trust”). These Class B stockholders have deposited their shares of Class B common stock into the voting trust and have received from the voting trust one or more certificates (“voting trust certificates”) evidencing their interest in the shares so deposited.
      The current trustees of the voting trust are David E. Moore, Michael E. Pulitzer, Emily Rauh Pulitzer, Alan G. Silverglat, Ellen Soeteber and Robert C. Woodworth (the “trustees”). The trustees generally have all voting rights with respect to the shares of Class B common stock subject to the voting trust. However, in connection with certain matters, including the proposal for adoption of the merger agreement, the trustees may not vote the shares deposited in the voting trust except in accordance with written instructions from the holders of the voting trust certificates. Holders of voting trust certificates representing at least 10,695,604 shares of Class B common stock (or approximately 85.5% of the aggregate voting power of the outstanding shares of our common stock and Class B common stock as of February 25, 2005) are expected to direct the trustees to vote in favor of adoption of the merger agreement.
      The voting trust permits the conversion of the Class B common stock deposited in the voting trust into common stock in connection with certain permitted transfers, including, without limitation, sales that are exempt from the registration requirements of the Securities Act of 1933, as amended, sales that meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales that are made pursuant to registered public offerings. The voting trust may be terminated with the written consent of holders of two-thirds of the shares of Class B common stock deposited in the voting trust. Unless extended or terminated by the parties thereto, the voting trust expires on March 18, 2009.

APPRAISAL RIGHTS
      Under the Delaware General Corporation Law, if you do not wish to accept the cash payment provided for in the merger agreement, you may exercise your appraisal rights and receive payment in cash for the fair value of your Pulitzer common stock and Class B common stock, as determined by the Delaware Court of Chancery. Our stockholders electing to exercise appraisal rights must comply strictly with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their appraisal rights. In this proxy statement, we refer to the Delaware Court of Chancery as the “Chancery Court.”
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex C of this proxy statement.
      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C, because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of adoption of the merger agreement. A vote in favor of adoption of the merger agreement, by proxy or in person, will result in a loss of your appraisal rights and will nullify any previously filed written demands for appraisal.
      If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of our common stock and Class B common stock as provided for in the merger agreement and you will not have appraisal rights with respect to your shares of our common stock and Class B common stock.
      All demands for appraisal should be addressed to Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101, Attention: James V. Maloney, Secretary, and must be received before the vote on the merger is taken at the special meeting. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      Within ten days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Pulitzer stockholder who has properly filed a written demand for appraisal and who did not vote in favor of adoption of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of our common stock and Class B common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify any stockholder’s previously written demand for appraisal.

      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after service of a copy of the petition, to provide the office of the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded an appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.
      After determination of the stockholders entitled to appraisal of their shares of our common stock and Class B common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with accrued interest, if any, to the stockholders entitled to receive the same.
      Although we believe that the consideration you will receive in the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court. Stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Lee does not anticipate offering more than the merger consideration to any Pulitzer stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of our common stock and Class B common stock per share is less than the merger consideration. In determining “fair value,” the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” and applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable under the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. No stockholder who has properly demanded appraisal rights will, from and after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if such stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Pulitzer common stock and Class B common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Additionally, no appraisal proceedings will be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be subject to such conditions as the Chancery Court deems just.
      In view of the complexity of Section 262, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR FUTURE
ANNUAL MEETING
      Pulitzer will only hold an annual meeting in 2005 if the merger is not completed. In that event, in order to be included in the proxy statement and form of proxy for our 2005 annual meeting, stockholder proposals must have been received by us no later than December 1, 2004.
WHERE YOU CAN FIND MORE INFORMATION
      Pulitzer files annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Pulitzer and will be made available for inspection and copying at Pulitzer’s executive offices during regular business hours by any Pulitzer stockholder or a representative of a stockholder as so designated in writing.
      Pulitzer stockholders may read and copy any reports, statements or other information filed by Pulitzer at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Filings by Pulitzer with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at www.sec.gov.
      The SEC allows Pulitzer to “incorporate by reference” information into this proxy statement. This means that Pulitzer can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Pulitzer files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Pulitzer later files with the SEC may update and supersede the information in this proxy statement.
      Pulitzer incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of this proxy statement and before the special meeting. Pulitzer also incorporates by reference into this proxy statement its Annual Report on Form 10-K for the fiscal year ended December 26, 2004 filed with the SEC under the Securities Exchange Act of 1934.
      Pulitzer undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies of Pulitzer filings should be directed to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101-1069. Pulitzer’s public filings are available through Pulitzer’s website at www.pulitzerinc.com.
      Document requests to Pulitzer should be made by                     , 2005 in order to receive them before the special meeting.
      The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Pulitzer since the date of this proxy statement or that the information in this proxy statement is correct as of any later date.
      Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Pulitzer has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                    , 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

Annex A
Agreement and Plan of Merger
dated as of
January 29, 2005
among
Lee Enterprises, Incorporated,
LP Acquisition Corp.
and
Pulitzer Inc.

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 29, 2005, among Pulitzer Inc., a Delaware corporation (the “Company”), Lee Enterprises, Incorporated, a Delaware corporation (“Parent”), and LP Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”).
RECITALS:
      WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and conditions set forth herein, and the Boards of Directors of the Company and the Purchaser have declared this Agreement advisable; and
      WHEREAS, to effectuate the acquisition, it is proposed that the Purchaser be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
      Section 1.01     Definitions. Each of the following terms is defined in the Section set forth opposite such term.

Term	Section

Acquisition Proposal	9.16	(a)
Adverse Recommendation Change	6.05	(c)
Affiliate	9.16	(b)
Agreement	Preamble
Beneficially	9.16	(c)
Business Day	9.16	(d)
Certificates	3.02
Class B Common Stock	3.01	(a)
Code	4.11	(b)
Common Stock	3.01	(a)
Company	Preamble
Company Common Stock	3.01	(a)
Company Designee	6.12	(d)
Company Disclosure Memorandum	Article 4 Preamble
Company Employees	6.08	(a)
Company Group	4.10	(b)
Company Intellectual Property Rights	4.13	(c)
Company RSU	3.04
Company SEC Reports	4.06	(a)
Company Securities	4.02	(b)
Company Stock Option	3.04
Company Stock Plans	6.08	(g)
Company Stockholder Meeting	6.03	(a)
Confidentiality Agreement	6.04

Term	Section

Control	9.16	(b)
Corporate Agent	6.07	(a)
Cutoff Date	6.05	(b)
December Financial Statements	4.10	(a)
Delaware Law	2.08
Designation Committee	6.12	(d)
Dissenting Share	3.03
DOJ	6.06	(b)
Effective Time	2.02
Eligible Company Retirees	6.08	(e)
Employee Plans	4.11	(a)
Environmental Laws	4.12	(b)
Environmental Permits	4.12	(b)
ERISA	4.11	(a)
ERISA Affiliate	4.11	(c)
Exchange Act	4.04
Filing Office	2.02
FTC	6.06	(b)
GAAP	4.06	(b)
Goldman, Sachs Fairness Opinion	4.17
Governmental Entity	4.04
Hazardous Waste	4.12	(b)
HSR Act	4.04
Indemnified Party	6.07	(a)
Intellectual Property Right	4.13	(c)
IRS	4.10	(b)
Knowledge	9.16	(e)
Liens	4.01
Material Adverse Effect	4.01
Material Contracts	4.14
Merger	Recitals
Merger Consideration	3.01	(a)
Multiemployer Plan	4.11	(a)
Other Enterprise	6.07	(a)
Parent	Preamble
Paying Agent	3.02	(a)
Payment Fund	3.02	(a)
PCBs	4.12	(a)
PD LLC	6.12	(c)
Permits	4.09
Person	9.16	(f)

Term	Section

Proxy Statement	4.04
Purchaser	Preamble
Required Vote	4.18
SEC	4.04
Section 203	2.08
Section 262	3.03
Securities Act	4.06	(a)
SERP	6.08	(g)
SERP Schedule	6.08	(g)
Significant Subsidiaries	9.16	(g)
Solvent	9.16	(h)
Subsidiary	4.01
Superior Proposal	9.16	(i)
Surviving Corporation	2.01
Tax Return	4.10	(h)
Taxes	4.10	(h)
Taxing Authority	4.10	(h)
Termination Fee	8.03	(b)
Transactions	2.08
Voting Trust Agreement	4.02	(d)
ARTICLE 2
THE MERGER
      Section 2.01     The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Purchaser shall be merged with and into the Company in accordance with applicable law, whereupon the separate existence of Purchaser shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
      Section 2.02     Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7, the Company and Purchaser will file a certificate of merger, in the form of Annex A attached hereto, with the Office of the Secretary of State of the State of Delaware (the “Filing Office”) and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Filing Office or at such later time as the parties hereto may agree upon and specify in the certificate of merger.
      Section 2.03     Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, unless the parties agree to another time, date or place in writing.
      Section 2.04     Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Purchaser, all as provided under applicable law.

      Section 2.05     Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended as a result of the Merger to be substantially similar to the certificate of incorporation of the Purchaser immediately prior to the Effective Time until amended in accordance with applicable law, except that Article First thereof shall read as follows: “The name of the corporation is Pulitzer Inc.”
      Section 2.06     By-laws. The by-laws of the Purchaser at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.
      Section 2.07     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Purchaser at the Effective Time shall be the officers of the Surviving Corporation. If requested by Parent, the Company shall deliver the resignations of its directors and officers of the Company and its Subsidiaries effective as of the Effective Time.
      Section 2.08     Company Action. The Company hereby represents and warrants that its Board of Directors, at a meeting duly called and held on January 29, 2005, acting by unanimous vote, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), are advisable and fair to and in the best interests of the Company and the Company’s stockholders and declared this Agreement advisable and that the Merger Consideration to be paid for the Company Common Stock is fair to the holders of such shares, (b) approved and adopted this Agreement and the Transactions, including the Merger, which, assuming the truth and accuracy of the representation of Parent and Purchaser in Section 5.07 hereof, makes inapplicable to this Agreement and the Transactions the restrictions on “business combinations” set forth in Section 203 (“Section 203”) of the General Corporation Law of the State of Delaware (the “Delaware Law”) or any similar restrictions set forth in any certificate of incorporation, by-law, voting trust or other agreement as to which the Company or any of its Subsidiaries is a party without any further action on the part of the stockholders or the Board of Directors of the Company, (c) resolved to recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger, (d) determined that no other state takeover statute is applicable to the Transactions and (e) determined that the consummation of the Transactions does not constitute an unpermitted transfer of any Company Securities under the Company’s certificate of incorporation. Copies of the Board of Directors resolutions confirming such actions have been provided to Parent. Notwithstanding the foregoing, such recommendation may be withdrawn, modified or amended as permitted by Section 6.05.
ARTICLE 3
EFFECT OF THE MERGER ON THE CAPITAL
STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES
      Section 3.01     Conversion of Stock. At the Effective Time, by virtue of the Merger and without any other action on the part of the holder thereof:
           (a) each share of the Company’s common stock, $.01 par value (the “Common Stock”), and each share of the Company’s Class B common stock, $.01 par value (the “Class B Common Stock” and, together with the Common Stock, the “Company Common Stock”), outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.01(b) or as provided in Section 3.03 with respect to shares as to which appraisal rights have been demanded, be converted into the right to receive from the Surviving Corporation, in cash, without interest, an amount equal to $64.00 per share (the “Merger Consideration”), as provided in Section 3.02;
           (b) each share of Company Common Stock held by the Company or any of its Subsidiaries as treasury stock or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto; and

           (c) each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights and powers as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
      Section 3.02     Payment for Shares in the Merger. (a) Prior to the mailing of the Proxy Statement, Parent shall appoint an agent (the “Paying Agent”) reasonably acceptable to the Company for the purpose of exchanging certificates (the “Certificates”) representing shares of the Company Common Stock for the Merger Consideration. At the Effective Time, Parent or Purchaser shall deposit with the Paying Agent, in trust for the benefit of the Company’s stockholders, cash in immediately available funds sufficient to pay the Merger Consideration to be paid in respect of each share of Company Common Stock (such cash being hereinafter referred to as the “Payment Fund”); provided, however, that no such deposit shall relieve Parent or Purchaser of its obligation to pay the aggregate Merger Consideration pursuant to Section 3.01(a). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the Certificates. Earnings from such investment shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Certificates. For purposes of determining the amount of the Payment Fund to be made available, Parent shall assume that no holder of shares of Company Common Stock will demand appraisal rights with respect to such shares.
           (b) As soon as practicable after the Effective Time, Parent will cause the Paying Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than holders of Certificates referred to in Section 3.01(b) or Section 3.03) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent and the Company reasonably specify) and instructions for use in effecting the surrender of Certificate(s) for payment therefor.
           (c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of each share of Company Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate.
           (d) If any portion of the Payment Fund is to be paid to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
           (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such

Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of each share of Company Common Stock represented by such Certificate, as contemplated by this Article.
           (f) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration to be paid in respect of each share of Company Common Stock represented by such Certificate, as provided for, and in accordance with the procedures set forth, in this Article 3.
           (g) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged each share of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of each such share without any interest thereon. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. The Surviving Corporation shall pay all charges and expenses of the Paying Agent.
      Section 3.03     Dissenting Shares. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a holder who has not voted such share in favor of the Merger, who shall have delivered a written demand for appraisal of such share in the manner provided by Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (each such share, a “Dissenting Share”) shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law (“Section 262”). Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 shall receive payment therefor from the Surviving Corporation in accordance with Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his or her entitlement to appraisal rights as provided in Section 262, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his or her demand for appraisal of such shares or lost his or her right to appraisal and payment for shares under Section 262 or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
      Section 3.04     Stock Options and other Equity Awards. Immediately prior to the Effective Time, the Company shall cause each then outstanding option to purchase Company Common Stock (a “Company Stock Option”) and each then outstanding restricted stock unit (a “Company RSU”) granted under the Company’s equity compensation plans to be converted into the right to receive a cash payment which, in the case of a Company Stock Option, shall be equal to the product of (i) the excess, if any, of the Merger Consideration per share of Company Common Stock over the exercise price per share, and (ii) the number of shares of Company Common Stock covered by the Company Stock Option, and, in the case of a Company RSU, shall be equal to the Merger Consideration per share of Company Common Stock covered by the Company RSU. The Company shall make such payments at the Effective Time or make appropriate arrangements to have such payments made as soon as practicable after the Effective Time, subject to applicable income and employment Tax withholding. At the Effective Time, any previously outstanding Company Stock Option which shall not have been exercised or converted into cash or the right to receive cash will be terminated. Immediately prior to the Effective Time, any then outstanding restricted shares of Company Common Stock held under the Company’s equity compensation plans shall be fully vested and shall be subject to the provisions of Section 3.01 of this Agreement.
      Section 3.05     Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon or other similar event with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth in the disclosure memorandum delivered by the Company to Parent on the date hereof and attached hereto (the “Company Disclosure Memorandum”) (it being understood and agreed that any matter disclosed in a section of the Company Disclosure Memorandum shall be treated as if it were disclosed in other sections of the Company Disclosure Memorandum to which it reasonably applies) or in the Company SEC Reports filed prior to the date hereof, the Company represents and warrants to Parent and Purchaser as follows:
      Section 4.01     Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” means, except as otherwise provided in Sections 7.02, 7.03 and 8.01(d)(i), any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is, individually or in the aggregate, materially adverse to the business, property, assets, liabilities, financial condition or results of operations of Parent or any of its Subsidiaries, in the case of Parent, or the Company or any of its Significant Subsidiaries, in the case of the Company, or which would prevent or materially delay the consummation of the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse change in the market price or trading volume of the capital stock of such Person after the date hereof; provided, however, that this clause (i) shall not exclude any underlying event, occurrence, development or circumstance which may have caused such change in stock price or trading volume; (ii) any adverse event, occurrence or development affecting any of the industries in which such Person operates generally (to the extent that such events, occurrences or developments do not disproportionately affect such Person as compared to other companies in such industries); (iii) changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof); (iv) any adverse change, event, development or effect arising from or relating to general business or economic conditions (including the business of Parent or any of its Subsidiaries, in the case of Parent, and the Company or any of its Significant Subsidiaries, in the case of the Company) which does not relate only to Parent or any of its Subsidiaries, in the case of Parent, or the Company or any of its Significant Subsidiaries, in the case of the Company; (v) any adverse change, event, development or effect attributable to the announcement or pendency of the Transactions, or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (vi) any adverse change, event, development or effect arising from or relating to national or international political or social conditions, including the engagement by the

United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world; and (vii) any adverse change, event, development or effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any Governmental Entity that do not relate only to Parent or any of its Subsidiaries, in the case of Parent, or the Company or any of its Significant Subsidiaries, in the case of the Company. The term “Subsidiary,” with respect to any Person, means any corporation or other legal entity of which such Person Controls (either alone or through or together with any other Subsidiary), directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. The Company Disclosure Memorandum lists each Subsidiary of the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or comparable charter documents) of its Subsidiaries, in each case as amended to the date hereof. Except as set forth in the Company Disclosure Memorandum, all of the outstanding shares of capital stock or other ownership interests of each Subsidiary have been validly issued and are fully paid and nonassessable and owned by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Except as set forth in the Company Disclosure Memorandum, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other ownership interests in, any Subsidiary of the Company. Except as set forth in the Company Disclosure Memorandum, and except for ownership of less than 1% in any publicly traded company and the capital stock or other ownership interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.
      Section 4.02     Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of common stock, $.01 par value per share, of which 100,000,000 shares have been designated as Common Stock and 100,000,000 shares have been designated as Class B Common Stock, and 100,000,000 shares of preferred stock, $.01 par value per share. As of December 26, 2004 there were outstanding: (i) 10,044,697 shares of Common Stock, of which 5,137 shares were held by the Company in its treasury; (ii) 11,660,942 shares of Class B Common Stock; (iii) Company Stock Options to purchase an aggregate of 2,486,132 shares of Common Stock; and (iv) Company RSUs for an aggregate of 139,680 shares of Common Stock. Since December 26, 2004, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company except (A) in connection with the satisfaction of Company RSUs or the exercise of Company Stock Options outstanding on such date, (B) issuances of shares of Common Stock upon conversion of shares of Class B Common Stock outstanding on such date or (C) purchases pursuant to any employee stock purchase plan. All shares of Company Common Stock outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. All shares of Company Common Stock issuable in connection with the satisfaction of Company RSUs, the exercise of outstanding Company Stock Options, purchases pursuant to any employee stock purchase plan or conversion of outstanding shares of Class B Common Stock have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.
           (b) Except as described in Section 4.02(a), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue or sell, or cause to be issued or sold, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). Except as contemplated by this Agreement and the Voting Trust Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to (1) repurchase, redeem or otherwise acquire any of the Company Securities, (2) vote or dispose of any shares of capital stock of the Company or any of its Subsidiaries, (3) register any Company Securities under the Securities Act or any state securities law or (4) grant preemptive or anti-dilutive rights with respect to any Company Securities. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has adopted a stockholder rights plan.
           (c) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote.
           (d) Except for the Pulitzer Inc. Voting Trust Agreement, dated as of March 18, 1999 (the “Voting Trust Agreement”), there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company.
      Section 4.03     Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the stockholders of the Company adopting this Agreement at the Company Stockholder Meeting, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, subject to approval and adoption of this Agreement by the Company’s stockholders. This Agreement has been duly executed and delivered by the Company and (assuming that this Agreement constitutes a valid and binding agreement of Parent and Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.
      Section 4.04     Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative agency, commission or other governmental authority or agency, domestic or foreign, or the Financial Accounting Standards Board (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (a) the filing of a premerger notification and report form by the Company and the trustees under the Voting Trust Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and expiration or termination of the waiting period thereunder and filings pursuant to similar applicable competition, merger control, antitrust or other laws, (b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement relating to the Company Stockholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and (ii) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Transactions, (c) the filing of the certificate of merger with the Filing Office and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (d) in connection with any state or local Tax which is attributable to the beneficial ownership of the Company’s or its Subsidiaries’ real property, if any, (e) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, (f) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the Transactions and (g) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      Section 4.05     Non-contravention. The execution and delivery of this Agreement by the Company do not and, subject to obtaining stockholder adoption of this Agreement, performance by the Company of this Agreement and the consummation of the Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company or similar organizational documents of any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners, (b) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree, (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or TNI Partners or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries and TNI Partners or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners, except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      Section 4.06     SEC Reports; Financial Statements. (a) The Company has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2003 (the “Company SEC Reports”), and since January 1, 2003, the Company has not made any request for confidential treatment of any information. As of their respective dates, the Company SEC Reports (i) were prepared (and, those filed after the date hereof, will be prepared) in accordance and (ii) complied (and, those filed after the date hereof, will comply) as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company has no relationships and related transactions required to be set forth in Item 404 of Regulation S-K of the SEC. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.
           (b) The financial statements of the Company included in the Company SEC Reports filed after January 1, 2003 (including the notes thereto) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end audit adjustments consistent with past practice).
           (c) Except as and to the extent set forth in the December Financial Statements or the Company Disclosure Memorandum, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued, absolute, contingent or otherwise).
      Section 4.07     Absence of Certain Changes or Events. Since December 26, 2004, except as set forth in the Company Disclosure Memorandum or the Company SEC Reports filed prior to the date hereof, (a) the Company, its Subsidiaries and, to the Knowledge of the Company, TNI Partners have conducted their business only in the ordinary course consistent with past practice and there have not occurred any events, changes, effects or developments that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) neither the Company nor any of its Significant Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of Section 6.01.
      Section 4.08     Litigation. Except as disclosed in the Company Disclosure Memorandum or the Company SEC Reports filed prior to the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company, any of its Subsidiaries or TNI Partners that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of or, to the Knowledge of the Company, any investigation or review pending or threatened by any Governmental Entity or arbitrator outstanding against, or with respect to, in each case the Company, any of its Subsidiaries or TNI Partners having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.
      Section 4.09     Compliance with Laws. The respective businesses of the Company, its Subsidiaries and, to the Knowledge of the Company, TNI Partners are being conducted in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to their respective businesses or operations, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company (provided that no representation or warranty is made in this Section 4.09 with respect to Environmental Laws). Each of the Company, its Subsidiaries and, to the Knowledge of the Company, TNI Partners holds and has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for the lack of Permits which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, TNI Partners is in default under any Permit, except for defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
      Section 4.10     Taxes. (a) Except as provided in the Company Disclosure Memorandum, (i) the Company, each of its Subsidiaries and, to the Knowledge of the Company, TNI Partners has filed or will file (or has had filed or will have filed on its behalf) prior to or as of the Effective Time all material Tax Returns which it has been or will be required to file prior to or as of the Effective Time and has paid or will pay (or has had paid or will have paid on its behalf) prior to or as of the Effective Time all Taxes required to be paid by the Company, each of its Subsidiaries and TNI Partners as shown on such Tax Returns, prior to or as of the Effective Time, except for Taxes being contested in good faith by the Company, any of its Subsidiaries or TNI Partners; (ii) the most recent financial statements contained in the Company SEC Reports and the financial statements of the Company as of and for the period ended December 26, 2004 included in Section 4.06 of the Company Disclosure Memorandum (the “December Financial Statements”) reflect an adequate provision in accordance with GAAP for all Taxes payable by the Company, any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners (limited to the extent of Star Publishing Company’s allocable share of TNI Partners’ liability for Taxes) accrued through the date of such financial statements; (iii) neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, TNI Partners has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) there are no material assessments or adjustments that have been asserted in writing against the Company, any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners for any period for which the Company has not made appropriate provision in accordance with GAAP in the most recent financial statements contained in the Company SEC Reports and the December Financial Statements.

           (b) All Tax Returns filed prior to or as of the Effective Time by or on behalf of the Company and its Subsidiaries and, to the Knowledge of the Company, TNI Partners are, or will be at the time of filing, true and complete in all material respects, and neither the Company nor, while a member of the consolidated group of corporations of which the Company is the common parent (the “Company Group”), any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners has engaged in any “listed transactions” identified by the Internal Revenue Service (the “IRS”) in Notice 2004-67 or any subsequent IRS Notice identifying “listed transactions.”
           (c) Except as provided in the Company Disclosure Memorandum, the consolidated federal income Tax Returns filed by the Company and its Subsidiaries and, to the Knowledge of the Company, TNI Partners for all Tax years ended on or before December 31, 2000 either (i) have been examined and settled with the IRS, or (ii) the applicable statutes of limitation for the assessment of federal income Taxes for such Tax years have expired.
           (d) There are no material Liens or encumbrances for Taxes on any assets of the Company, any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners other than Liens for Taxes not yet due and payable.
           (e) The Company and, while a member of the Company Group, each of its Subsidiaries and, to the Knowledge of the Company, TNI Partners has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.
           (f) Except as provided in the Company Disclosure Memorandum, no federal, state, local or foreign examinations, audits or administrative proceedings are pending with regard to any material Taxes or Tax Return of the Company, any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners and neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, TNI Partners has received a written notice proposing the conduct of any such examination, audit or proceeding.
           (g) Except as set forth in the Company Disclosure Memorandum, there are no Tax sharing, allocation or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other Person (including any stockholder of the Company, in the capacity of a stockholder, and any of such stockholder’s predecessors or Affiliates) under which the Parent, the Company, any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners or any stockholder could be liable for any Taxes or other claims of such other Person.
           (h) As used herein,
                (i) “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, estimated taxes, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, business, unclaimed property, escheat, transfer and recording taxes, fees and charges, and any other taxes, assessments or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a “Taxing Authority”), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and
                (ii) “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
      Section 4.11     Employee Plans. (a) Section 4.11 of the Company Disclosure Memorandum lists each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security

Act of 1974, as amended (“ERISA”), other than a “multiemployer plan” within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”), whether or not subject to ERISA, and each other employment, severance, incentive, retention, change in control or other material compensatory plan, policy, agreement or arrangement and the maximum liability of the Company and its Subsidiaries and, to the Knowledge of the Company, TNI Partners thereunder that (i) is maintained or contributed to by the Company, any of its Subsidiaries or TNI Partners and (ii) covers any director, employee or former employee of the Company, any of its Subsidiaries or TNI Partners (collectively, the “Employee Plans”). Subject to data protection or other law concerning the disclosure of personal data, the Company has made available to Parent copies of the Employee Plans (and, if applicable, related trust agreements or other funding arrangements) and all amendments thereto.
           (b) Each Employee Plan (and with respect to TNI Partners, to the Knowledge of the Company) that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), meets, in all material respects, the applicable requirements of the Code and is covered by a determination letter issued by the IRS after January 1, 1994 with respect to each plan and trust and each amendment thereto or such plan and trust and/or amendment are covered under the remedial amendment period provided under Code Section 401(b). Each Employee Plan (and with respect to TNI Partners, to the Knowledge of the Company) has been administered in compliance with its terms and with the requirements of applicable law, including but not limited to ERISA, the Code and applicable case law, and the Company has received no notice from any Governmental Entity questioning such plan’s compliance with applicable law, except where the failure to so administer would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
           (c) With respect to any Employee Plan covered by Title I of ERISA (and with respect to TNI Partners, to the Knowledge of the Company), no non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred which will cause the Company or TNI Partners to incur a liability under ERISA or the Code that would reasonably be expected to have a Material Adverse Effect on the Company. No “accumulated funding deficiency,” as defined in Section 412 of the Code (and with respect to TNI Partners, to the Knowledge of the Company), has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” for which the 30-day notice period has been waived, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (and with respect to TNI Partners, to the Knowledge of the Company), has occurred in connection with any Employee Plan that is subject to Title IV of ERISA. Neither the Company nor any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) (and with respect to TNI Partners, to the Knowledge of the Company) has engaged in a transaction described in Sections 4069 or 4212(c) of ERISA or has incurred, or reasonably expects to incur prior to the Effective Time, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered by Title IV of ERISA that could become a liability of the Company, Parent or any ERISA Affiliate after the Effective Time, other than a liability that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, the minimum employer contributions required by law (and with respect to TNI Partners, to the Knowledge of the Company) have been made with respect to each Employee Plan.
           (d) There has been (and with respect to TNI Partners, to the Knowledge of the Company) no failure of any Employee Plan which is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)), other than a failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
           (e) Except as set forth in the Company Disclosure Memorandum or as set forth in this Agreement, no director, employee or former employee of the Company or any Subsidiary thereof or, to the Knowledge of the Company, TNI Partners will become entitled to any material bonus, retirement, severance, retention, change in control or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Transactions, and there is no contract, plan, program or arrangement covering any employee or former employee of the Company or any Subsidiary thereof or, to the Knowledge of the Company, TNI Partners that, individually or collectively, would reasonably be expected to give rise to a payment that would not be deductible by Parent, the Company or any Subsidiary thereof or TNI Partners by reason of Section 280G of the Code as a result of the Transactions or as a result of termination of employment in connection therewith.
           (f) With respect to each Employee Plan, where applicable, the Company or, to the Knowledge of the Company, TNI Partners has provided, made available or will make available upon request to Parent, true and complete copies of (i) the most recent IRS Form 5500 filing (including, if applicable, Schedule B thereto), (ii) the most recent financial statement, and (iii) the most recent actuarial report and Form PBGC-1 filing.
           (g) Section 4.11(g) of the Company Disclosure Memorandum lists each Multiemployer Plan to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners is required to contribute. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, TNI Partners has incurred a liability under Title IV of ERISA with respect to a Multiemployer Plan (including, without limitation, liability resulting from a complete or partial withdrawal) which has not been satisfied and which would reasonably be expected to have a Material Adverse Effect on the Company.
           (h) Except as provided in the Company Disclosure Memorandum, the Company and, to the Knowledge of the Company, TNI Partners has made no promises, representations or affirmations to participants or retirees in relation to ongoing retiree health benefits that would give rise to binding obligations.
           (i) Section 4.11 of the Company Disclosure Memorandum lists and, to the Knowledge of the Company, with respect to TNI Partners, each “voluntary employees beneficiary association” (within the meaning of Section 501(c)(9) of the Code) and since March 18, 1999, there have been no other “welfare benefit funds” relating to employees or former employees within the meaning of Section 419 of the Code.
      Section 4.12     Environmental Matters. (a) Except as set forth in the Company Disclosure Memorandum or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
                (i) since March 18, 1999, no written notice, demand, request for information, citation, summons or order has been received, and no penalty has been assessed, which (a) alleges a violation by the Company or any Significant Subsidiary or, to the Knowledge of the Company, TNI Partners of any Environmental Law, (b) requires the investigation or remediation of any Hazardous Waste by the Company or any Significant Subsidiary or, to the Knowledge of the Company, TNI Partners, or (c) alleges the Company or any of its Significant Subsidiaries is liable, or potentially liable, for any investigation, remediation or response costs under any Environmental Law;
                (ii) no action, suit, proceeding or, to the Knowledge of the Company, investigation is pending or, to the Knowledge of the Company, threatened by any Governmental Entity which alleges a violation by the Company or any Significant Subsidiary or TNI Partners of any Environmental Law;
                (iii) to the Knowledge of the Company, the Company and its Significant Subsidiaries and TNI Partners are in compliance with all applicable Environmental Laws and all Environmental Permits; and
                (iv) in connection with the real property owned or leased by the Company or any of its Significant Subsidiaries or, to the Knowledge of the Company, TNI Partners, or to the Knowledge of the Company with respect to any real property formerly owned or leased by the Company or any of its Significant Subsidiaries or TNI Partners, (A) no release, emission, or discharge into the environment of hazardous materials has occurred since March 18, 1999 or is presently occurring in reportable quantities under any Environmental Law and (B) since March 19, 1999 no Hazardous Waste, including polychlorinated biphenyls (“PCBs”), has been disposed of by the Company or its Significant Subsidiaries or TNI Partners or any other Person except in compliance with applicable Environmental Laws.
           (b) As used herein,
                (i) “Environmental Laws” means any federal, state, local or foreign law, regulation, rule, order or decree, in each case as in effect on the date hereof, relating to pollution, protection of the environment, regulation or control of Hazardous Wastes;
                (ii) “Environmental Permits” means all permits, licenses, certificates or approvals necessary for the operations of the Company or any of its Significant Subsidiaries or TNI Partners as currently conducted to comply with all applicable Environmental Laws; and
                (iii) “Hazardous Waste” shall mean any substance or material defined or classified as a “hazardous substance,” “hazardous waste,” “hazardous material” or toxic substance under any Environmental Law.
      Section 4.13     Intellectual Property. (a) (i) No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or, to the Knowledge of the Company, agreement, restricting the use thereof by the Company or any of its Significant Subsidiaries or, to the Knowledge of the Company, TNI Partners or restricting the licensing thereof by the Company or any of its Significant Subsidiaries or TNI Partners to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) since December 26, 2004, neither the Company, any of its Significant Subsidiaries nor, to the Knowledge of the Company, TNI Partners has been a party to any action, suit, investigation or proceeding relating to, or, to the Knowledge of the Company, otherwise has been notified of, any alleged claim of infringement of any Intellectual Property Right of any other Person; and (iii) the Company and its Significant Subsidiaries and, to the Knowledge of the Company, TNI Partners have no outstanding claim or suit for any continuing infringement by any other Person of any Company Intellectual Property Rights and, to the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Significant Subsidiaries or TNI Partners with respect to any Company Intellectual Property Right.
           (b) Each of the Company and its Subsidiaries and, to the Knowledge of the Company, TNI Partners owns or is validly licensed or otherwise has the right to use all Company Intellectual Property Rights used in the conduct of its business, except where the failure to own or possess such rights would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Company.
           (c) As used herein,
                (i) “Company Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to and used or held for use by the Company or any of its Significant Subsidiaries or TNI Partners; and
                (ii) “Intellectual Property Right” means any trademark, service mark, corporate name and trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), customer list or any other similar type of proprietary intellectual property right.
      Section 4.14     Certain Contracts. Except as set forth in the Company SEC Reports filed prior to the date hereof or the Company Disclosure Memorandum, neither the Company, any of its Significant Subsidiaries nor, to the Knowledge of the Company, TNI Partners is a party to or bound by any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or “definitive material agreement” (as such term is defined in Item 1.01 of Form 8-K of the SEC) (“material contracts” and “definitive material agreement” are collectively, “Material Contract(s)”). Section 4.14 of the Company Disclosure Memorandum lists any contract, agreement or other arrangement involving an executory obligation for the sale or trade of advertising during the term thereof of more than $2,000,000 to which the Company or any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners is a

party. All of the contracts, agreements or other arrangements of the Company and its Subsidiaries and, to the Knowledge of the Company, TNI Partners (a) for the purchase of newsprint from the suppliers thereof which are material and (b) of any agent or consultant retained by the Company or any of its Subsidiaries or TNI Partners to advise them in the purchase of newsprint are listed in Section 4.14 of the Company Disclosure Memorandum. There is no Material Contract as to which either the Company or any of its Significant Subsidiaries or, to the Knowledge of the Company, TNI Partners is in material violation or default. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, TNI Partners has received written notice from any third party alleging that the Company or any of its Subsidiaries or TNI Partners is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.
      Section 4.15     Employment Matters. As of the date hereof, except as set forth on the Company Disclosure Memorandum, there are no work stoppages, strikes, collective labor grievances, other collective bargaining disputes, charges or claims of unfair labor practices pending or to the Knowledge of the Company threatened against the Company or its Significant Subsidiaries or, to the Knowledge of the Company, TNI Partners which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company Disclosure Memorandum sets forth all labor agreements, collective bargaining agreements and similar agreements or arrangements to which the Company or any of its Significant Subsidiaries or, to the Knowledge of the Company, TNI Partners is a party. The Company and its Significant Subsidiaries and, to the Knowledge of the Company, TNI Partners are in compliance in all material respects with applicable labor law. Except as set forth in the Company Disclosure Memorandum, to the Knowledge of the Company as of the date hereof, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries or TNI Partners.
      Section 4.16     Finders’ Fees. Except for Goldman, Sachs & Co. and Huntleigh Securities Corporation, copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or, to the Knowledge of the Company, TNI Partners who is entitled to any fee or commission from the Company or any of its Subsidiaries or TNI Partners in connection with the Transactions. The Company and TNI Partners, to the Knowledge of the Company, are not obligated or committed to pay the legal fees or related expenses of any stockholder or employee of the Company in connection with this Agreement and the Transactions, other than as disclosed in the Company Disclosure Memorandum or as required by the Company’s Restated Certificate of Incorporation (as to which, to the Knowledge of the Company, no claims are pending or threatened).
      Section 4.17     Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. (the “Goldman, Sachs Fairness Opinion”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. A complete and correct signed copy of such opinion will be delivered to Parent as soon as practicable after the date of this Agreement and such opinion shall not have been withdrawn.
      Section 4.18     Voting Requirements. The affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, adopting this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary, under applicable law or otherwise, to adopt this Agreement (the “Required Vote”).
      Section 4.19     Circulation. For each of the publications of the Company’s Significant Subsidiaries and TNI Partners subject to the Audit Bureau of Circulations, the circulation as reported by the Audit Bureau of Circulations for the periods ended March 2004 and September 2004 (or, if such other dates, the two most recent available periods) (with respect to TNI Partners, to the Knowledge of the Company) is true and correct in all material respects.
      Section 4.20     Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN ARTICLE 4 OF THIS AGREEMENT, THE COMPANY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
      Parent and Purchaser, jointly and severally, represent and warrant to the Company that:
      Section 5.01     Organization, Standing and Corporate Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Parent. Purchaser was formed solely for the purpose of engaging in the Transactions and since the date of its formation has engaged in no activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the Transactions.
      Section 5.02     Corporate Authorization. Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The Board of Directors of Purchaser has declared advisable this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Transactions, in each case by Parent and/or Purchaser, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceedings on the part of the Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of Purchaser, to approval and the execution and delivery to Purchaser by Parent, as the sole stockholder of Purchaser, of a unanimous written consent adopting this Agreement). This Agreement has been duly executed and delivered by Parent and Purchaser and (assuming that this Agreement constitutes a valid and binding agreement of the Company) constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.
      Section 5.03     Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Purchaser or any other Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions, except for (a) the filing of a premerger notification and report form under the HSR Act and expiration or termination of the waiting period thereunder and filings pursuant to similar applicable competition, merger control, antitrust or other laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions, (c) the filing of the certificate of merger with the Filing Office and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (d) as may be required by any applicable state securities or “blue sky” laws or state takeover laws and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Purchaser.

      Section 5.04     Non-contravention. The execution and delivery of this Agreement by Parent and Purchaser do not and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the Transactions will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Parent or Purchaser, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree or (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Purchaser is entitled under any provision of any agreement or other instrument binding upon Parent or Purchaser, except, in the case of clauses (b) and (c), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Purchaser or materially impair the ability of Parent or Purchaser to consummate the Transactions on the terms and conditions provided for herein.
      Section 5.05     Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent or Purchaser, threatened in writing against or affecting the Parent, any Subsidiary of Parent or Purchaser that would reasonably be expected to prevent or substantially delay any of the Transactions or otherwise materially impair the ability of the Parent or Purchaser to consummate the Transactions on the terms and conditions provided for herein, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or Purchaser or any other Subsidiary of Parent having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.
      Section 5.06     Financial Capability. Parent has, and shall cause Purchaser to have, sufficient funds to consummate the Transactions, including payment in full for all shares of Company Common Stock (on a fully-diluted basis) outstanding at the Effective Time and to pay all fees and expenses related to the Transactions.
      Section 5.07     Interested Stockholder. Neither Parent nor any of its affiliates or associates (as each such term is defined in Section 203) was, at any time from January 1, 2001 until the execution and delivery of this Agreement, an “interested stockholder” (as such term is defined in Section 203) of the Company.
      Section 5.08     Solvency. Parent and Purchaser are not entering into the Transactions with actual intent to hinder, delay or defraud either present or future creditors. Immediately following the Effective Time and after giving effect to the Transactions, the financing thereof and the transactions contemplated or required by the financing thereof, Parent, the Surviving Corporation and their Subsidiaries will each be Solvent, assuming that the Company and its Subsidiaries are Solvent immediately prior to the Effective Time.
ARTICLE 6
COVENANTS
      Section 6.01     Conduct of Business by the Company. From the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their business in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing, except with the consent of Parent, as expressly contemplated or permitted by this Agreement, or as set forth in Section 6.01 of the Company Disclosure Memorandum, from the date hereof until the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:
           (a) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than (i) regular quarterly cash dividends on the outstanding Common Stock and Class B Common Stock consistent with past practice in an amount no greater than $0.20 per share per quarter and (ii) dividends and other distributions paid by any Subsidiary of the Company to the Company or any other Subsidiary of the Company;
           (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as permitted under Section 6.01(d);
           (c) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;
           (d) issue any shares of Company Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Company Common Stock, or any rights, warrants or options to acquire any shares of Company Common Stock, other than (i) issuances pursuant to Company Stock Options or Company RSUs that are outstanding on the date hereof, (ii) issuances pursuant to any employee stock purchase plan as permitted under Section 6.08(g) and (iii) the issuance of shares of Common Stock upon conversion of shares of Class B Common Stock;
           (e) amend its certificate of incorporation or by-laws or other comparable organizational documents or amend any material terms of the outstanding securities of the Company or its Subsidiaries;
           (f) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole or (iii) except for acquisitions which individually or in the aggregate do not exceed $500,000, any home delivery, single copy or other type of distribution business involving the Company or any of its Subsidiaries’ circulation operations;
           (g) except in the ordinary course of business consistent with past practice, sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than (i) Liens arising out of Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) materialmen’s, mechanics’, carrier’s, workmen’s, repairmen’s, warehousemen’s or other like Liens, (iii) Liens or minor imperfections of title that do not materially impair the continued use and operation of the assets to which they relate and (iv) with respect to leased property, the terms and conditions of the respective leases) or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;
           (h) except for the items currently contracted for by the Company or any of its Subsidiaries at the date hereof or listed in Section 6.01(h) of the Company Disclosure Memorandum, make or agree to make any new capital expenditure or expenditures other than those which are individually not in excess of $35,000;
           (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than its Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person (other than its Subsidiaries), except pursuant to written commitments existing at the date hereof and except for the endorsement of checks and the extension of credit in the normal course of business, or make any loans (other than as permitted under any qualified retirement plan set forth in Section 4.11 of the Company Disclosure Memorandum), advances or capital contributions to, or investments in, any other Person, other than (i) any of its Subsidiaries, (ii) advances to employees in accordance with past practice or (iii) pursuant to written commitments existing at the date hereof;
           (j) except as required under any existing collective bargaining agreement or as may be mutually agreed upon between Parent and the Company, enter into or adopt any new, or increase benefits under, amend, modify or renew or terminate any existing, Employee Plan or benefit arrangement or any collective bargaining agreement, other than as required by law or regulation;

           (k) except to the extent required by any existing collective bargaining agreement or by written agreements existing on the date of this Agreement and disclosed in the Company Disclosure Memorandum, increase the wages, salaries or bonus compensation payable or to become payable to its directors, officers, management personnel or employees not covered by a collective bargaining agreement, other than in accordance with budgets approved by the Company and existing on the date hereof or as mutually agreed upon by Parent and the Company;
           (l) enter into any (i) contracts of employment, retention or similar agreement or (ii) severance provisions except for those which do not exceed $150,000 in the aggregate;
           (m) adopt any change in its accounting policies, procedures or practices other than as required by the SEC, GAAP, by law or regulation or by the Public Company Accounting Oversight Board;
           (n) make any Tax election that is material to the Company and its Subsidiaries taken as a whole or settle or compromise any income Tax liability that is material to the Company and its Subsidiaries taken as a whole, except for (i) any income Tax liability for which the Company has made appropriate provision in accordance with GAAP in the December Financial Statements and (ii) the settlement of the matters described in Section 4.10 of the Company Disclosure Memorandum on the basis specified therein;
           (o) except as otherwise expressly contemplated or permitted by this Section 6.01, (i) enter into any contract or agreement that is material to the Company or any of its Significant Subsidiaries, (ii) modify, amend or terminate or, except with respect to advertising contracts whose term is one year or less, renew any contract or agreement to which the Company or any of its Significant Subsidiaries is a party that is material to the Company or any of its Significant Subsidiaries, (iii) increase the single copy or home delivery prices of the St. Louis Post-Dispatch or (iv) develop new or alter existing products including newspaper redesign, zoning, editioning and other related activities; provided that Parent shall not unreasonably withhold consent to any of the actions described in subsections (i) and (ii) above;
           (p) agree to settle (i) any litigation listed in the Company Disclosure Memorandum except as expressly contemplated in Section 6.01(p) of the Company Disclosure Memorandum and except for settlements of not greater than $250,000 individually or $1,000,000 in the aggregate, or (ii) any litigation commenced after the date of this Agreement against the Company, any of its Subsidiaries or any of its directors by any stockholder of the Company relating to the Merger, Merger Consideration, this Agreement or the Transactions, without the prior written consent of Parent, which consent will not be unreasonably withheld;
           (q) with respect to each funded Employee Plan, make any contributions required to be made by the Company and any of its Subsidiaries in excess of the minimum amount required by ERISA or the Code; or
           (r) agree or commit to do any of the foregoing.
      Section 6.02     Other Actions. The Company, Parent and Purchaser shall not, and shall not permit any of their respective Subsidiaries to, knowingly take any action that would, or that could reasonably be expected to, result in (i) any of their respective representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue so as to have a Material Adverse Effect or (iii) any of the conditions to the Merger set forth in Article 7 not being satisfied (subject to the Company’s right to take action specifically permitted by Section 6.05). Promptly following the execution and delivery of this Agreement, Parent, as the sole stockholder of Purchaser, shall execute and deliver a unanimous written consent adopting this Agreement.
      Section 6.03     Stockholder Meeting; Proxy Material. Subject to Section 6.05:
           (a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement. At the Company Stockholder Meeting, Parent shall cause all of the shares of

Company Common Stock then owned Beneficially or of record by Parent, Purchaser or any of their Subsidiaries to be voted in favor of the adoption of this Agreement and shall include in the Proxy Statement a recommendation of the Board of Directors that the stockholders of the Company vote to approve and adopt this Agreement.
           (b) The Company will use reasonable efforts to prepare and file on or before March 12, 2005 a preliminary Proxy Statement with the SEC and will use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto, prior to their being filed with the SEC. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement.
           (c) None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any amendment thereof or supplement thereto will, at the time the Proxy Statement or any amendment thereof or supplement thereto is first mailed to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser for inclusion or incorporation by reference therein. The Proxy Statement will be prepared in accordance with and comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.
           (d) None of the information supplied by Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement or any amendment thereof or supplement thereto will, at the time the Proxy Statement or any amendment thereof or supplement thereto is first mailed to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation, warranty or covenant is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.
      Section 6.04     Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of October 11, 2004 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, contracts, books and records and personnel of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request, (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries, (iv) for the period commencing as of December 27, 2004 and for each four or five-week period thereafter through the Effective Time, deliver to Parent no later than the twelfth Business Day after the end of each period an unaudited, consolidated balance sheet for the Company and its Subsidiaries for the portion of the fiscal year ended as of the end of such period, and (v) deliver to Parent (A) a draft of the Company’s Annual Report on Form 10-K for the fiscal year ended

December 26, 2004, within one day after the Audit Committee of the Company’s Board of Directors reviews such draft and (B) contemporaneously with the filing of the Company’s Annual Report on Form 10-K, true and complete copies of the audited consolidated statements of the financial position of the Company and its Subsidiaries as of December 26, 2004 and December 28, 2003 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 26, 2004, included as part of the Annual Report on Form 10-K filed with the SEC on or prior to the date of required filing with the SEC, which shall present fairly, in all material respects, the financial position of the Company at December 26, 2004 and December 28, 2003 and the results of their operations and their cash flows for each of the three years in the period ended December 26, 2004, in conformity with GAAP and which shall not reflect any material adverse change from the December Financial Statements. Said audited consolidated financial statements shall be accompanied by the opinion of Deloitte & Touche LLP, the Company’s independent public accountants, or such other independent public accountants of national standing acceptable to Parent, if Deloitte & Touche LLP has resigned or been dismissed prior to the completion thereof, that the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 26, 2004 and December 28, 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 2004, in conformity with GAAP. Any investigation pursuant to this Section shall be conducted upon two Business Days’ prior written notice to the Company, during regular business hours and in such a manner so as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No investigation conducted pursuant to this Section shall affect or be deemed to modify any representation or warranty made in this Agreement. Except as required by law, Parent will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all documents and information concerning the Company or any of its Subsidiaries furnished to Parent or its Affiliates in connection with the Transactions in accordance with the terms of the Confidentiality Agreement.
      Section 6.05     No Solicitation; Other Offers. (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company and its Subsidiaries shall not, nor shall they permit any of their Affiliates to, nor shall they authorize any of the officers, directors, employees, investment bankers, consultants and other agents and Affiliates of the Company and its Subsidiaries to, directly or indirectly, (i) solicit, initiate, encourage, induce or knowingly facilitate (including by way of furnishing information) the submission of any Acquisition Proposal or any inquiries with respect thereto, (ii) engage in discussions or negotiations with any Person concerning an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal or accept an Acquisition Proposal or (iii) disclose any nonpublic information relating to the Company or any of its Subsidiaries to any Person who, to the Knowledge of the Company, is making or considering making, or who has made, an Acquisition Proposal. The Company will notify Parent as promptly as practicable (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who, to the Knowledge of the Company, is making or considering making or who has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal or request. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal and, to the extent within its power, to recover or cause to be destroyed all information concerning the Company and its Subsidiaries in the possession of such Persons and their Affiliates, representatives and advisors.
      (b) Notwithstanding the first sentence of Section 6.05(a), the Company may, until the Company Stockholder Meeting (the “Cutoff Date”), negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) the Company has complied with the terms of this Section 6.05, (ii) the Board of

Directors of the Company determines in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and, after consultation with and receipt of advice from outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law, and (iii) such Person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (including the standstill provisions unless the Company shall have amended the Confidentiality Agreement to modify the standstill provisions therein to be no more restrictive of Parent than such Person is restricted pursuant to such confidentiality agreement). The Company shall provide Parent any information regarding the Company or its Subsidiaries provided to any Person making an Acquisition Proposal which was not previously provided to Parent. Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9, Item 1012(a) of Regulation M-A and Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure to the Company’s stockholders required by applicable law or regulation.
      (c) Except as permitted in this Section 6.05(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, or take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of this Agreement and the Merger or with the recommendation to stockholders referred to in Section 2.08 hereof, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, prior to the Cutoff Date, the Board of Directors of the Company shall be permitted not to recommend to its stockholders approval and adoption of this Agreement and the Merger, or to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in Section 2.08 hereof (each, an “Adverse Recommendation Change”), but only if (i) the Company has complied with the terms of this Section 6.05, (ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors determines in good faith constitutes a Superior Proposal, (iii) the Board of Directors of the Company determines in good faith, after consultation with and receipt of advice from outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law, (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, together with a full and complete copy of the Superior Proposal at least three Business Days prior to the Adverse Recommendation Change (it being understood and agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require a new notice and a new three-Business Day period), (v) the Company shall have negotiated in good faith with Parent during such three-Business Day period to make such amendments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to proceed with its recommendation of this Agreement (as so amended) and the Merger and not make the Adverse Recommendation Change, and (vi) prior to the expiration of such three-Business Day period, Parent fails to make a proposal to adjust the terms and conditions of this Agreement that the Board of Directors of the Company determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal.
      (d) During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to an Acquisition Proposal to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.
      Section 6.06     Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or the other Transactions, use their best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms set forth in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Nothing herein shall limit or affect the Company’s taking actions specifically permitted by Section 6.05.
      (b) In furtherance of and without limiting the above provisions, each of the Company and Parent shall, as promptly as practicable following the execution and delivery of this Agreement (but in no event more than the tenth Business Day thereafter), file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ, and shall comply promptly with any such inquiry or request. Parent shall take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the closing to occur as soon as reasonably possible, including, without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing, delaying or restricting the consummation of the Transactions.
      (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 6.06(a) and 6.06(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any antitrust, competition or trade regulation law, each of the parties shall cooperate in all respects with each other and shall use its respective best efforts in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, delays or restricts consummation of the Transactions.
      (d) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Section 6.06(a), if any objections are asserted with respect to the Transactions under any applicable law (other than any antitrust, competition or trade regulation law) or if any suit is instituted by any Governmental Entity or any private party challenging any of the Transactions as violative of any applicable law (other than any antitrust, competition or trade regulation law), each of the Company and Parent shall use its best efforts to resolve any such objections or challenges such

Governmental Entity or private party may have to such Transactions so as to permit consummation of the Transactions.
      (e) The existence of the conditions set forth in Article 7 shall not limit or diminish Parent’s or Purchaser’s obligations pursuant to this Section 6.06 or relieve Parent or Purchaser of any liability or damages that may result from the breach of its obligations under this Section 6.06.
      Section 6.07     Indemnification, Advancement and Insurance. (a) After the Effective Time, the Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted by Delaware law, indemnify, defend and hold harmless each Corporate Agent against all losses, costs, liabilities, expenses (including attorney’s and expert’s fees and expenses), claims, fines, penalties or damages in connection with any civil, criminal or arbitrative suit, action, proceeding or investigation based in whole or in part on his or her being or having been such a Corporate Agent prior to and including the Effective Time (including but not limited to the Transactions). This obligation shall include the obligation to pay expenses (including attorney’s and expert’s fees and expenses) incurred by a Corporate Agent in defending any such suit, action, proceeding or investigation in advance of the final disposition thereof, including appeals.
           (i) “Corporate Agent” shall mean any person who is or was at any time prior to and including the Effective Time a director, officer, employee or agent of the Company or any of its Subsidiaries, or any person who is or was at any time prior to and including the Effective Time a director, officer, trustee, employee or agent of any Other Enterprise, serving as such at the request of the Company, or the heirs, executors and administrators of any such director, officer, trustee, employee or agent.
           (ii) “Indemnified Party” shall mean individually, and “Indemnified Parties” shall mean collectively, the person or persons entitled to be indemnified, defended and held harmless under this Section 6.07 or the heirs, executors and administrators of such person or persons.
           (iii) “Other Enterprise” shall mean any domestic or foreign corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, or other enterprise or entity (including any employee benefit plan), whether or not for profit, served by a Corporate Agent (other than the Company).
      (b) Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation and its Subsidiaries to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under Delaware law and shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties without the prior written consent of the Indemnified Parties.
      (c) Parent shall pay all expenses, including attorney’s and expert’s fees and expenses, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.07 or in any action involving an Indemnified Party resulting from the Transactions.
      (d) For six years after the Effective Time (and thereafter until the final disposition, including appeals, of any claim that has been asserted or any suit, action, proceeding or investigation that has been commenced within such six-year period), Parent shall maintain, or cause the Surviving Corporation to maintain, policies of directors’ and officers’ liability insurance comparable to those currently maintained by the Company for the benefit of directors and officers of the Company in effect on the date of this Agreement (true and complete copies of which have been provided to Parent) with respect to matters occurring prior to and including the Effective Time (except to the extent any provisions in such insurance are no longer generally available in the market); provided, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the aggregate annual premiums paid by the Company (or the Surviving Corporation, as applicable) during the immediately preceding year for such insurance (the Company represents that the annual premiums currently aggregate approximately $500,000); and provided, further, that if the aggregate annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for an aggregate cost not exceeding such amount.

      (e) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.07. In the event that the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 6.07(a) or take such other action to ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished.
      (f) This Section 6.07 shall survive the consummation of the Merger, is intended to benefit the Company, Parent, the Surviving Corporation and each Indemnified Party, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.
      Section 6.08     Employee Benefits. (a) After the Effective Time, Parent shall cause the Surviving Corporation and each Subsidiary thereof to abide by the terms of each collective bargaining agreement to which it is a party. In addition, after the Effective Time through at least September 30, 2006, Parent shall provide or cause to be provided to the individuals who, immediately prior to the Effective Time, are non-bargaining unit employees of the Company or any Subsidiary thereof (“Company Employees”) (i) base pay and commission opportunities which, as to each such individual, are the same as or greater than those provided by the Company and its Subsidiaries immediately prior to the Effective Time; and (ii) except as provided in Sections 6.08(d), (e) and (f), welfare, pension and other employee benefits and incentive opportunities that are no less favorable in the aggregate than those provided as of the date hereof by the Company and its Subsidiaries to such individuals under the Employee Plans. At the Effective Time, the Company shall pay or cause the payment of bonuses accrued during the period from December 27, 2004 until the Effective Time in accordance with the bonus targets and Company performance through the end of such period. For the period from the Effective Time through September 30, 2005, Parent shall cause the Surviving Corporation to establish a bonus arrangement consistent with the bonus arrangement provided by Parent and its Affiliates to similarly situated employees, taking into account the fact that the bonus period will be less than twelve months. From and after October 1, 2005, the Surviving Corporation shall provide such bonus opportunities as it deems appropriate. Nothing contained in this subsection shall preclude the Parent or the Surviving Corporation or its Subsidiaries at any time following the Effective Time from terminating the employment of any Company Employee.
      (b) Each Company Employee shall be given full credit for all service with the Company and its Subsidiaries and their respective predecessors to the extent recognized by the Company and its Subsidiaries at December 26, 2004 under any plans or arrangements providing vacation, sick pay, severance, retirement, pension or retiree welfare benefits maintained by Parent or the Surviving Corporation or any of their respective Affiliates in which such Company Employees participate for all purposes (including, without limitation, for purposes of eligibility, vesting, benefit accrual and forms of benefit), except to the extent that such credit would result in any duplication of benefits.
      (c) In the event of any change in the welfare benefits provided to Company Employees following the Effective Time, Parent shall or shall cause the Surviving Corporation to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any such welfare benefits to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change and (ii) credit each Company Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.
      (d) Without limiting any of its other obligations hereunder, Parent shall cause all of the individual agreements and other Company plans and arrangements listed in Items 1, 2, 4, 5 and 20 under Section 4.11 of the Company Disclosure Memorandum to be honored in accordance with their terms if and to the extent such agreements, plans and arrangements have been or are made effective, and shall assume the obligations of the Company and its Subsidiaries thereunder without offset.

      (e) From the Effective Time until September 30, 2007, Parent and the Surviving Corporation shall provide or shall cause their Affiliates to provide post-retirement group health coverage to Eligible Company Retirees on terms and conditions that are, in the aggregate, no less favorable than the terms and conditions of the retiree group health coverage currently provided by the Company to or for the benefit of retired Eligible Company Retirees. Thereafter, until December 31, 2008, Parent and the Surviving Corporation shall continue to offer retiree group health coverage to Eligible Company Retirees. Such coverage shall be on such terms and conditions relating to benefits and cost-sharing as from time to time are determined by the Board of Directors of Parent and/or the Surviving Corporation. As used herein, the term “Eligible Company Retirees” means (i) former non-bargaining unit employees of the Company or any Subsidiary thereof (and their covered spouses and dependents) who, as of the Effective Time, are covered or entitled to coverage under the Company’s post-retirement group health plan, (ii) active Company Employees whose employment terminates after the Effective Time and who, as of the Effective Time, have satisfied the minimum age and service conditions for Company provided post-retirement group health coverage, and (iii) active Company Employees listed in Section 6.08(e) of the Company Disclosure Memorandum whose employment is terminated either (A) after satisfying the age and service conditions, or (B) before satisfying those conditions under circumstances entitling them to receive one or more severance payments, whether by individual agreement or applicable severance policy. The obligations of Parent and the Surviving Corporation under this Section 6.08(e) will also extend to the covered spouses and dependents of the present and former Company Employees who are or become Eligible Company Retirees.
      (f) If, as of or within May 31, 2006, Parent, the Company, the Surviving Corporation or any of its or their Affiliates causes the involuntary termination (other than termination for “cause”) of a Company Employee’s employment with the Surviving Corporation, the Company and/or its Subsidiaries, then the terminated Company Employee will be entitled to receive severance payments in accordance with the Company’s severance grid set forth in Section 6.08(f) of the Company Disclosure Memorandum if such grid would have applied to such Company Employee if he or she had been severed by the Company before the Effective Time, or, if not, to no less than two weeks’ base pay for each year of service with the Company or any of its Subsidiaries (and their respective predecessors), prorated for the year in which termination of employment occurs, limited, however, to 50 weeks’ base pay, and subject to a minimum of four weeks’ base pay. The severance protection described in this Section 6.08(f) shall not apply to Company Employees whose severance entitlement is governed by the terms of an employment agreement, transition agreement, participation agreement or other individual agreement providing severance protection outside of the Company’s general severance policy. Outplacement services described in Section 6.08(f) of the Company Disclosure Memorandum will also be made available. Any Company Employee whose employment is terminated within one year following the Effective Time and who is entitled to severance payments will be credited with not less than one year of post-Effective Time service for purposes of vesting under any Employee Plan in which such terminated Company Employee then participates, except to the extent that such credit would result in any duplication of benefits.
      (g) Prior to and effective as of the Effective Time, the Company will amend the Pulitzer Inc. Supplemental Executive Benefit Pension Plan (the “SERP”) in the following respects: (i) future benefit accruals will be suspended, (ii) each participant’s accrued benefit will be converted into a bookkeeping account balance in the amounts set forth in Section 6.08(g) of the Company Disclosure Memorandum (the “SERP Schedule”), (iii) each participant’s account balance will be credited with interest at the annual rate of 5.75%, and (iv) each participant will be entitled to receive payments which will be deducted from his or her account balance at the time(s) and in the amount(s) set forth in the SERP Schedule. Parent will make or cause the Surviving Corporation to make the payments set forth in the SERP Schedule, which payments, when completed, will be in full and final satisfaction of the participants’ interest in the SERP. The Company’s SERP amendments will include a provision for full payment of the participants’ account balances upon a change in control (defined substantially as set forth in Section 6.08(g) of the Company Disclosure Memorandum) of the Parent or the Surviving Corporation, and such other provisions as may be reasonably necessary in order to satisfy the applicable requirements of Section 409A of the Code. As of and prior to the Effective Time, the Company shall satisfy in full the remaining future payment obligations of the Company under the executive employment and consulting agreement listed in Item 2 of Section 4.14 of the Company Disclosure Memorandum. Prior to the Effective Time, the Company shall terminate the Company’s 1999 Employee Stock Purchase Plan and the Company’s 2000 Stock Purchase Plan (and any other such plan listed in Section 4.11(6) of the Company Disclosure Memorandum (collectively, the “Company Stock Plans”)), and no shares shall be issued under the Company Stock Plans after such date. The Company agrees that, during the period beginning on the date hereof and ending prior to the Effective Time, except as described under Section 4.02(a) with respect to shares issuable under outstanding Company Stock Options or Company RSUs, and shares purchasable under any employee stock purchase plan, the Company shall not issue shares of Common Stock in the aggregate that exceed the average number of shares, determined on a quarterly basis, issued under the Company Stock Plans for the last two fiscal quarters prior to the date hereof (which amounts and the price at which such shares may be purchased under the terms thereof are listed in Section 4.11(6) of the Company Disclosure Memorandum). Prior to the Effective Time, the Company will use its commercially reasonable efforts to terminate (as of or immediately prior to the Effective Time) the Company’s interest in and obligations under the split dollar life insurance agreements and policies listed in Section 4.11 of the Company Disclosure Memorandum maintained for five covered current and former executives, at a cost to the Company not to exceed the then current cash values of the policies plus the amounts of the premium payments that were withheld since July 30, 2002, or such greater amounts as the Company deems necessary in order to accomplish the foregoing. Any split dollar arrangement which is not so terminated will be assumed and honored by the Surviving Corporation in accordance with its terms.
      Section 6.09     Public Announcements. Each of Parent and the Company will obtain the other’s prior written consent before issuing any press release or making any public statement (including any broadly issued statement or announcement to employees) with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to obtaining such consent.
      Section 6.10     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
      Section 6.11     Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:
           (a) any representation or warranty made by it in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate so as to have a Material Adverse Effect;
           (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;
           (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
           (d) any notice or other communication from any Governmental Entity in connection with the Transactions; or
           (e) any actions, suits, claims, investigations, orders, decrees, complaints or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their respective Subsidiaries that relate to the consummation of the Transactions;

provided, however, that the delivery of any notice pursuant to this Section 6.11 (i) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (ii) shall not be deemed an admission on the part of the party giving such notice that the occurrence of any such event constitutes or would reasonably be likely to have a Material Adverse Effect.
      Section 6.12     Certain Operational Matters. (a) For a period of at least five years following the Effective Time, Parent will cause the St. Louis Post-Dispatch to maintain its current name and editorial page platform statement and to maintain its news and editorial headquarters in the City of St. Louis, Missouri. In addition, if the current editor of the St. Louis Post-Dispatch is replaced within five years following the Effective Time, whether by reason of her resignation or removal or for any other reason, Parent will not appoint or allow to be appointed a new editor of the St. Louis Post-Dispatch without the prior consultation with the Company Designee.
      (b) Following the Effective Time, Parent agrees that (i) it will not use or allow to be used the “Pulitzer” name in connection with any business or other endeavor not reasonably related to the media businesses in which the Company and its Subsidiaries are currently engaged and (ii) it will use commercially reasonable efforts to preserve the historical goodwill of the “Pulitzer” name, including, without limitation, using commercially reasonable efforts to ensure that the name is used only in connection with products and services that are substantially consistent in nature, quality and style with the products and services in connection with which the name has been historically used by the Company.
      (c) The Surviving Corporation shall cause St. Louis Post-Dispatch LLC (“PD LLC”) or its successor from the Effective Time until September 30, 2009, to make aggregate contributions, in the name of Pulitzer Inc. or PD LLC, of at least 0.25% of total revenues of PD LLC, the sum of which shall be used to fund the commitments set forth in Section 4.14(8) of the Company Disclosure Memorandum and the remainder thereof for contributions to 501(c)(3) organizations that are located in the states of Missouri or Illinois after funding at least $60,000 to the Columbia University Graduate School of Journalism in support of the activities relating to the award of the Pulitzer Prizes.
      (d) Prior to the Effective Time, the Board of Directors of the Company shall appoint a committee consisting of three of its members (the “Designation Committee”), and following the Effective Time, the covenants made by Parent in this Section 6.12 may be enforced by the designee (the “Company Designee”) selected from time to time by the Designation Committee. Each member of the Designation Committee shall serve until his or her death or resignation and may appoint his or her successor in writing; provided, that any vacancy in the Designation Committee arising because a successor has not been appointed or because a member or successor is unable to serve for any reason shall be filled by the remaining members of the Designation Committee.
      (e) Parent agrees that it shall not, directly or indirectly, consolidate with or merge into any other Person or transfer all or substantially all of its properties and assets to any other Person without causing such other Person to assume the obligations set forth in this Section 6.12. In addition, Parent shall not, directly or indirectly, sell, transfer or license (or allow to be sold, transferred or licensed) (A) the St. Louis Post-Dispatch without requiring the purchaser, transferee or licensee thereof to be bound by the covenants set forth in Sections 6.12(a) and (d) or (B) the “Pulitzer” name without requiring the purchaser, transferee or licensee thereof to be bound by the covenants set forth in Sections 6.12(b) and (d).
      Section 6.13     Solvency Opinion. In the event Parent or Purchaser is required to deliver or cause to be delivered in connection with the financing of the Transactions, or actually delivers or causes to be delivered, a letter or opinion with respect to the solvency, sufficiency of assets, sufficiency of capital or any similar or related status, in each case, of the Parent, Purchaser, the Company or any of their respective Subsidiaries, then Parent and Purchaser shall, at their expense, cause such letter or opinion to (i) be delivered to the Company and (ii) contain a statement that the Company and its stockholders may rely on such letter or opinion as though such letter or opinion had been addressed to the Company and its stockholders.

ARTICLE 7
CONDITIONS TO THE MERGER
      Section 7.01     Conditions to Obligations of Each Party. The respective obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver of the following conditions:
           (a) this Agreement shall have been adopted by the Required Vote at the Company Stockholder Meeting;
           (b) no statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or makes the consummation of the Merger unlawful, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing, prohibiting or restraining the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and
           (c) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.
      Section 7.02     Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction (or waiver by Parent and Purchaser) of the following conditions:
           (a) the Company shall have performed all of its obligations, covenants and agreements hereunder required to be performed or complied with by it at or prior to the Effective Time, disregarding for these purposes any exception with respect to such obligation, covenant or agreement qualified by “Material Adverse Effect,” “material,” “materiality” and words of similar import, except for such failures to perform which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that for purposes of this Section 7.02(a), “Material Adverse Effect” on the Company shall mean a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;
           (b) except as affected by actions specifically described in and permitted by this Agreement, the representations and warranties of the Company contained in this Agreement shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true as of such date), disregarding for these purposes any exception in such representation or warranty qualified by “Material Adverse Effect,” “material,” “materiality” and words of similar import, except for such failures to be true which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; provided, however, that for purposes of this Section 7.02(b), “Material Adverse Effect” on the Company shall mean a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;
           (c) Parent shall have received a certificate signed on behalf of the Company by the President or Chief Executive Officer or a Vice President of the Company certifying as to the satisfaction of the conditions contained in Sections 7.02(a) and (b); and
           (d) Each of the Company and its Subsidiaries shall have delivered to Parent all of the certificates, instruments and other documents required to be delivered by such company or by any Person retained by the Company and its Subsidiaries at or prior to the closing date as required by this Agreement.

      Section 7.03     Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following conditions:
           (a) Each of Parent and Purchaser shall have performed all of its obligations, covenants and agreements hereunder required to be performed or complied with by it at or prior to the Effective Time (including its obligations under Section 3.02(a) of this Agreement), disregarding for these purposes any exception with respect to such obligation, covenant or agreement qualified by “Material Adverse Effect,” “material,” “materiality” and words of similar import, except for such failures to perform which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Purchaser or materially impair the ability of Parent or Purchaser to consummate the Transactions on the terms and conditions provided for herein; provided, however, that for purposes of this Section 7.03(a), “Material Adverse Effect” on the Parent shall mean a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole;
           (b) except as affected by actions specifically described in and permitted by this Agreement, the representations and warranties of Parent and Purchaser contained in this Agreement shall be true on and as of the closing date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true as of such date), disregarding for these purposes any exception in such representation or warranty qualified by “Material Adverse Effect,” “material,” “materiality” and words of similar import, except for such failures to be true which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Purchaser or materially impair the ability of Parent or Purchaser to consummate the Transactions on the terms and conditions provided for herein; provided, however, that for purposes of this Section 7.03(b), “Material Adverse Effect” on the Parent shall mean a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole;
           (c) the Company shall have received a certificate signed on behalf of the Parent by the President or Chief Executive Officer or a Vice President of the Parent certifying as to the satisfaction of the conditions contained in Sections 7.03(a) and (b); and
           (d) Each of the Parent and Purchaser shall have delivered to Company all of the certificates, instruments and other documents required to be delivered by such company or by any Person retained by Parent or Purchaser at or prior to the closing date as required by this Agreement.
ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER
      Section 8.01     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:
           (a) by mutual written consent duly authorized by the Board of Directors of each of Parent, Purchaser and the Company;
           (b) by either the Company or Parent if:
                (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order, decree or ruling or other action or the failure of such order, decree or ruling or other action to be resisted, resolved or lifted, as applicable;

                (ii) the Merger shall not have been consummated by August 2, 2005, unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or
                (iii) if, at the Company Stockholder Meeting (including any adjournment thereof), the Required Vote shall not have been obtained;
           (c) by the Company:
                (i) if the Company has complied with its obligations under Section 6.05, the Company has received an unsolicited Acquisition Proposal that the Board of Directors determines in good faith is a Superior Proposal, and then only in connection with its entering into an agreement with respect to such Superior Proposal; provided, that the Company pays the Termination Fee; or
                (ii) if Parent or Purchaser shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent or Purchaser to consummate the Transactions on the terms and conditions set forth herein and cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser, as applicable;
           (d) by Parent:
                (i) if the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement (disregarding for these purposes any exception with respect to such representation, warranty, covenant or other agreement qualified by “Material Adverse Effect,” “material,” “materiality” and words of similar import), which breach, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Company and cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; provided, however, that for purposes of this Section 8.01(d)(i), “Material Adverse Effect” on the Company shall mean a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;
                (ii) if, (A) whether or not permitted to do so, the Board of Directors of the Company shall have withdrawn or modified (in a manner adverse to Parent or Purchaser) its approval or recommendation of the Merger or this Agreement, or approved or recommended any Acquisition Proposal, (B) a tender or exchange offer relating to any Company Securities has been commenced and the Company fails to send to its security holders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends the rejection of such tender or exchange offer or (C) an Acquisition Proposal is publicly announced, and the Company fails to issue, within ten Business Days after such Acquisition Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of the adoption of this Agreement; or
                (iii) if the Company breaches any of its obligations under Section 6.03 in any material respect or any of its obligations under Section 6.05.
      The party desiring to terminate this Agreement pursuant to Section 8.01(b), Section 8.01(c) or Section 8.01(d) shall give written notice of such termination to the other parties in accordance with Section 9.02.
      Section 8.02     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect (other than the provisions of Article 1, Section 6.04 (last sentence only), this Section 8.02, Section 8.03, and Article 9, which shall survive any termination), without any liability or obligation on the part of Parent, Purchaser or the Company, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      Section 8.03     Fees and Expenses. (a) Except as set forth otherwise herein, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
      (b) The Company shall pay, or cause to be paid, to Parent a fee equal to $55 million (the “Termination Fee”) if (1)(x) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(ii), or by Parent pursuant to Section 8.01(d)(i), Section 8.01(d)(ii)(B) or (C), or Section 8.01(d)(iii), (y) at any time after the date hereof an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of the Company and (z) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or similar transaction, or any such transaction is consummated; (2) this Agreement is terminated by the Company pursuant to Section 8.01(c)(i); or (3) this Agreement is terminated by Parent pursuant to Section 8.01(d)(ii)(A); provided that if a fee already has been paid to Parent pursuant to Section 8.03(c), the Termination Fee shall be equal to $55 million minus the amount actually paid to Parent pursuant to Section 8.03(c).
      (c) The Company shall pay, or cause to be paid, to Parent a fee equal to $30 million plus actual documented expenses (not to exceed $12 million) if this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii).
      (d) Any Termination Fee shall be paid by wire transfer of same day funds to an account designated by Parent within two Business Days after a demand for payment by Parent following termination of this Agreement; provided, that in the event of a termination of this Agreement under Section 8.01(c)(i), the Termination Fee shall be paid as therein provided as a condition to the effectiveness of such termination.
      Section 8.04     Amendment. This Agreement may be amended by the parties hereto at any time before or after the adoption of this Agreement by the stockholders of the Company; provided, however, that after any such adoption, there shall be made no amendment that by law requires further adoption of this Agreement by the stockholders of the Company without such further adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      Section 8.05     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of the other parties or (c) subject to the proviso contained in the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein on the part of the other parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE 9
MISCELLANEOUS
      Section 9.01     Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 9.02     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given if to Parent or Purchaser, to:

Lee Enterprises, Incorporated
201 N. Harrison Street
Davenport, IA 52801
Attn: Mary E. Junck, Chairman, President & CEO
Fax: (563) 323-9608
      with a copy (which shall not constitute notice) to:

Lane & Waterman LLP
220 N. Main Street, Ste. 600
Davenport, IA 52801
Attn: C. Dana Waterman III, Esq.
Fax: (563) 324-1616
      if to the Company, to:

Pulitzer Inc.
900 N. Tucker Drive
St. Louis, MO 63101
Attention: Robert C. Woodworth
Fax: (314) 340-3127
      with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attention: William Bush, Esq.
Fax: (212) 318-3400
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
      Section 9.03     No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
      Section 9.04     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the Transactions, but no such transfer or assignment will relieve Parent or Purchaser of its obligations hereunder.
      Section 9.05     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

      Section 9.06     Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.
      Section 9.07     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
      Section 9.08     Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Sections 6.07 and 6.12 (which are intended to be for the benefit of the Persons provided for therein and may be enforced by such Persons), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective permitted successors and assigns. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.
      Section 9.09     Entire Agreement. This Agreement, the Company Disclosure Memorandum and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous representations, warranties, agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No prior drafts of this Agreement or portions thereof shall be admissible into evidence in any action, suit or other proceeding involving this Agreement.
      Section 9.10     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
      Section 9.11     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.
      Section 9.12     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement and the Article and Section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
      Section 9.13     Company Disclosure Memorandum. The Company Disclosure Memorandum referred to in this Agreement is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement. Any matter disclosed in a section of the Company Disclosure Memorandum shall be treated as if it were disclosed in other sections of the Company Disclosure Memorandum to which it reasonably applies. No disclosure in the Company Disclosure Memorandum shall be deemed to constitute an admission or representation or raise any inference that such matter rises to the level of materiality or is determinative of any standard of materiality.
      Section 9.14     Personal Liability. Neither this Agreement nor any other document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of the Company or any Subsidiary of the Company.
      Section 9.15     Obligations of Parent and the Company. Whenever this Agreement requires Purchaser or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser or such Subsidiary to take such action and a guarantee on the part of Parent of the performance thereof. Whenever this Agreement requires the Surviving Corporation to take any action, from and after the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Surviving Corporation to take such action and a guarantee on the part of Parent of the performance thereof. Whenever this Agreement requires the Company to take any action after the Effective Time, such requirement shall be deemed to include an undertaking on the part of Parent to cause the Surviving Corporation to take such action and a guarantee on the part of Parent of the performance thereof. Whenever this Agreement require a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and a guarantee on the part of the Company of the performance thereof.
      Section 9.16     Certain Definitions. As used in this Agreement:
           (a) The term “Acquisition Proposal” shall mean any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company or more than 20% of the consolidated net assets of the Company and its Subsidiaries taken as a whole, other than the Transactions.
           (b) The term “Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person; for purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by,” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
           (c) A Person will be deemed to “Beneficially” own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time).

           (d) The term “Business Day” means any day on which commercial banks are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States.
           (e) The term “Knowledge” or any similar formulation of “Knowledge” shall mean, with respect to the Company, the actual knowledge of the Company’s executive officers and each publisher or the most senior executive officer, as the case may be, of any of its Subsidiaries (except that where the Company’s “Knowledge” relates to TNI Partners, “Knowledge” shall mean the actual knowledge of the Company’s executive officers and the publisher of Star Publishing Company), and with respect to the Parent, the actual knowledge of the Parent’s executive officers.
           (f) The term “Person” shall include individuals, corporations, partnerships, trusts, limited liability companies, associations, unincorporated organizations, joint ventures, other entities, groups (which then shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act), labor unions and Governmental Entities.
           (g) The term “Significant Subsidiaries” shall mean Flagstaff Publishing Co., Pantagraph Publishing Co., Pulitzer Newspapers, Inc., Pulitzer Technologies, Inc., St. Louis Post-Dispatch LLC, Star Publishing Company, STL Distribution Services LLC and Suburban Journals of Greater St. Louis LLC.
           (h) The term “Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a fair valuation, exceeds the sum of its debts (including contingent and unliquidated debts), (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured, (iii) such Person does not have unreasonably small capital with which to conduct its business and (iv) such Person does not intend or believe that it will incur debts beyond its ability to pay as they mature. For purposes of this definition, the amount of contingent or unliquidated liabilities at any time shall be the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.
           (i) The term “Superior Proposal” shall mean a bona fide written Acquisition Proposal to acquire more than 50% of the voting power of the Company or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is (i) more favorable to the Company and its stockholders (in their capacities as stockholders) from a financial point of view than the Transactions and (ii) reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is, in the good faith judgment of the Board of Directors of the Company, reasonably capable of being financed by the Person making such Acquisition Proposal.
[signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

LEE ENTERPRISES, INCORPORATED

By:	/s/ MARY E. JUNCK

Name: Mary E. Junck

Title:	Chairman, President and

Chief Executive Officer

PURCHASER:

LP ACQUISITION CORP.

By:	/s/ MARY E. JUNCK

Name: Mary E. Junck

Title:	President

COMPANY:

PULITZER INC.

By:	/s/ ROBERT C. WOODWORTH

Name: Robert C. Woodworth

Title:	President and

Chief Executive Officer

ANNEX A
Certificate of Merger
of
LP Acquisition Corp., a Delaware Corporation,
into
Pulitzer Inc., a Delaware Corporation
* * * * *
Pursuant to Section 251(c) of the Delaware General Corporation Law
* * * * *

The undersigned, being the Surviving Corporation, hereby sets forth as follows:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger are LP Acquisition Corp., a Delaware corporation, and Pulitzer Inc., a Delaware corporation.

SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD: The name of the Surviving Corporation is Pulitzer Inc.

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation. The address of the Surviving Corporation is 900 North Tucker Boulevard, St. Louis, Missouri 63101.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.
* * *

      IN WITNESS WHEREOF, this Certificate of Merger is hereby executed this                     day of                     , 2005.

Pulitzer Inc.

By:

Name:
Title:

EXHIBIT A
Certificate of Incorporation
of
Pulitzer Inc.

RESTATED
CERTIFICATE OF INCORPORATION
OF
PULITZER INC.
      Pulitzer Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1)	The name of the corporation is Pulitzer Inc. The date of filing its original Certificate of Incorporation was May 22, 1998. The Certificate of Incorporation was restated on February 5, 1999.

2)	This Restated Certificate of Incorporation restates the original Certificate of Incorporation, and integrates the Certificate of Merger filed of equal date herewith.

3)	This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware.
      RESOLVED, the text of the Certificate of Incorporation be restated and amended as follows:

FIRST: The name of the corporation is Pulitzer Inc. (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware and the name of its registered agent at such address shall be The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is ten thousand (10,000) shares of Class A voting common stock, with a par value of one dollar ($1.00) per share.

FIFTH: The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such person. Any expenses (including attorneys’ fees) incurred by each person who is or was a director or officer of the Corporation, and the heirs, executors and administrators of such person, in connection with defending any such proceeding in advance of its final disposition shall be paid by the Corporation; provided, however, that if the GCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

SIXTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred on the stockholders, directors and officers herein are granted subject to this reserved power.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

      IN WITNESS WHEREOF, Pulitzer Inc. has caused this Restated Certificate of Incorporation to be signed by its                     and attested to by its Secretary this                     day of                     , 2005.

PULITZER INC.

By:

Its:
ATTEST:

By:

C. Dana Waterman III, Secretary

2

Annex B
Opinion of Goldman, Sachs & Co.
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Tel: 212-902-1000
Fax: 212-902-3000
Goldman Sachs
PERSONAL AND CONFIDENTIAL
January 29, 2005
Board of Directors
Pulitzer Inc.
900 North Tucker Boulevard
St. Louis, MO 63101
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $.01 per share, and Class B common stock, par value $.01 per share (the “Shares”), of Pulitzer Inc. (the “Company”) of the $64.00 per Share in cash to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of January 29, 2005 (the “Agreement”), among Lee Enterprises, Incorporated (“Lee”), LP Acquisition Corp., a wholly owned subsidiary of Lee (“Acquisition Sub”), and the Company.
Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as financial advisor in connection with the Company’s establishment of a partnership with The Herald Company in May 2000, and have previously entered into interest rate swap transactions with the Company from time to time. We also may provide investment banking services to the Company and Lee in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

B-1

Board of Directors
Pulitzer Inc.
January 29, 2005
Page Two
Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Lee and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Lee for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 28, 2003 and of Lee for the five fiscal years ended September 30, 2004; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Lee; certain other communications from the Company and Lee to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the newspaper industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $64.00 per Share in cash to be received by the holders of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

B-2

Annex C
Section 262 of the Delaware General Corporation Law
      Section 262.     APPRAISAL RIGHTS.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within ten days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

— FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL —
PROXY

PULITZER INC.
THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ________, 2005

     Michael E. Pulitzer and Emily Rauh Pulitzer, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of common stock of Pulitzer Inc. (the “Company”) held of record by the undersigned on [March 23], 2005, at the Special Meeting of Stockholders to be held at ___, Eastern Daylight Time, on ___, 2005, at ___, and at any adjournment or postponement thereof.

     Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

     The signor acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on ___, 2005 and the Proxy Statement of the Company, each dated ___, 2005.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Dear Stockholder:

     Pulitzer Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or the telephone, 24 hours a day, 7 days a week. This eliminates the need to return the attached proxy card.

     To vote your shares by these means, please use the control number printed in the box below. The series of numbers that appears in the box below must be used to access the system. To ensure that your vote will be counted, please cast your Internet or telephone vote before 12:01 a.m. on ________________, 2005.

Your vote is important. Thank you for voting.

Vote-by-Internet	Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/ptz	1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

OR

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

Your electronic or telephone vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the attached proxy card.

If you choose to vote your shares electronically or by telephone, there is no need for you to mail back the proxy card.

— DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL —

☒	Please mark your vote as in this example.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1.

1.  Proposal No. 1-Adoption of the Agreement and Plan of Merger, dated as of January 29, 2005, by and among Pulitzer

Inc., Lee Enterprises, Incorporated and LP Acquisition Corp.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

Please sign exactly as name appears hereon. Each joint owner should sign. Executors, administrators, trustees, etc., should give full title.

Signature:	Date	Signature:	Date